UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant    ☐

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☐ Preliminary Proxy Statement
☐ Confidential, For Use of the Commission Only(as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Under Rule 14a-12

Altria Group, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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(4)	Date Filed: April 9, 2009

ALTRIA GROUP, INC.

MICHAEL E. SZYMANCZYK	6601 WEST BROAD STREET
CHAIRMAN OF THE BOARD	RICHMOND, VIRGINIA 23230

April 9, 2009

Dear Fellow Stockholder:

It is my pleasure to invite you to join us at the 2009 Annual Meeting of Stockholders of Altria Group, Inc. to be held on Tuesday, May 19, 2009 at 9:00 a.m., at the Greater Richmond Convention Center, 403 North 3rd Street, Richmond, Virginia 23219.

At this year’s meeting, we will vote on the election of nine directors, the ratification of PricewaterhouseCoopers LLP’s selection as the Company’s independent auditors and, if properly presented, six proposals from stockholders. There will also be a report on the Company’s business, and stockholders will have an opportunity to ask questions.

We anticipate that a large number of stockholders will attend the meeting. Because seating is limited, you may bring only one immediate family member who is 21 years of age or older as a guest. To attend the meeting, you must present an admission ticket and government-issued photographic identification. Please note that you must submit a request for an admission ticket. To request an admission ticket, please follow the instructions set forth on page 2 in response to question 4.

The meeting facilities will open at 7:30 a.m. We suggest you arrive early to facilitate your registration and security clearance. Those needing special assistance at the meeting are requested to write to the Company’s Corporate Secretary at 6601 West Broad Street, Richmond, Virginia 23230. For your comfort and security, you will not be permitted to bring any packages, briefcases, large pocketbooks or bags into the meeting. Also, cellular and digital phones, audio tape recorders, laptops, video and still cameras, pagers and pets will not be permitted into the meeting. We thank you in advance for your patience and cooperation with these rules. While they may seem strict to some, they assist us in conducting a safe and orderly meeting and are in everyone’s interest.

Attached you will find a notice of meeting and proxy statement that contains additional information about the meeting, including the methods that you can use to vote your proxy, such as the telephone or Internet. This year we are pleased to be using the new U.S. Securities and Exchange Commission rule that allows companies to furnish proxy materials to their stockholders primarily over the Internet. We believe this new process will expedite stockholders’ receipt of proxy materials, lower costs of our annual meeting and help conserve natural resources. Accordingly, we are mailing to many of our stockholders a Notice of Internet Availability of Proxy Materials, rather than a paper copy of the Proxy Statement and our 2008 Annual Report to Stockholders. The Notice contains instructions on how to access the proxy materials, vote online and instructions on how stockholders can receive a paper copy of our proxy materials if they wish to do so.

Your vote is important. I encourage you to sign and return your proxy card, or use telephone or Internet voting prior to the meeting, so that your shares of common stock will be represented and voted at the meeting even if you cannot attend.

Sincerely,

For further information about the Annual Meeting,

please call 1-804-484-8838

ALTRIA GROUP, INC.

6601 West Broad Street

Richmond, VA 23230

NOTICE OF 2009 ANNUAL MEETING OF

STOCKHOLDERS OF ALTRIA GROUP, INC.

TIME:	9:00 a.m. on Tuesday, May 19, 2009

PLACE:	The Greater Richmond Convention Center
403 North 3rd Street
Richmond, Virginia

ITEMS OF BUSINESS:	1) To elect nine directors.

2) To ratify the selection of PricewaterhouseCoopers LLP as independent auditors for the Company for the fiscal year ending December 31, 2009.

3) To vote on six stockholder proposals, if properly presented at the meeting.

4) To transact other business properly coming before the meeting.

WHO CAN VOTE:	Stockholders of record on March 30, 2009.

2008 ANNUAL REPORT:	A copy of our 2008 Annual Report is enclosed.

DATE OF MAILING:	This notice and the proxy statement are first being mailed to stockholders on or about April 9, 2009.

Sean X. McKessy
Corporate Secretary

April 9, 2009

WE URGE EACH STOCKHOLDER TO PROMPTLY SIGN AND RETURN THE ENCLOSED PROXY CARD OR TO USE TELEPHONE OR INTERNET VOTING. SEE OUR QUESTION AND ANSWER SECTION FOR INFORMATION ABOUT VOTING BY TELEPHONE OR INTERNET, HOW TO REVOKE A PROXY, AND HOW TO VOTE YOUR SHARES OF COMMON STOCK IN PERSON.

PLEASE NOTE THAT YOU MUST SUBMIT A REQUEST FOR AN ADMISSION TICKET. TO OBTAIN AN ADMISSION TICKET, PLEASE FOLLOW THE INSTRUCTIONS SET FORTH ON PAGE 2 IN RESPONSE TO QUESTION 4.

Important Notice Regarding the Availability of Proxy Materials

For the Stockholder Meeting to be Held on May 19, 2009

The Company’s Proxy Statement and 2008 Annual Report to Stockholders are available at

http://www.altria.com/proxy

ALTRIA GROUP, INC.

6601 WEST BROAD STREET

RICHMOND, VIRGINIA 23230

April 9, 2009

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 19, 2009

Our Board of Directors is furnishing you with this proxy statement to solicit proxies on its behalf to be voted at the 2009 Annual Meeting of Stockholders of Altria Group, Inc. (the “Company”) at 9:00 a.m., at the Greater Richmond Convention Center, 403 North 3rd Street, Richmond, Virginia. The proxies also may be voted at any adjournments or postponements of the meeting.

We are first sending the proxy materials to stockholders on or about April 9, 2009.

All properly executed written proxies, and all properly completed proxies submitted by telephone or by the Internet, that are delivered pursuant to this solicitation will be voted at the meeting in accordance with the directions given in the proxy, unless the proxy is revoked before the meeting.

Only stockholders of record of shares of common stock at the close of business on March 30, 2009 are entitled to notice of and to vote at the meeting, or at adjournments or postponements of the meeting. Each stockholder of record on the record date is entitled to one vote for each share of common stock held. On March 30, 2009, there were 2,067,517,812 shares of common stock issued and outstanding.

QUESTIONS AND ANSWERS ABOUT

THE MEETING AND VOTING

1.    WHAT IS A PROXY?

It is your legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. Michael E. Szymanczyk and Denise F. Keane have been designated as proxies for the 2009 Annual Meeting of Stockholders.

2.    WHAT IS THE RECORD DATE AND WHAT DOES IT MEAN?

The record date for the 2009 Annual Meeting of Stockholders is March 30, 2009. The record date is established by the Board of Directors as required by Virginia law. Stockholders of record (registered stockholders and street name holders) at the close of business on the record date are entitled to:

(a)    receive notice of the meeting; and

(b)    vote at the meeting and any adjournments or postponements of the meeting.

3.    WHAT IS THE DIFFERENCE BETWEEN A REGISTERED STOCKHOLDER AND A STOCKHOLDER WHO HOLDS STOCK IN STREET NAME?

If your shares of stock are registered in your name on the books and records of our transfer agent, you are a registered stockholder.

If your shares of stock are held for you in the name of your broker or bank, your shares are held in street name. The answer to Question 15 describes brokers’ discretionary voting authority and when your bank or broker is permitted to vote your shares of stock without instructions from you.

4.    HOW DO I OBTAIN ADMISSION TO THE MEETING?

To obtain admission to the meeting, you must request an admission ticket. Because seating is limited, you may bring only one immediate family member as a guest. As we will be discussing our tobacco products at the meeting, all immediate family member guests must be over 21 years of age. In addition, all meeting attendees must present government-issued photographic identification at the meeting. Please submit your request for an admission ticket by Monday, May 4, 2009, by mailing or faxing a request to the Company’s Corporate Secretary at 6601 West Broad Street, Richmond, Virginia 23230, facsimile: 1-800-352-6172 (from within the United States) or 1-914-272-0985 (from outside the United States). Please include the following information:

-	your name and mailing address;
-	whether you need special assistance at the meeting;
-	the name and age of your immediate family member, if one will accompany you; and
-	if your shares are held for you in the name of your broker or bank, evidence of your stock ownership (such as a letter from your broker or bank or a photocopy of a current brokerage or other account statement) as of March 30, 2009.

5.    WHAT ARE THE DIFFERENT METHODS THAT I CAN USE TO VOTE MY SHARES OF COMMON STOCK?

(a)    By Telephone and Internet Proxy:    All registered stockholders of record can vote their shares of common stock by touchtone telephone from the United States and Canada, using the toll-free telephone number on the proxy card, or by the Internet, using the procedures and instructions described on the proxy card and other enclosures. Street name holders of record may vote by telephone or the Internet if their banks or brokers make those methods available. If that is the case, each bank or broker will enclose instructions with the proxy statement. The telephone and Internet voting procedures, including the use of control numbers, are designed to authenticate stockholders’ identities, to allow stockholders to vote their shares, and to confirm that their instructions have been properly recorded.

(b)    In Writing:    All stockholders of record also can vote by mailing their completed and signed proxy card (in the case of registered stockholders) or their completed and signed vote instruction form (in the case of street name holders).

(c)    In Person:    All stockholders may vote in person at the meeting (unless they are street name holders without a legal proxy).

6.    HOW CAN I REVOKE A PROXY?

You can revoke a proxy prior to the completion of voting at the meeting by:

(a)    giving written notice to the Corporate Secretary of the Company;

(b)    delivering a later-dated proxy; or

(c)    voting in person at the meeting.

7.    ARE VOTES CONFIDENTIAL? WHO COUNTS THE VOTES?

We will continue our long-standing practice of holding the votes of each stockholder in confidence from directors, officers and employees except: (a) as necessary to meet applicable legal requirements and to assert or defend claims for or against the Company, (b) in case of a contested proxy solicitation, (c) if a stockholder makes a written comment on the proxy card or otherwise communicates his or her vote to management, or (d) to allow the independent inspectors of election to certify the results of the vote. We will also continue, as we have for many years, to retain an independent tabulator to receive and tabulate the proxies and independent inspectors of election to certify the results.

8.    WHAT ARE THE VOTING CHOICES WHEN VOTING ON DIRECTOR NOMINEES, AND WHAT VOTE IS NEEDED TO ELECT DIRECTORS?

When voting on the election of director nominees to serve until the 2010 Annual Meeting of Stockholders, stockholders may:

(a)    vote in favor of a nominee;

(b)    vote against a nominee; or

(c)    abstain from voting on a nominee.

Directors will be elected by a majority of the votes cast. A majority of the votes cast means that a number of votes “FOR” a director nominee must exceed the number of votes “AGAINST” that nominee. Any director who receives a greater number of votes “AGAINST” his or her election than votes “FOR” such election shall offer to tender his or her resignation to the Board. The Nominating, Corporate Governance and Social Responsibility Committee shall consider the offer and recommend to the Board whether to accept or reject the offer. The full Board will consider all factors it deems relevant to the best interests of the Company, make a determination and publicly disclose its decision and rationale within 90 days after confirmation of the election results.

The Board recommends a vote “FOR” all of the nominees.

9.    WHAT ARE THE VOTING CHOICES WHEN VOTING ON THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP, AND WHAT VOTE IS NEEDED TO RATIFY THEIR SELECTION?

When voting on the ratification of the selection of PricewaterhouseCoopers LLP as independent auditors for the Company, stockholders may:

(a)    vote in favor of the ratification;

(b)    vote against the ratification; or

(c)    abstain from voting on the ratification.

The selection of the independent auditors will be ratified if the votes cast “FOR” exceed the votes cast “AGAINST.”

The Board recommends a vote “FOR” this proposal.

10.    WHAT ARE THE VOTING CHOICES WHEN VOTING ON EACH STOCKHOLDER PROPOSAL PROPERLY PRESENTED AT THE MEETING AND WHAT VOTE IS NEEDED TO APPROVE ANY OF THESE STOCKHOLDER PROPOSALS?

A separate vote will be held on each stockholder proposal that is properly presented at the meeting. When voting on each of the stockholder proposals, stockholders may:

(a)    vote in favor of the proposal;

(b)    vote against the proposal; or

(c)    abstain from voting on the proposal.

A stockholder proposal will be approved if the votes cast “FOR” the proposal exceed the votes cast “AGAINST.”

The Board recommends a vote “AGAINST” each of the stockholder proposals.

11.    WHAT IF A STOCKHOLDER DOES NOT SPECIFY A CHOICE FOR A MATTER WHEN RETURNING A PROXY?

Stockholders should specify their choice for each matter on the enclosed proxy. If no specific instructions are given, proxies that are signed and returned will be voted FOR the election of all director nominees, FOR the proposal to ratify the selection of PricewaterhouseCoopers LLP and AGAINST each of the stockholder proposals.

12.    WHO IS ENTITLED TO VOTE?

You may vote if you owned stock as of the close of business on March 30, 2009. Each share of common stock is entitled to one vote. As of March 30, 2009, we had 2,067,517,812 shares of common stock outstanding.

13.    HOW DO I VOTE IF I PARTICIPATE IN THE DIVIDEND REINVESTMENT PLAN?

The proxy card you have received includes your dividend reinvestment plan shares. You may vote your shares through the Internet, by telephone or by mail, all as described on the enclosed proxy card.

14.    WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE PROXY CARD?

It means that you have multiple accounts with brokers and/or our transfer agent. Please vote all of these shares. We recommend that you contact your broker and/or our transfer agent to consolidate as many accounts as possible under the same name and address. Our transfer agent is Computershare Trust Company, N.A., P.O. Box 43078, Providence, RI 02940-3078 or you can reach Computershare at 1-800-442-0077 (from within the United States or Canada) or 1-781-575-3572 (from outside the United States or Canada).

15.    WILL MY SHARES BE VOTED IF I DO NOT PROVIDE MY PROXY?

Your shares may be voted if they are held in the name of a brokerage firm, even if you do not provide the brokerage firm with voting instructions. Brokerage firms have the authority under New York Stock Exchange rules to vote shares for which their customers do not provide voting instructions on certain “routine” matters.

The election of directors and ratification of the selection of PricewaterhouseCoopers LLP as independent auditors of the Company are considered “routine” matters for which brokerage firms may vote unvoted shares. The other proposals to be voted on at our meeting are not considered “routine” under New York Stock Exchange rules. When a proposal is not a “routine” matter and the brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. This is called a broker non-vote.

16.    ARE ABSTENTIONS AND BROKER NON-VOTES COUNTED?

Abstentions and broker non-votes will not be included in vote totals and will not affect the outcome of the vote.

17.    MAY STOCKHOLDERS ASK QUESTIONS AT THE MEETING?

Yes. The Chairman will answer stockholders’ questions of general interest during the question and answer period of the meeting. In order to provide an opportunity for everyone who wishes to ask a question, stockholders will be limited to two (2) minutes. Stockholders may ask a question a second time only after all others have had their turn. When speaking, stockholders must direct questions to the Chairman and confine their questions to matters that relate directly to the business of the meeting.

18.    HOW MANY VOTES MUST BE PRESENT TO HOLD THE MEETING?

Your shares are counted as present at the meeting if you attend the meeting and vote in person or if you properly return a proxy by Internet, telephone or mail. In order for us to conduct our meeting, a majority of our outstanding shares of common stock as of March 30, 2009, must be present in person or by proxy at the meeting. This is referred to as a quorum. Abstentions and shares of record held by a broker or its nominee (“Broker Shares”) that are voted on any matter are included in determining the number of votes present. Broker Shares that are not voted on any matter will not be included in determining whether a quorum is present.

BOARD OF DIRECTORS

Board of Directors

The primary responsibility of the Board of Directors (the “Board”) is to foster the long-term success of the Company, consistent with its fiduciary duty to the stockholders. The Board has responsibility for establishing broad corporate policies, setting strategic direction, and overseeing management, which is responsible for the day-to-day operations of the Company. In fulfilling this role, each director must exercise his or her good faith business judgment of the best interests of the Company.

The Board holds regular meetings typically during the months of January, February, May, August, October and December, and special meetings are held when necessary. The organizational meeting follows the Annual Meeting of Stockholders. One of the meetings is devoted to reviewing the Company’s strategic plan. The Board held twelve meetings in 2008. The Board meets in executive session at every Board meeting. Directors are expected to attend Board meetings, the Annual Meeting of Stockholders and meetings of the Committees on which they serve, with the understanding that on occasion a director may be unable to attend a meeting. During 2008, all nominees for director attended at least 75% of the aggregate number of meetings of the Board and all Committees on which they served. In addition, all directors attended the 2008 Annual Meeting of Stockholders.

The Board has adopted Corporate Governance Guidelines. In addition, the Company has adopted the Altria Code of Conduct for Compliance and Integrity, which applies to all of its employees, including its principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions, as well as a code of business conduct and ethics that applies to the members of the Company’s Board. The Board has also adopted a policy with regard to reviewing certain transactions in which the Company is a participant and an officer, director or nominee for director has, had or may have a direct or indirect material interest. All of these documents are available free of charge on the Company’s website, www.altria.com/governance, and will be provided free of charge to any stockholders requesting a copy by writing to: Corporate Secretary, Altria Group, Inc., 6601 West Broad Street, Richmond, Virginia 23230.

The information on the Company’s website is not, and shall not be deemed to be, a part of this proxy statement or incorporated into any other filings the Company makes with the Securities and Exchange Commission.

Presiding Director

The non-management directors annually elect one independent director to be the Presiding Director. The Presiding Director’s responsibilities are to:

•	Preside over executive sessions of the non-management directors and at all meetings at which the Chairman is not present;
•	Call meetings of the non-management directors as he or she deems necessary;
•	Serve as liaison between the Chairman and the non-management directors;
•	Develop and coordinate agendas and schedules for Board meetings with the Chairman;
•	Advise the Chairman of the Board’s informational needs;
•	Together with the Chairman of the Compensation Committee, communicate goals and objectives to the Chairman and Chief Executive Officer and the results of the evaluation of his performance; and
•	Be available for consultation and communication if requested by major stockholders.

The Presiding Director is invited to attend all meetings of Committees of the Board of which he or she is not a member.

Robert E. R. Huntley currently serves as the Presiding Director.

Communications with the Board

Stockholders and other interested parties who wish to communicate with the Board may do so by writing to the Presiding Director, Board of Directors of Altria Group, Inc., 6601 West Broad Street, Richmond, Virginia 23230. The non-management directors have established procedures for the handling of communications from stockholders and other interested parties and directed the Corporate Secretary to act as their agent in processing any communications received. All communications that relate to matters that are within the scope of the responsibilities of the Board and its Committees are to be forwarded to the Presiding Director. Communications that relate to matters that are within the responsibility of one of the Board Committees are also to be forwarded to the Chair of the appropriate Committee. Communications that relate to ordinary business matters that are not within the scope of the Board’s responsibilities, such as customer complaints, are to be sent to the appropriate subsidiary. Solicitations, junk mail and obviously frivolous or inappropriate communications are not to be forwarded, but will be made available to any non-management director who wishes to review them.

Committees of the Board

The Board has established various separately-designated standing committees of the Board (the “Committees”) to assist it with the performance of its responsibilities. These Committees and their members are listed below. The Board designates the members of these Committees and the Committee Chairs annually at its organizational meeting following the Annual Meeting of Stockholders, based on the recommendations of the Nominating, Corporate Governance and Social Responsibility Committee. The Board has adopted written charters for each of these Committees and these charters are available on the Company’s website at www.altria.com/governance. The Chair of each Committee develops the agenda for that Committee and determines the frequency and length of Committee meetings.

The Audit Committee consists entirely of non-management directors all of whom the Board has determined are independent within the meaning of the listing standards of the New York Stock Exchange and Rule 10A-3 of the Securities Exchange Act of 1934, as amended. Its responsibilities are set forth in the Audit Committee Charter, which is available on the Company’s website at www.altria.com/governance. The Committee was established pursuant to Section 3(a)(58)(A) of the Securities Exchange Act of 1934. The Committee’s responsibility is to assist the Board in its oversight of (i) the Company’s financial statements and financial reporting processes and systems of internal control, (ii) the qualifications, independence and performance of the Company’s independent auditors, (iii) the internal audit function and (iv) the Company’s compliance with legal and regulatory requirements. The Committee is also responsible for preparing the Audit Committee Report that the rules of the Securities and Exchange Commission require the Company to include in the proxy statements. The Committee met eight times in 2008. The current members of the Committee are: George Muñoz (Chair); Elizabeth E. Bailey; Thomas F. Farrell II; Robert E. R. Huntley; and Thomas W. Jones. See pages 66 to 67 for further matters related to the Audit Committee, including its Report for the year 2008.

The Board has determined that all members of the Audit Committee are financially literate and that George Muñoz and at least one other member of the Committee are “audit committee financial experts” within the meaning set forth in the regulations of the Securities and Exchange Commission. No member of the Audit Committee received any payments in 2008 from Altria Group, Inc. or its subsidiaries other than compensation received as a director of Altria Group, Inc.

The Compensation Committee consists entirely of non-management directors all of whom the Board has determined are independent within the meaning of the listing standards of the New York Stock Exchange. Its responsibilities are set forth in the Compensation Committee Charter, which is available on the Company’s website at www.altria.com/governance. The Committee discharges the Board’s responsibilities relating to executive compensation, produces an annual Compensation Committee report to be included in the Company’s proxy statement and reviews the succession plans for the chief executive officer and other senior executives. In addition, the Committee reviews and makes recommendations regarding compensation disclosures to be provided in the Company’s Securities and Exchange Commission filings, including the “Compensation Discussion and Analysis” and narrative descriptions in the Committee’s disclosure of its procedures in determining executive compensation. This Committee met five times in 2008. The current members of the Committee are: Robert E. R. Huntley (Chair); Elizabeth E. Bailey; Gerald L. Baliles; Thomas F. Farrell II; and Thomas W. Jones. See pages 18 through 20 for further matters related to the Compensation Committee, including a discussion of its procedures and its report on the Compensation Discussion and Analysis appearing on pages 21 through 65.

The Executive Committee has the responsibilities set forth in the Executive Committee Charter, which is available on the Company’s website at www.altria.com/governance. The Committee has authority to act for the Board during intervals between Board meetings to the extent permitted by law. This Committee did not meet in 2008. The current members of the Committee are: Michael E. Szymanczyk (Chair); Elizabeth E. Bailey; Robert E. R. Huntley; Thomas W. Jones; and George Muñoz.

The Finance Committee has the responsibilities set forth in the Finance Committee Charter, which is available on the Company’s website at www.altria.com/governance. The Committee monitors the Company’s financial condition, oversees the sources and uses of cash flow and the investment of certain employee benefit plan assets and advises the Board with respect to financing needs, dividend policy, share repurchase programs and other financial matters. This Committee met five times in 2008. The current members of the Committee are: Thomas W. Jones (Chair); Elizabeth E. Bailey; Dinyar S. Devitre; Robert E. R. Huntley; George Muñoz; and Nabil Y. Sakkab.

The Innovation Committee was established by the Board of Directors on October 28, 2008. The Committee has the responsibilities set forth in the Innovation Committee Charter, which is available on the Company’s website at www.altria.com/governance. The Committee assists the Board in its oversight of the strategic goals and objectives of the Company’s research, development and engineering programs and technological initiatives. This Committee did not meet in 2008. The current members of the Committee are: Nabil Y. Sakkab (Chair); Gerald L. Baliles; Dinyar S. Devitre; and George Muñoz.

The Nominating, Corporate Governance and Social Responsibility Committee consists entirely of non-management directors all of whom the Board has determined are independent within the meaning of the listing standards of the New York Stock Exchange. This Committee has the responsibilities set forth in the Nominating, Corporate Governance and Social Responsibility Committee Charter, which is available on the Company’s website at www.altria.com/governance. The Committee identifies individuals qualified to become Board members consistent with the criteria approved by the Board and recommends a slate of nominees for election at each annual meeting of stockholders; makes recommendations to the Board concerning the appropriate size, function, needs and composition of the Board and its committees; advises the Board on corporate governance matters, including developing and recommending to the Board the Company’s corporate governance principles; oversees the self-evaluation process of the Board and its committees; and provides oversight of the Company’s public affairs, corporate reputation and societal alignment strategies. This Committee met five times in 2008. The current members of the Committee are: Elizabeth E. Bailey (Chair); Gerald L. Baliles; Thomas F. Farrell II; Robert E. R. Huntley; George Muñoz; and Nabil Y. Sakkab. See page 9 for a description of the process the Nominating, Corporate Governance and Social Responsibility Committee follows in nominating directors.

ELECTION OF DIRECTORS

Process for Nominating Directors

The Nominating, Corporate Governance and Social Responsibility Committee is responsible for identifying and evaluating nominees for director and for recommending to the Board a slate of nominees for election at the Annual Meeting of Stockholders.

In evaluating the suitability of individuals for Board membership, the Committee takes into account many factors, including whether the individual meets requirements for independence; the individual’s general understanding of the various disciplines relevant to the success of a large publicly-traded company in today’s global business environment; the individual’s understanding of the Company’s businesses and markets; the individual’s professional expertise and educational background; and other factors that promote diversity of views and experience. The Committee evaluates each individual in the context of the Board as a whole, with the objective of recommending a group of directors that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment, using its diversity of experience. In determining whether to recommend a director for re-election, the Committee also considers the director’s past attendance at meetings and participation in and contributions to the activities of the Board. The Committee has not established any specific minimum qualification standards for nominees to the Board, although from time to time the Committee may identify certain skills or attributes (e.g., financial experience and global business experience) as being particularly desirable to help meet specific Board needs that have arisen. The Committee does not distinguish between nominees recommended by stockholders and other nominees.

In identifying potential candidates for Board membership, the Committee relies on suggestions and recommendations from the Board, stockholders, management and others. Stockholders wishing to suggest candidates to the Committee for consideration as directors must submit a written notice to the Corporate Secretary, who will provide it to the Committee. The Company’s By-Laws set forth the procedures a stockholder must follow to nominate directors. These procedures are summarized in this proxy statement under the caption “2010 Annual Meeting.”

The Nominees

It is proposed that nine directors, seven of whom are independent directors, be elected to hold office until the next Annual Meeting of Stockholders and until their successors have been elected. The Nominating, Corporate Governance and Social Responsibility Committee has recommended to the Board, and the Board has approved, the persons named and, unless otherwise marked, a proxy will be voted for such persons. Each of the nominees currently serves as a director and, with the exception of Dr. Sakkab, was elected by the stockholders at the 2008 Annual Meeting. Dr. Sakkab was identified and proposed as a candidate for service on the Board by Mr. Szymanczyk and the Nominating, Corporate Governance and Social Responsibility Committee.

Independence of Nominees

The Board has determined that each of the following nominees for director is independent in that such nominee has no material relationship with the Company: Elizabeth E. Bailey, Gerald L. Baliles, Thomas F. Farrell II, Robert E. R. Huntley, Thomas W. Jones, George Muñoz and Nabil Y. Sakkab. To assist it in making these determinations, the Board has adopted categorical standards of director independence that are set forth in Annex A to the Corporate Governance Guidelines, which is available on the Company’s website at www.altria.com/governance. Each of the above-named nominees qualifies as independent under these standards. In making its affirmative determination that these directors are independent, the Nominating, Corporate Governance and Social Responsibility Committee considered the fact that during 2008, prior to being appointed to the Board, Philip Morris USA, a wholly-owned subsidiary of the Company, retained Dr. Sakkab to consult on a periodic basis regarding best practices in organizational and business processes in research, development and engineering. The Committee also considered the facts that Mr. Farrell and immediate family members (as defined in the Policy on Related Persons Transactions, which is available on the Company’s website at www.altria.com/governance) of Dr. Bailey, Mr. Baliles, Mr. Farrell and Dr. Sakkab are employed by entities with which the Company or its subsidiaries do business in the ordinary course on terms comparable to those provided to unrelated third parties and that neither Mr. Farrell nor any immediate family member of Dr. Bailey, Mr. Baliles, Mr. Farrell or Dr. Sakkab is involved in or directly benefits from such business. The Committee determined that none of these transactions created a direct or indirect material benefit to the directors.

Although it is not anticipated that any of the persons named below will be unable or unwilling to stand for election, a proxy, in the event of such an occurrence, may be voted for a substitute designated by the Board. However, in lieu of designating a substitute, the Board may amend the Company’s By-Laws to reduce the number of directors.

Elizabeth E. Bailey John C. Hower Professor of Business and Public Policy, The Wharton School of the University of Pennsylvania, Philadelphia, PA Director since 1989 Age: 70	Dr. Bailey assumed her present position in July 1991, having served from July 1990 to June 1991 as a professor of industrial administration at Carnegie-Mellon University and as a visiting scholar at the Yale School of Organization and Management. From 1983 to 1990, she was Dean of the Graduate School of Industrial Administration of Carnegie-Mellon University. Dr. Bailey serves as a trustee of Teachers Insurance and Annuity Association, the National Bureau of Economic Research and as an honorary trustee of The Brookings Institution. Dr. Bailey is Chair of the Nominating, Corporate Governance and Social Responsibility Committee and a member of the Audit, Compensation, Executive, and Finance Committees.

Gerald L. Baliles Director, Miller Center of Public Affairs at the University of Virginia, Charlottesville, Virginia Director since 2008 Age: 68	Mr. Baliles is the director of the Miller Center of Public Affairs at the University of Virginia, a leading public policy institution. He has held this position since April 2006. From 1990 to April 2006, he served as a partner in the firm of Hunton & Williams LLP, headquartered in Richmond, Virginia. From 1986 through 1990, Mr. Baliles served as the 65th Governor of the Commonwealth of Virginia. Mr. Baliles serves on the board of the Norfolk Southern Corporation and has served on the boards of the Greater Richmond World Affairs Council, the Greater Richmond Transportation Advocacy Board, and the Richmond Symphony Council. Mr. Baliles is a member of the Compensation, Innovation, and Nominating, Corporate Governance and Social Responsibility Committees.

Dinyar S. Devitre Special Advisor, General Atlantic Partners Greenwich, CT Director since 2008 Age: 61	Mr. Devitre is Special Advisor to General Atlantic Partners, a private equity firm. In March 2008, Mr. Devitre retired from his position as Senior Vice President and Chief Financial Officer of Altria Group, Inc. Prior to Mr. Devitre’s appointment to this position in April 2002, he held a number of senior management positions with the Company. He is a director of Western Union Company, SABMiller plc and a trustee of the Lincoln Center Inc., the Asia Society and the Brooklyn Academy of Music. Mr. Devitre is a member of the Finance and Innovation Committees.

Thomas F. Farrell II Chairman, President and Chief Executive Officer, Dominion Resources, Inc., Richmond, VA Director since 2008 Age: 54	Mr. Farrell is the Chairman, President and Chief Executive Officer of Dominion Resources, Inc., one of the nation’s largest producers of energy. He became President and Chief Executive Officer of Dominion Resources, Inc. effective January 1, 2006 and was elected Chairman in April 2007. From January 1, 2004 through December 31, 2006, he served as President and Chief Operating Officer of Dominion Resources, Inc. and prior to that as Executive Vice President. He is Chairman of the Board and Chief Executive Officer of Virginia Electric and Power Company and Chairman, President and Chief Executive Officer of CNG, both wholly-owned subsidiaries of Dominion Resources, Inc. He is also a director of the Institute of Nuclear Power Operations (INPO). Mr. Farrell is a member of the Audit, Compensation, and Nominating, Corporate Governance and Social Responsibility Committees.

Robert E. R. Huntley Retired lawyer, educator and businessman Director since 1976 Age: 79	Mr. Huntley retired as counsel to the law firm of Hunton & Williams LLP in December 1995, a position he had held since December 1988. Previously, Mr. Huntley had served as Chairman, President and Chief Executive Officer of Best Products Co., Inc., Professor of Law at Washington and Lee School of Law and President of Washington and Lee University. He is the Presiding Director, Chair of the Compensation Committee, and a member of the Audit, Executive, Finance, and Nominating, Corporate Governance and Social Responsibility Committees.

Thomas W. Jones Senior Partner, TWJ Capital LLC, Stamford, CT Director since 2002 Age: 59	Mr. Jones assumed his position as Senior Partner of TWJ Capital LLC, an investment company, in May 2005. From August 1999 to October 2004, he held the position of Chairman and Chief Executive Officer of Global Investment Management with Citigroup Inc. He joined Travelers Group as Vice Chairman in 1997 and served as Chairman and Chief Executive Officer of Smith Barney Asset Management until August 1999. Prior to joining Travelers Group, Mr. Jones served as Vice Chairman of TIAA-CREF, the largest pension system in the United States, from 1993 to 1997. Mr. Jones currently serves as a director of the following privately held companies: MVP Group International, Kool Span, Inc., and Floor and Décor Outlets of America. He is also a trustee emeritus of Cornell University. Mr. Jones is Chair of the Finance Committee and a member of the Audit, Compensation, and Executive Committees.

George Muñoz Principal, Muñoz Investment Banking Group, LLC, Washington, DC Partner, Tobin, Petkus & Muñoz, Chicago, IL Director since 2004 Age: 57	Mr. Muñoz is a principal of the Washington, D.C.-based firm of Muñoz Investment Banking Group, LLC. He is also a partner in the Chicago-based law firm of Tobin, Petkus & Muñoz. He served as President and Chief Executive Officer of the Overseas Private Investment Corporation from 1997 to January 2001. From 1993 to 1997, Mr. Muñoz was Chief Financial Officer and Assistant Secretary of the United States Treasury Department. He is a member of the Board of Directors of Marriott International, Inc. and Anixter International, Inc. He also serves on the Board of Trustees of the National Geographic Society. Mr. Muñoz is Chair of the Audit Committee and a member of the Executive, Finance, Innovation, and Nominating, Corporate Governance and Social Responsibility Committees.

Nabil Y. Sakkab Retired Senior Vice President, Corporate Research and Development, The Procter & Gamble Company, Cincinnati, OH Director since 2008 Age: 61	Dr. Sakkab held a variety of positions at Procter & Gamble beginning in 1974. He retired in November 2007 as Senior Vice President, Corporate Research and Development. Dr. Sakkab serves on the board of Givaudan SA. Dr. Sakkab is Chair of the Innovation Committee and a member of the Finance and Nominating, Corporate Governance and Social Responsibility Committees.

Michael E. Szymanczyk Chairman and Chief Executive Officer Altria Group, Inc., Richmond, VA Director since 2008 Age: 60	Mr. Szymanczyk was appointed Chairman and Chief Executive Officer of Altria Group, Inc. in March 2008. From August 2002 through July 2008, Mr. Szymanczyk served as Chairman, President and Chief Executive Officer of Philip Morris USA Inc. He serves on the board of trustees of the University of Richmond, the Virginia Commonwealth University School of Engineering Foundation, the United Negro College Fund and the Richmond Performing Arts Center. Mr. Szymanczyk is Chair of the Executive Committee.

Compensation of Directors

Directors who are full-time employees of the Company receive no additional compensation for services as a director. With respect to non-employee directors, the Company’s philosophy is to provide competitive compensation and benefits necessary to attract and retain high-quality non-employee directors. The Board believes that a substantial portion of director compensation should consist of equity-based compensation to assist in aligning directors’ interests with the interests of stockholders.

The Nominating, Corporate Governance and Social Responsibility Committee periodically reviews director compensation taking into account the Company’s Compensation Survey Group (described below), considers the appropriateness of the form and amount of director compensation and makes recommendations to the Board concerning such compensation with a view toward attracting and retaining qualified directors. Based on the latest available data, total compensation for the Company’s non-employee directors ranked within the third quartile (i.e., between the 50th percentile and the 75th percentile) of the Company’s Compensation Survey Group.

From January 1, 2008 through the March 28, 2008 date of the spin-off of Philip Morris International Inc. (“PMI”), non-employee directors received an annual cash retainer and fees of $2,000 ($2,500 for committee chairs) for each Board and Committee meeting attended from January 1, 2008 to March 28, 2008, when the meeting fees were eliminated. In February 2008, in addition to eliminating the per meeting fees, the Board of Directors approved the following recommendation of the Nominating, Corporate Governance and Social Responsibility Committee with respect to director compensation:

•	$100,000 annual cash retainer;

•	$20,000 annual cash retainer for the Presiding Director and the Chairs of the Audit and Compensation Committees;

•	$10,000 retainer for Chairs of the Innovation, Finance, and Nominating, Corporate Governance and Social Responsibility Committees;

•	$5,000 annual membership fee for each member of each Committee; and

•	Increase of the stock award value from $120,000 to $140,000.

Pursuant to the 2005 Stock Compensation Plan for Non-Employee Directors, approved by stockholders at the 2005 Annual Meeting on April 28, 2005, each non-employee director received an annual share award on May 28, 2008 of that number of shares of common stock having an aggregate fair market value of $140,000 on the date of grant (6,263 shares of common stock with a fair market value of $22.355 per share).

The following table presents the compensation received by the non-employee directors for fiscal year 2008.

NON-EMPLOYEE DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1) (2)	Total
Elizabeth E. Bailey	$135,087.71	$140,000.00	$275,087.71
Gerald L. Baliles	92,549.45	140,000.00	232,549.45
Dinyar S. Devitre	80,549.45	140,000.00	220,549.45
Thomas F. Farrell II	92,549.45	140,000.00	232,549.45
Robert E. R. Huntley	163,000.00	140,000.00	303,000.00
Thomas W. Jones	124,022.75	140,000.00	264,022.75
George Muñoz	134,000.00	140,000.00	274,000.00
Nabil Y. Sakkab	17,663.04	0.00	17,663.04

(1)	Pursuant to the 2005 Stock Compensation Plan for Non-Employee Directors, on May 28, 2008, each non-employee director who served at that time received 6,263 shares of common stock with an aggregate fair market value of $140,000. The fair market value of the shares of $22.355 per share was based on the average of the high and low price of Altria Group, Inc. common stock on May 28, 2008. In addition, each of these non-employee directors was paid dividends totaling $3,820.43 on this award during 2008. Dr. Sakkab joined the Board on October 28, 2008 and therefore did not receive any stock award in 2008.

(2)	Options were awarded to directors in 2000, 2001 and 2002. No options have been awarded to directors since 2002. As of December 31, 2008, option awards were outstanding for the following directors in the following aggregate amounts: Dr. Bailey, 14,334; and Mr. Jones, 2,295.

A non-employee director may elect to defer the award of shares of common stock and all or part of their retainers. Pursuant to the Deferred Fee Plan for Non-Employee Directors, deferred retainers are “credited” to an unfunded account and may be “invested” in eight “investment choices,” including an Altria common stock equivalent account. These “investment choices” parallel the investment options offered to employees under the Altria Group, Inc. Deferred Profit-Sharing Plan and determine the “earnings” that are credited for bookkeeping purposes to a non-employee director’s account. Subject to certain restrictions, a non-employee director is permitted to take cash distributions, in whole or in part, from his or her account either prior to or following termination of service.

Non-employee directors also are covered by business travel and accident insurance, which the Company maintains for their benefit when they travel on Company business, as well as group life insurance.

OWNERSHIP OF EQUITY SECURITIES

The following table shows the number of shares of common stock beneficially owned as of March 1, 2009, by each director, nominee for director, executive officer named in the Summary Compensation Table and the current directors and executive officers of the Company as a group. Unless otherwise indicated, each of the named individuals has sole voting and investment power with respect to the shares shown. The beneficial ownership of each director and executive officer is less than 1% of the outstanding shares.

Name	Amount and Nature of Beneficial Ownership (1) (2)
Elizabeth E. Bailey	54,695
Gerald L. Baliles	6,611
Martin J. Barrington	237,751
David R. Beran	545,007
Louis C. Camilleri	2,076,455
Dinyar S. Devitre	161,674
Thomas F. Farrell II	9,103
Robert E. R. Huntley	54,474
Craig A. Johnson	239,507
Thomas W. Jones	31,074
Denise F. Keane	319,185
George Muñoz	14,462
John R. Nelson	566,503
Nabil Y. Sakkab	0
Michael E. Szymanczyk	1,570,370
Group (21 persons)	4,714,451

(1)	Includes maximum number of shares as to which these individuals can acquire beneficial ownership upon the exercise of stock options that are currently vested or that will vest before May 1, 2009 as follows: Dr. Bailey, 14,334; Mr. Barrington, 25,908; Mr. Beran, 118,069; Mr. Camilleri, 1,416,910; Mr. Jones, 2,295; Ms. Keane, 125,721; Mr. Nelson, 267,332; Mr. Szymanczyk, 630,243; and group, 1,320,037. Also includes shares of restricted common stock as follows: Mr. Barrington, 89,030; Mr. Beran, 100,900; Mr. Camilleri, 175,000; Mr. Johnson, 138,550; Ms. Keane, 89,030; Mr. Nelson, 126,680; Mr. Szymanczyk, 450,000; and group, 1,563,930.

(2)	Includes shares as to which voting and/or investment power is shared with or controlled by another person and as to which beneficial ownership is not disclaimed as follows: Mr. Devitre, 50,485 (shares held in GRAT) and 6,263 (shares held in joint tenancy); Mr. Huntley, 3,600 (shares held in joint tenancy); Mr. Nelson, 1,178 (shares held in joint tenancy); and group, 70,404. Also includes shares of deferred stock as follows: Dr. Bailey, 24,444; Mr. Baliles, 6,603; Mr. Barrington, 54,131; Mr. Beran, 77,298; Mr. Camilleri, 152,527; Mr. Farrell, 6,603; Mr. Johnson, 65,480; Mr. Jones, 23,660; Ms. Keane, 53,651; Mr. Muñoz, 13,462; Mr. Nelson, 58,221; Mr. Szymanczyk, 128,102; and group, 609,463. Mr. Camilleri’s deferred stock total reflects the cancellation of his 2008 Altria deferred stock grant (330,280 shares), which was replaced by a grant of PMI deferred stock following the March 28, 2008 spin-off of PMI.

In addition to the shares shown in the table above, as of March 1, 2009, those directors who participate in the Company’s director deferred fee program had the following Altria share equivalents allocated to their accounts: Dr. Bailey, 21,684; Mr. Farrell, 2,499; Mr. Huntley, 16,908; and Mr. Muñoz, 8,468. See “Compensation of Directors” on pages 14 and 15 for a description of the deferred fee program for directors.

Section 16(a) Beneficial Reporting Compliance

The Company believes that during 2008 all reports for the Company’s executive officers and directors that were required to be filed under Section 16 of the Securities Exchange Act of 1934 were filed on a timely basis.

COMPENSATION COMMITTEE MATTERS

Introduction

The Compensation Committee consists entirely of non-management directors all of whom our Board has determined are independent within the meaning of the listing standards of the New York Stock Exchange. Its responsibilities are described below and set forth in the Compensation Committee Charter, which is available on the Company’s website at www.altria.com/governance. The current members of the Committee are: Robert E. R. Huntley (Chair); Elizabeth E. Bailey; Gerald L. Baliles; Thomas F. Farrell II; and Thomas W. Jones.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee at any time during 2008 or at any other time had any relationship with us that would be required to be disclosed as a related person transaction. During 2008, none of our executive officers served on the board of directors or compensation committee of another entity one or more of whose executive officers served as a member of our Board of Directors or Compensation Committee.

Compensation Committee Procedures

Scope of Authority

The responsibilities of the Compensation Committee are set forth in its charter and include, among other duties, the responsibility to:

•

make recommendations to the Board with respect to incentive compensation plans and equity- based plans, to administer and make awards under such plans and to review the cumulative effect of its actions;

•

review and approve corporate goals and objectives relevant to the compensation of our chief executive officer, to evaluate the performance of our chief executive officer in light of these goals and objectives, and determine and approve the compensation of our chief executive officer based on this evaluation;

•	review and approve the compensation of all executive officers;

•	monitor compliance by executives with our stock ownership guidelines;

•

review and assist with the development of executive succession plans, to evaluate and make recommendations to the Board regarding potential candidates to become chief executive officer, and to evaluate and approve candidates to fill other senior executive positions;

•	review and discuss with management our Compensation Discussion and Analysis; and

•	produce and approve the Compensation Committee’s annual report for inclusion in our annual proxy statement.

In accordance with its charter, the Compensation Committee may delegate its authority to subcommittees or the chair of the Committee when it deems appropriate, unless prohibited by law, regulation or New York Stock Exchange listing standards.

Processes and Procedures

The Compensation Committee’s primary processes and procedures for establishing and overseeing executive compensation are described in the Compensation Discussion and Analysis on pages 21 through 65 of this proxy statement. These processes and procedures include:

•

Meetings. The Compensation Committee meets several times each year, including five times in 2008. The chair of the Committee, in consultation with the other members, sets meeting agendas. The Compensation Committee reports its actions and recommendations to the Board of Directors.

•

Role of Consultants. As part of our annual compensation process, we engage Hewitt Associates to conduct a survey of Compensation Survey Group Companies. See below for a description of the companies included in the Compensation Survey Group and the criteria and process for their selection. The survey collects both compensation and benefit data and competitive practices. The data is reviewed by the Committee to help it assess competitive levels of pay and the competitive mix of pay elements. In addition, we engage Towers Perrin to provide competitive compensation and benefit information primarily from public filings, including annual proxy filings, by companies within our Compensation Survey Group. This data, which focuses on chief executive officer pay, is reviewed by the Compensation Committee. Neither Hewitt Associates nor Towers Perrin makes recommendations with respect to decisions to be made by the Compensation Committee nor do they attend Committee meetings.

•

Role of Executive Officers. Each year, our chief executive officer presents to the Compensation Committee his compensation recommendations for our senior executive officers that report directly to him. The Compensation Committee reviews and discusses these recommendations with our chief executive officer and, exercising its discretion, makes the final decision with respect to the compensation of these individuals. The chief executive officer has no role in setting his own compensation.

Compensation Committee Report for the Year Ended December 31, 2008

To Our Stockholders:

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained on pages 21 through 65 of this proxy statement with management. Based on its review and discussions with management, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee:

Robert E. R. Huntley, Chair

Elizabeth E. Bailey

Gerald L. Baliles

Thomas F. Farrell II

Thomas W. Jones

The information contained in the report above shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission or subject to Regulation 14A or 14C or the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent specifically incorporated by reference therein.

Compensation Discussion and Analysis

Overview

The compensation discussion and analysis below reflects our compensation decisions and philosophies and takes into account the following events.

On March 28, 2008 (the “PMI Distribution Date”), Altria Group, Inc. (“Altria” or the “Company”) distributed 100% of outstanding shares of Philip Morris International Inc. (“PMI”) owned by Altria to its stockholders in a tax-free distribution. Each Altria stockholder received one share of PMI for each share of Altria common stock held as of the record date. Previously, on March 30, 2007 (the “Kraft Distribution Date”), Altria distributed all of its remaining interest in Kraft Foods Inc. (“Kraft”) on a pro-rata basis to Altria’s stockholders in a tax-free distribution. The distribution ratio was 0.692024 of a share of Kraft for each share of Altria common stock outstanding as of the record date.

As of March 28, 2008, as a result of the spin-off of PMI, Mr. Michael E. Szymanczyk assumed the role of Chairman and Chief Executive Officer of Altria Group, Inc., succeeding Mr. Louis C. Camilleri who resigned from his position on that date to assume that role at PMI. In addition, Mr. David R. Beran assumed the role of Executive Vice President and Chief Financial Officer of Altria Group, Inc., succeeding Mr. Dinyar S. Devitre who retired as an officer of Altria and became a member of our Board of Directors. The information provided below reflects the compensation decisions for fiscal year 2008 and, where appropriate, any material decisions effective for 2009 compensation. In addition, we describe the manner in which outstanding equity compensation and certain other compensation elements have been adjusted to reflect the spin-offs.

Our compensation programs are designed to support our business and financial objectives. The programs are set and periodically reviewed by the Compensation Committee of the Board of Directors. They are intended to achieve a number of objectives, including:

•	to support our ability to attract, develop and retain world-class leaders;

•	to align the interests of executives and stockholders;

•	to reward performance;

•	to support business growth, superior financial results, societal alignment and integrity of conduct; and

•	to promote internal equity and a disciplined qualitative and quantitative assessment of performance.

These objectives provide the framework for the various components of compensation and benefits, and take into account the specific nature of our business. Each element of compensation is designed to achieve a specific purpose. Together, they form an overall package that is intended to be appropriately competitive and to provide the necessary flexibility and incentives to achieve our goals and objectives. The design of the overall package encompasses the following features:

•	a mix of fixed and at-risk compensation. The higher the organizational level of the executive, the lower the fixed component of the overall compensation and benefits package;

•	a mix of annual and long-term compensation and benefits to appropriately reward the achievement of annual goals and objectives and long-term performance aspirations; and

•

a mix of cash and equity compensation that seeks to discourage actions that are solely driven by our stock price at any given time to the detriment of strategic goals, and to minimize the potential dilutive nature of equity compensation on stockholder value.

In determining the precise levels of each element of compensation as well as the total compensation and benefit package awarded, the Compensation Committee:

•	exercises its business judgment in setting the level of compensation within pre-established ranges;

•	reviews actual historical delivery of compensation versus design to ensure that actual compensation is consistent with the intent of the programs; and

•	reviews total compensation design to assure that the various ranges remain appropriately competitive and continue to meet the objectives described above.

Our executives are ranked by salary band reflecting the executive’s level of responsibility and accountability. As of December 31, 2008, we employed 8 senior executives in salary bands A through C.

Compensation and Benefits for 2008

The Compensation Committee establishes and periodically reviews a compensation and benefits mix for each salary band. The compensation and benefits mix for bands A through C as of December 31, 2008 was as follows:

2008 Design Mix of Compensation and Benefits

Salary Band	Base Salary	Annual Incentives	Total Long- Term Incentives (1)	Benefits (2)	Perquisites
A (3)	13%	20%	56%	6%	5%
B	18%	16%	57%	9%	<1%
C	21%	16%	52%	11%	<1%

(1)	Annual equity awards and the annual value of Long-Term Performance Incentive awards.

(2)	The benefit percentages represent the average annual value of retirement, healthcare, disability and death benefits and are based on the methodology employed by Hewitt Associates in its Total Compensation Measurement Study (described below under “Role of Consultants”). The actual value for any given year will vary based on, among other things, each employee’s age and years of covered service. These benefit percentages are not intended to represent the total value of benefits earned over a career and payable upon retirement.

(3)	Mr. Szymanczyk is the only executive officer in salary band A. The mix of compensation and benefits for salary band A includes the actual equity award made to him on April 23, 2008 and his 2008 personal use of company aircraft.

In 2008, all of our executive officers named in the Summary Compensation Table, who we refer to as our “named executive officers,” were in salary bands A through C. Our Chairman and Chief Executive Officer was promoted to salary band A effective March 28, 2008. Prior to that date he was in salary band B. In addition, our Executive Vice President and Chief Financial Officer, Executive Vice President and Chief Compliance and Administrative Officer, and Executive Vice President and General Counsel were promoted to salary band B effective March 28, 2008. Prior to that date they were in salary band C. Throughout 2008, the President of Philip Morris USA Inc., who is now also an Executive Vice President of Altria Group, Inc., and our Executive Vice President and Chief Technology Officer were in salary band C.

The table below compares Altria’s mix of compensation and benefits for salary bands A through C with that of the Compensation Survey Group (see discussion of the Compensation Survey Group below):

Altria 2008 Design Mix of Compensation and Benefits

versus the Compensation Survey Group

	Base Salary	Annual Incentives	Long-Term Incentives
			Incentive Cash Awards	Equity Awards	Benefits (1)	Perquisites
Salary Band A
Altria	13%	20%	23%	33%	6%	5%
Compensation Survey Group (2)	10%	24%	23%	37%	5%	1%

Salary Band B
Altria	18%	16%	24%	33%	9%	<1%
Compensation Survey Group (2)	19%	21%	19%	32%	8%	1%

Salary Band C
Altria	21%	16%	18%	34%	11%	<1%
Compensation Survey Group (2)	20%	19%	16%	35%	8%	2%

(1)	The benefit percentages represent the average annual value of retirement, healthcare, disability and death benefits and are based on the methodology employed by Hewitt Associates in its Total Compensation Measurement Study (described below in “Role of Consultants”). The actual value for any given year will vary based on, among other things, each employee’s age and years of covered service. These benefit percentages are not intended to represent the total value of benefits earned over a career and payable upon retirement.

(2)	75th percentile of the Compensation Survey Group as shown in 2008 Hewitt Associates Total Compensation Measurement Study.

Elements of Compensation and Benefits for 2008

Our compensation and benefit programs are designed to deliver total compensation upon attainment of targeted goals at levels between the 50th and the 75th percentiles of compensation paid to executives in the Compensation Survey Group, described below. This approach has been critical to attracting and retaining employees and has contributed to low executive turnover across all of our businesses. Actual awards can exceed the 75th percentile when business and individual performance exceed targeted goals.

A description of each element of the compensation and benefit program in 2008 follows.

Base Salary

Several factors are considered when setting base salaries, including each executive’s individual performance rating, level of responsibility, prior experience, and the relationship between base salaries paid within our businesses. In addition, as appropriate, the Compensation Committee compares the base salaries paid to our executive officers to the base salaries paid to executive officers holding comparable positions at other companies in the Compensation Survey Group. Numerical weights are not assigned to any particular factors, but rather all factors are viewed together as a whole in reaching base salary determinations for our executive officers.

The 2008 base salary ranges for salary band A through salary band C executives, which include our named executive officers, were as follows:

	2008 Annual Base Salary Ranges
Salary Band	Minimum	Midpoint	Maximum
A	$1,030,000	$1,700,000	$2,370,000
B	480,000	790,000	1,100,000
C	325,000	532,500	740,000

See “Compensation and Benefit Changes for 2009” for the base salary ranges in effect for 2009.

Annual Incentives

The Annual Incentive Award program is a cash-based, pay-for-performance plan for management employees, including our named executive officers. We believe that the use of cash (as opposed to equity) for annual incentives is consistent with competitive practice among companies within the Compensation Survey Group. Each participant has an award target expressed as a percentage of base salary. The target award is paid when both business and individual results are achieved at planned levels of performance. Actual awards paid vary based on an assessment of actual business performance and individual performance.

In December of each year, the Compensation Committee assesses our overall corporate performance, as well as the performance of each of our businesses for that year. Based on its assessment, the Compensation Committee assigns business ratings that are used to determine the size of the incentive award pool. Businesses that perform at planned levels of performance receive a rating of 100. Depending on performance, ratings reflecting the business performance assessment can range from 0 to 130. Business ratings determined for 2008 are discussed below under “2008 Executive Compensation Decisions.”

Each participant is rated on a five-point scale with only those receiving the top three points (“Good,” “Exceeds” and “Spectacular”) generally eligible to receive an annual incentive award. Individuals who achieve their annual objectives receive a rating of “Good.” To assure a disciplined, fair and equitable assessment of individual performance, general guidelines have been set by the Compensation Committee whereby approximately 50% of the eligible population receives a rating of “Good” or less, 40% receives a rating of “Exceeds” and 10% receives a rating of “Spectacular.”

2008 annual incentive target award ranges for executives in salary bands A through C, including our named executive officers, were as follows:

2008 Annual Incentive Target Award Ranges (1)

Award Ranges Associated with Individual Performance Rating
Salary Band	Good	Exceeds	Spectacular
A	128% – 158%	158% – 200%	217% – 292%
B	77% – 95%	95% – 120%	130% – 175%
C	68% – 85%	85% – 107%	115% – 155%

(1)	Annual incentive target award ranges are stated as a percentage of base salary and assume that business results are at planned levels of performance reflected by an assigned performance rating of 100. Different ranges apply at other business performance ratings assigned by the Compensation Committee. These are target ranges only. There is no guarantee that any amount will be paid.

Long-Term Incentives

We award long-term incentives to senior executives through a combination of cash-based long-term performance incentive awards and either restricted or deferred stock. The mix of cash-based incentives and annual equity awards varies based on salary band. Consistent with our compensation objectives, the mix has been intended primarily to focus executives on total stockholder return (“TSR”), long-term operational performance and progress against strategic and societal objectives while remaining sensitive to stockholder dilution concerns. We believe that long-term incentives play a key role in attracting and retaining executives and aligns the interests of senior executives with those of our stockholders. The long-term incentives are based on the performance of Altria Group, Inc. in total as opposed to the performance of each operating company.

2008-2010 Long-Term Non-Equity Performance Incentive Awards. The Long-Term Performance Incentive Plan (“LTIP”), for Altria executives in salary bands A through F, including our continuing named executive officers, began its most recent performance cycle on January 1, 2008. Awards under the LTIP are based on a combination of key financial and strategic performance measures. The primary financial measures are TSR and diluted earnings per share (“EPS”) relative to the Compensation Survey Group, Altria Peer Group and the S&P 500. In addition, we assess key strategic measures which we believe will contribute to TSR. We generally use three-year long-term performance cycles that are end-to-end and do not overlap. The three-year cycle is consistent with our planning cycle, and we have determined that utilizing cycles that do not overlap provides clarity for participants and stockholders. Awards are payable to executives in cash and are based on an assessment of overall corporate and individual performance. Each participant has an award target based on their salary band, normally expressed as a percentage of cumulative year-end base salaries over the three-year cycle. At the conclusion of each performance cycle, the Compensation Committee considers our TSR and diluted EPS results over this time period and qualitatively assesses our performance against the strategic measures communicated to participants at the commencement of the performance cycle. Based on its assessment, the Compensation Committee assigns a rating used to determine the size of the LTIP award pool. The specific LTIP ratings can range from 0 to 130.

LTIP award targets established for salary bands A through C, which include our named executive officers, for the 2008-2010 performance cycle are as follows:

Long-Term Non-Equity Performance Incentive Award Ranges(1)

Individual Performance
Salary Band	Below	Achieves	Above
A	0% – 225%	225% – 275%	275% +
B	0% – 180%	180% – 220%	220% +
C	0% – 113%	113% – 138%	138% +

(1)	LTIP award ranges are stated as a percentage of cumulative year-end base salaries over the three-year performance cycle, and assume that business results are at planned levels of performance reflected by an assigned performance rating of 100. Different ranges apply at other business performance ratings. These are target ranges only. There is no guarantee that any award will be granted.

Annual Equity Awards. Equity awards are intended to build stock ownership and enhance the retention and commitment of participants to increasing long-term stockholder value. Beginning in 2003, equity awards have been made in shares of restricted or deferred stock rather than stock options because they:

•	establish a relationship between our cost and the value ultimately delivered to executives that is both more direct and more visible than is the case with stock options; and

•

require the use of substantially fewer shares than stock options to deliver equivalent value, resulting in an annual company run rate (number of stock options, restricted and deferred shares granted in the calendar year as a percentage of all shares outstanding) in 2008 of 0.1% and a total 2008 year-end overhang (number of unexercised stock options and unvested deferred stock as a percentage of all shares outstanding) of 1.3%.

Equity award recommendations are approved annually at the Compensation Committee’s January meeting, and are granted on the date of approval. The number of shares awarded is based on the fair market value of our stock on the date of grant. The value of shares awarded is based on an evaluation of each participant’s performance and potential to advance within the organization.

Equity awards generally vest three or more years after the date of the award, subject to earlier vesting on death, disability or normal retirement. The three-year vesting period provides us with a means of both retaining and motivating executives and promoting long-term performance aspirations. Recipients receive cash dividends or dividend equivalents on unvested shares of restricted or deferred stock in order to more fully align the interests of participants with stockholders. Dividends and dividend equivalents paid prior to vesting are generally ordinary income for individual tax purposes and, for awards granted after 2006, are generally deductible by us.

The annual equity award ranges for executives in salary bands B through C, which include our named executive officers other than Mr. Szymanczyk, for 2008 were as follows:

2008 Equity Award Ranges

Individual Performance
Salary Band	Good	Exceeds	Spectacular
B	$885,000 – $1,475,000	$1,475,000 – $1,843,800	$1,843,800 – $2,212,500
C	531,000 – 885,000	885,000 – 1,106,300	1,106,300 – 1,327,500

The Compensation Committee has historically exercised discretion in making equity awards for salary band A based on a cumulative equity award strategy and its assessment of competitive data. With respect to Mr. Szymanczyk, the Compensation Committee reviewed an analysis of various equity award scenarios, including past practices of those companies within the Compensation Survey Group, in order to establish both an appropriate range of awards as well as an appropriate cumulative equity award size over his expected period of service as Chairman and Chief Executive Officer. The Compensation Committee also took into account Mr. Szymanczyk’s individual performance as described below. The 2009 grant was the first annual grant for Mr. Szymanczyk in his current role.

In addition, all of our most senior executives (including all of our named executive officers) are subject to stock ownership guidelines that require them to hold our stock in an amount equal to a multiple of their base salary for as long as they remain employed by us, as described in “Stock Ownership Guidelines and Restriction on Hedging.” As of December 31, 2008, all of our named executive officers were on target to satisfy their stock ownership requirement within the required timeframe.

Consistent with the Compensation Committee’s practice of making equity awards in shares of restricted or deferred stock, the Compensation Committee has not made any new stock option grants since 2002. Adjustment of outstanding stock options granted in 2002 and prior years as well as other equity-based awards in connection with the spin-off of PMI are described in “Treatment of Compensation and Benefit Programs At Completion of the Spin-Off of PMI.”

Retirement Benefits

Almost all of our employees are covered by funded tax-qualified pension and/or profit-sharing plans. We also maintain supplemental retirement plans and arrangements which compensate employees for the difference between the full pensions or full profit-sharing contributions they would receive under our tax-qualified plans, if those plans were not subject to tax law limitations, and the benefits that in fact can be provided after taking those limits into account. In limited instances, these plans provide additional benefits. See “Plans Maintained by Altria” below.

Generally, employees hired prior to January 1, 2008 (including all of our named executive officers) are eligible to participate in the Retirement Plan for Salaried Employees, which we refer to as our “Retirement Plan,” as well as the supplemental plans and arrangements described below as they relate to the Retirement Plan. These plans and arrangements are generally intended to provide our salaried employees with pension benefits, or their equivalent, in an amount equal to:

•	1.75% of the employee’s highest average annual compensation (annual salary plus annual incentive) during a period of 60 consecutive months during the last 120 months of employment, minus

•	0.30% of such compensation up to the applicable Social Security covered compensation amount, times

•	years of credited service (up to a maximum of 35).

For an employee who completes 30 years of service, this translates into providing payments equivalent to a pension of approximately 52.5% of five years annual average salary and incentive compensation. For an employee with the maximum credited service of 35 years, this “replacement ratio” is approximately 61.25%.

During 2006, the Compensation Committee decided to limit pension benefits for executives in salary bands A and B. This decision altered pension benefits as follows: The annual incentive compensation considered for purposes of pension determinations as described above was limited to the lesser of either (i) actual annual incentive or (ii) annual incentive at a business rating of 100 and individual performance rating of “Exceeds.” This limitation does not apply to any executive who was age 55 or older at December 31, 2006. The current named executive officers subject to this limit are: Mr. Beran, Mr. Barrington and Ms. Keane. The 2008 annual incentive awards paid in 2009 were $950,000 for Mr. Beran, $825,000 for Mr. Barrington and $825,000 for Ms. Keane. Of these amounts, $727,650 for Mr. Beran, $668,250 for Mr. Barrington and $668,250 for Ms. Keane will be recognized for purposes of future pension calculations. Also, in January 2008, the Compensation Committee provided that the present value of Mr. Szymanczyk’s accrued pension (tax-qualified and supplemental) would not exceed a maximum of $30,000,000. Mr. Szymanczyk’s accrued pension at December 31, 2008 is not affected by this maximum.

After termination of employment, pension benefits can commence at age 55, though generally with a reduction in benefits for commencement before age 65. For employees who work until age 55, the annual reduction factors for early commencement decrease significantly. For employees who retire at or above age 55 with 30 years of service or at or above age 60 with five years of service, there is no reduction for early commencement. The retirement benefits we provide are described in greater detail in the discussions following the Pension Benefits table and the Non-Qualified Deferred Compensation table.

Perquisites

Any perquisites received by our named executive officers are described in footnotes to the “All Other Compensation” heading of the Summary Compensation Table. Other than these perquisites, our named executive officers received the same benefits that were provided to our employees generally. For reasons of security and personal safety, Mr. Szymanczyk (and previously Mr. Camilleri) is required to use company aircraft for all travel, and we provided Mr. Camilleri with a driver. Mr. Szymanczyk does not make personal use of a company driver or automobile. The Compensation Committee considers the value of Mr. Szymanczyk’s personal aircraft usage in determining his total annual compensation.

2008 Executive Compensation Decisions

The assessment of the performance of our named executive officers is discussed below. The compensation paid or awarded to our named executive officers under our compensation programs is included in the compensation tables and, in the case of each executive, was within the ranges specified for each element of compensation discussed above.

Base Salary Increases

The Compensation Committee did not increase the base salaries of Messrs. Szymanczyk, Camilleri, Devitre or Nelson in 2008. Based on their new roles effective March 28, 2008, the Committee maintained Mr. Szymanczyk’s base salary and decreased Mr. Camilleri’s base salary from $1,750,000 to $1,500,000. Mr. Devitre did not receive a base salary increase in 2008 due to his retirement. Mr. Nelson’s base salary was not increased because, as a result of the reduction of the salary range for band C in 2008, his existing salary fell over the maximum for the reduced range.

The following were the 2008 increases in base salary for our other named executive officers:

•	Mr. Beran: $680,300 to $735,000, an increase of 8.0% effective March 28, 2008

•	Mr. Barrington: $625,000 to $675,000, an increase of 8.0% effective March 28, 2008

•	Mr. Johnson: $668,100 to $691,500, an increase of 3.5% effective April 1, 2008

•	Ms. Keane: $625,000 to $675,000, an increase of 8.0% effective March 28, 2008

These increases took into account Mr. Szymanczyk’s recommendations and the factors enumerated in the “Overview” above, and were part of a merit increase program that applied to all employees. Mr. Barrington’s, Mr. Beran’s and Ms. Keane’s base salary increases also reflected an adjustment based on their promotion from salary band C to salary band B effective March 28, 2008.

Annual Incentives

As previously discussed, annual incentive awards are based on a comprehensive assessment of both business and individual performance. Numerical weights and specific objectives are not assigned to the factors used in assessing either individual or business performance. For 2008, the financial performance factors considered by the Compensation Committee included operating company income, discretionary cash flow (defined as net cash provided by operating activities less capital expenditures), net revenue and market share. At the corporate level, the performance factors also included net earnings, EPS, and TSR. The Compensation Committee also evaluated our performance relative to numerous strategic and qualitative factors such as portfolio management, innovation, progress on societal alignment, management of regulatory and legal challenges, compliance and responsibility and leadership development.

In 2008, Altria achieved strong business results in a challenging economic environment. For instance, in 2008, Altria outperformed the S&P 500 for the ninth consecutive year. Altria’s full year 2008 adjusted EPS1 from continuing operations increased 10% versus the prior year to $1.65 per share, driven by mid-single digit operating companies income growth and lower expenses. Marlboro and Black & Mild posted strong retail share gains. Marlboro increased its full-year retail cigarette share by 0.6 share points to a record 41.6 percent. Black & Mild’s share of the machine-made large cigar segment increased 2.8 share points to 28.3% as it benefited from the support of Philip Morris USA’s sales organization.

2008 also was a year of significant change for Altria as we repositioned the Company for future success. Altria successfully completed the spin-off of PMI and a significant corporate restructuring that

[1]

A reconciliation of Adjusted Diluted Earnings Per Share (excluding special items) to a corresponding GAAP measure is included in the Company’s earnings release furnished to the SEC on Form 8-K on January 29, 2009.

included relocating our headquarters to Richmond, Virginia. We continued integrating John Middleton Company (“John Middleton”) into the Altria family. We also announced the acquisition of UST Inc. (“UST”). UST’s primary subsidiaries are U.S. Smokeless Tobacco Company (“USSTC”), the world’s leading manufacturer and marketer of smokeless tobacco products, and Ste. Michelle Wine Estates, a leading premium wine producer in the United States. In early January of 2009, Altria completed this strategic acquisition.

Altria’s aggressive cost management programs continued delivering shareholder value. Our cost savings initiatives focused on reducing costs ahead of cigarette volume declines, fully integrating John Middleton into the Altria family of companies and redesigning the way in which we provide services to our operating companies. In 2008, Altria and its operating companies delivered $239 million in cost savings.

Altria and its companies continue to work to understand and address current and emerging societal alignment and reputational issues. 2008 marked the tenth anniversary of our Youth Smoking Prevention department, which PM USA created to proactively address underage tobacco use. 2008 also marked the tenth anniversary of the Master Settlement Agreement (“MSA”). Since that time, PM USA has fully complied with the terms of the MSA and paid more than $43 billion to the states. As its operating companies have expanded their portfolios of products in new categories, Altria continues evolving its responsibility initiatives.

Taking these factors into account, the Compensation Committee assigned a 108 Annual Incentive Rating to Altria Group, Inc. and each of its subsidiaries. This rating was used to determine the size of the annual incentive award pool.

Long-Term Non-Equity Performance Incentive Awards

The 2008 to 2010 performance cycle of the LTIP is predominantly designed to reward achievement of key financial and strategic performance measures which are intended to focus executives on achieving results that contribute to continued long-term growth in stockholder value. The primary financial measures are TSR and diluted EPS relative to the Compensation Survey Group, Altria Peer Group and the S&P 500. In addition, we assess key strategic measures which we believe will contribute to TSR.

Because the three-year LTIP cycle began on January 1, 2008, no payments were made from this plan for the fiscal year.

Compensation of the Chairman and Chief Executive Officer

Mr. Michael E. Szymanczyk. Mr. Szymanczyk served as Chairman and Chief Executive Officer of Philip Morris USA Inc. (“PM USA”) until March 28, 2008, the date of the spin-off of PMI. Since then, he has served as the Company’s Chairman and Chief Executive Officer (“CEO”). Mr. Szymanczyk’s awards for 2008 reflect his responsibility for leading the organization in achieving satisfying overall results in a challenging economic environment. The Compensation Committee considered Mr. Szymanczyk’s role in the effective transition of the Company’s headquarters to Richmond, VA from New York City, the smooth integration of John Middleton, and the successful acquisition of UST, including financing the transaction in a difficult credit climate. Under his leadership, the Company made progress on societal alignment initiatives, aggressively managed costs, produced solid financial results with continued balance sheet strength, and refined its long term strategic objectives.

For 2008, Mr. Szymanczyk was awarded an annual incentive of $2,800,000, or 233% of his annual base salary. Mr. Szymanczyk also received an annual equity award of 250,000 shares of restricted stock. In addition, on April 23, 2008, the Compensation Committee awarded Mr. Szymanczyk a special restricted stock award of 200,000 shares in recognition of assuming his current role as Chairman and

CEO of Altria Group, Inc. This award has a five year vesting period, rather than the typical three year vesting period, to encourage retention in the new role.

As mentioned earlier, for reasons of security and personal safety, Mr. Szymanczyk is required to use company aircraft for all travel. The value of his 2008 utilization was considered when determining his compensation awards noted above. Effective in 2009, Mr. Szymanczyk will reimburse the Company for annual personal aircraft usage in excess of $300,000 pursuant to a time-sharing agreement executed on January 28, 2009.

Mr. Louis C. Camilleri. Mr. Camilleri’s awards for 2008 performance were determined by the PMI Compensation Committee and were reported in their 2009 proxy statement.

Compensation of Other Named Executive Officers

Mr. David R. Beran. Mr. Beran transitioned from his role as Executive Vice President and Chief Financial Officer of PM USA to Executive Vice President and Chief Financial Officer of Altria Group, Inc., following the March 28, 2008 spin-off of PMI. In his new role, his responsibilities were expanded to include oversight of Finance, Information Systems, Purchasing and Philip Morris Capital Corporation. His compensation awards reflect his added responsibilities, significant contributions to the successful spin-off of PMI, and the flawless integration of John Middleton’s finance and business systems. He also played the critical role in successfully securing both the bridge and long-term financing required for the successful UST acquisition during an extremely challenging credit climate.

Mr. Dinyar S. Devitre. Mr. Devitre served as our Senior Vice President and Chief Financial Officer of Altria Group, Inc. until the date of the spin-off of PMI. He elected to retire upon completion of the PMI spin-off, after more than 33 years of exemplary service to our Company and its subsidiaries, and now serves on our Board of Directors. See “Employment Contracts, Terminations of Employment and Change of Control Arrangements” for the terms of his retirement package. See “All Other Compensation” for the value of his retirement package. See the “Non-Employee Director Compensation Table” for his compensation received as a non-employee director.

Mr. Martin J. Barrington. Mr. Barrington transitioned from serving as Executive Vice President Corporate Responsibility of PM USA to his new role as Executive Vice President and Chief Compliance and Administrative Officer of Altria Group, Inc. following the March 28, 2008 spin-off of PMI. In his new role, his responsibilities were expanded to include oversight of Compliance, Corporate Responsibility, Media Affairs, Government Affairs and Human Resources. His compensation awards reflect these added responsibilities and his significant contributions to the successful completion of the PMI spin-off, the successful restructuring of his departments to lower costs and improve effectiveness, his hiring of key personnel to replace talent lost following the PMI spin-off, and his seamless assumption of responsibility for critical compliance, government affairs and corporate responsibility initiatives.

Mr. Craig A. Johnson. Mr. Johnson transitioned from serving as Executive Vice President Sales and Brand Management of PM USA to his new role as President of PM USA on August 1, 2008, and, in addition, now serves as Executive Vice President of Altria Group, Inc. He is responsible for PM USA, John Middleton, Altria Sales Company, and Altria Consumer Engagement Services. His compensation awards, including an off-cycle restricted stock award, reflect his additional responsibilities and his significant contributions to the Company’s financial performance in 2008. Under his leadership, PM USA grew income, net revenues and market share while significantly reducing PM USA’s cost structure ahead of cigarette industry volume declines. He also provided outstanding leadership in helping the PM USA sales force successfully assume the sales and distribution responsibility for John Middleton’s products resulting in exceptional share growth for that business.

Ms. Denise F. Keane. Ms. Keane transitioned from serving as Executive Vice President and General Counsel of PM USA to her new role as Executive Vice President and General Counsel of Altria Group, Inc. following the March 28, 2008 spin-off of PMI. Her compensation awards reflect her successful assumption of her additional responsibilities, her significant contributions to the successful PMI spin-off, the successful relocation and re-staffing of our litigation group after the PMI spin-off and her critical role in successfully managing the diverse litigation and regulatory challenges the Company faces.

Mr. John R. Nelson. Mr. Nelson transitioned from serving as President Operations and Technology of PM USA to his new role as Executive Vice President and Chief Technology Officer of Altria Group, Inc. on August 1, 2008. In this role, his responsibilities include product and technology development for each of our three tobacco operating companies. His compensation awards, including an off-cycle restricted stock award, reflect his accomplishments in redesigning Research, Development and Engineering to meet its expanded role while dramatically reducing the function’s cost structure by improving effectiveness and eliminating unnecessary cigarette-related infrastructure. His organization successfully developed new Marlboro Snus, currently in test market in Phoenix, Arizona, as well as Black & Mild Wood-Tipped Cigars, launched nationally in early 2009.

Role of Altria’s Chief Executive Officer

Mr. Szymanczyk, as our Chairman and CEO, presented to the Compensation Committee compensation recommendations for each of our other named executive officers. The Compensation Committee reviewed and discussed these recommendations with him, taking into account the factors noted elsewhere in this discussion and, exercising its discretion, made final compensation decisions with respect to the compensation of those executive officers. Mr. Szymanczyk did not make recommendations or otherwise have any role in the setting of his own compensation and never attended the Compensation Committee meetings when his compensation was discussed. The Compensation Committee met in executive session when discussing and deciding on Mr. Szymanczyk’s compensation.

Altria Compensation Survey Group for 2008

In connection with the spin-off of PMI and the resulting decrease in the size and scope of our business, a review was conducted to determine an appropriate Compensation Survey Group for us. The review focused on companies that compete with us for talent and:

•	are direct competitors; or

•	have similar market capitalization; or

•	are primarily focused on consumer products (excluding high technology and financial services); and

•	have business generally focused within the U.S.

Using these characteristics as its guide, the Compensation Committee initially selected the following 19 companies as our new Compensation Survey Group immediately following the PMI spin-off:

3M Company

Abbott Laboratories

Anheuser-Busch Companies, Inc.

Bristol-Myers Squibb Company

Colgate-Palmolive Company

ConAgra Foods, Inc.

Eli Lilly and Company

Fortune Brands, Inc.

General Mills, Inc.

The Hershey Company

Kellogg Company

Kimberly-Clark Corporation

Kraft Foods Inc.

Loews Corporation

McDonald’s Corporation

Merck & Co., Inc.

Reynolds American Inc.

Sara Lee Corporation

UST

Based on corporate transitions since the time of the PMI spin-off, Anheuser-Busch Companies, Inc., Loews Corporation, and UST were subsequently removed from the Compensation Survey Group. Based on the criteria noted above, the following companies were added to the Compensation Survey Group:

Campbell Soup Company

Lorillard, Inc.

PepsiCo, Inc.

Wyeth

The Compensation Survey Group has been designed primarily to include companies with whom we compete for executive talent. The Altria Peer Group is a subset of the Compensation Survey Group and is used along with the Compensation Survey Group and major external indices (e.g., S&P 500) to assess financial performance for variable compensation purposes. The Altria Peer Group for 2008 compensation analysis purposes included the following companies:

Campbell Soup Company

Colgate-Palmolive Company

ConAgra Foods, Inc.

Fortune Brands, Inc.

General Mills, Inc.

The Hershey Company

Kellogg Company

Kimberly-Clark Corporation

Kraft Foods Inc.

Lorillard, Inc.

PepsiCo, Inc.

Reynolds American Inc.

Sara Lee Corporation

Role of Consultants

As part of the Compensation Committee’s review of the compensation of executive officers, we engage Hewitt Associates to conduct a survey of the companies within the Compensation Survey Group. This survey, called the Total Compensation Measurement Study, collects both compensation and benefits data and summarizes competitive practices. The data is reviewed by the Compensation Committee to help it assess competitive levels of pay and competitive mix of pay elements. Hewitt Associates also provided competitive compensation and benefit information, primarily from public filings, including annual proxy filings, by companies within the Compensation Survey Group. This data, which focuses on chief executive officer pay, is also reviewed by the Compensation Committee. In addition, Hewitt Associates provided background information on companies as reference for evaluating our Compensation Survey Group.

Hewitt Associates does not make any recommendations with respect to the decisions to be made by the Compensation Committee nor do they attend the Compensation Committee meetings.

Stock Ownership Guidelines and Restriction on Hedging

We have established stock ownership guidelines under which executives are expected to hold, until their termination of employment, common stock in an amount equal to a multiple of their base salary as determined by their position. These guidelines are expressed as a number of shares and a dollar value. Executives’ multiples can be satisfied by meeting the lesser of the required number of shares or dollar value. The guidelines were based on the applicable multiple of the salary in effect as of the beginning of the year in which the executive became subject to the guidelines and are set at 12 times base salary for the Chief Executive Officer and at 6 and 5 times base salary for salary bands B and C executives, respectively. The required number of shares was based on the multiple times salary divided by the value of shares as of that date, and satisfying the required dollar amount is based on the current value of stock owned. For the purpose of these guidelines, stock ownership includes shares over which the executive has direct or indirect ownership or control, including restricted and deferred stock, but does not include unexercised stock options. Executives are expected to meet their ownership guidelines within five years of becoming subject to the guidelines. As of December 31, 2008, all of our named executive officers were on target to satisfy their stock ownership requirement within the required timeframe. Our executive officers are not permitted to engage in hedging activities with respect to our stock.

Policy with Respect to Qualifying Compensation for Deductibility

Our ability to deduct compensation paid to individual officers who are covered by Section 162(m) of the Internal Revenue Code is generally limited to $1.0 million annually. However, this limitation does not apply to performance-based compensation, provided certain conditions are satisfied. The annual incentives and the restricted and deferred stock that the Compensation Committee awarded to our covered officers in 2008 were subject to, and made in accordance with, performance-based compensation arrangements previously implemented by us.

Annual Incentives

For those executives whose compensation was subject to the deductibility limitations of Section 162(m), annual incentive awards were contingent upon a compensation formula based on adjusted net earnings that was established by the Compensation Committee at the beginning of the year. Under the formula used to establish the award pool, the maximum amount that could be paid to officers covered by the compensation formula as a group was 0.70 percent of adjusted net earnings. The maximum award for Mr. Szymanczyk, as our Chairman and Chief Executive Officer, was equal to one-third of this pool, and the maximum amount that could be paid for each of the remaining officers covered by the compensation formula was equal to one-sixth of the pool. In addition, individual award amounts were limited to the stockholder-approved maximum of $10 million as provided in the 2005 Performance Incentive Plan. These limits established the maximum annual incentive awards that could be paid; the Compensation Committee retained complete discretion to pay any lesser amounts. All annual incentive awards presented in the Summary Compensation Table and related tables were below these limits. Actual awards to officers covered by the compensation formula were based on the Compensation Committee’s assessment of individual and overall corporate performance, as well as the performance of our businesses, utilizing the negative discretion permitted by Section 162(m).

Long-Term Non-Equity Performance Incentives

Under the 2008 – 2010 Long Term Performance Incentive Plan approved by Altria’s Compensation Committee, maximum long-term performance incentive awards payable to the officers covered by

Section 162(m) will be limited by a formula similar to that previously described for annual incentive awards, based on the achievement of cumulative adjusted net earnings during the period as well as by the limits described in the 2005 Performance Incentive Plan approved by stockholders. Under the formula, maximum award amounts that could be paid to the officers covered by the compensation formula as a group are 0.5 percent of the three-year cumulative adjusted net earnings. The maximum award for Mr. Szymanczyk, as our Chief Executive Officer, is equal to one-third of this pool, and the maximum amount that could be paid for each of the remaining officers covered by the compensation formula is equal to one-sixth of the pool. In addition, individual awards for the three year period are limited to the stockholder-approved maximum of $8 million for each year in the performance cycle as provided in the 2005 Performance Incentive Plan. These limits establish the maximum long-term incentive awards that can be paid; the Compensation Committee retains complete discretion to pay any lesser amounts. Actual awards paid to our officers will be based on the Compensation Committee’s assessment of overall corporate performance, utilizing the negative discretion permitted by Section 162(m).

Annual Equity Awards

Coincident with the adoption of Financial Accounting Standards No. 123R “Share-Based Payments” (FAS 123R), the Compensation Committee approved the use of a performance pool from which restricted or deferred stock awards may be granted, in amounts up to individually specified proportions of the pool, to those executives whose compensation is subject to the deductibility limitations of Section 162(m). Pursuant to this approval, 2008 and 2009 equity award grants were contingent upon formulas based on adjusted net earnings established by the Compensation Committee at the beginning of 2007 and 2008.

•

For 2008 awards, a maximum grant value was established based on a performance pool equal to 0.5 percent of adjusted net earnings. For 2009 awards, in anticipation of the spin-off of PMI, the formula was modified and a maximum grant value was established based on a performance pool equal to 1.0 percent of 2008 adjusted net earnings. These formulas were approved by the Compensation Committee at the beginning of the year prior to the year in which the equity award was made; for example, the formula was approved in January 2008 for the equity awards that were granted in January 2009.

•

At the conclusion of each relevant performance year, the performance pool was calculated and divided among the officers covered by the compensation formula. As an example, for adjusted net earnings of $3.5 billion, the above formula would yield total potential awards of $35 million. Our Chairman and Chief Executive Officer’s maximum award would be equal to one-third (or $11.6 million) of the pool and the remaining officers covered by the compensation formula would each be eligible for a maximum award equal to one-sixth (or $5.8 million) of the pool. Each award is subject to the lesser of the results of this calculation or the maximum share award (1.0 million shares) as provided under the 2005 Performance Incentive Plan approved by stockholders.

These limits established the maximum awards that could be granted; the Compensation Committee has retained complete discretion to pay any lesser amounts. The annual equity awards made in 2007 and subsequent years to our officers who were subject to Section 162(m) in the year to which the formula applied were well within these limits. Awards have been granted out of the share pool and accounted for as fixed awards over the restriction period.

We have taken appropriate actions, to the extent feasible, to preserve the deductibility of annual and long-term incentives and equity awards. However, notwithstanding this general policy, the Compensation Committee has authorized, and continues to retain the discretion to authorize, other payments that may not be deductible, if it believes that they are in both our best interests and those of our stockholders. Such determinations include, for example, payment of base salaries to some officers that exceed $1.0 million, with the result that a portion of such officers’ base salaries exceed the deductibility limit. In addition, our covered officers’ compensation has exceeded the $1.0 million deductibility limit because of other elements of their annual compensation, such as vesting of restricted or deferred stock granted before 2007 (or otherwise not subject to the formula limitation on grants described above) and dividends or dividend equivalents paid on certain restricted or deferred stock, payments related to the funding of retirement benefits or target payments made in lieu of coverage under retirement plans (as described under “Target Payments” below), tax reimbursements, income resulting from payments made pursuant to plans that do not discriminate in favor of executive officers, and perquisites.

Policy Regarding the Adjustment or Recovery of Compensation

We have adopted a policy providing for the adjustment or recovery of compensation in certain circumstances. If the Board of Directors or an appropriate Committee of the Board determines that, as a result of a restatement of our financial statements, an executive has received more compensation than would have been paid absent the incorrect financial statements, the Board or its Committee, in its discretion, shall take such action as it deems necessary or appropriate to address the events that gave rise to the restatement and to prevent its recurrence. Such action may include, to the extent permitted by applicable law, in appropriate cases, requiring partial or full reimbursement of any bonus or other incentive compensation paid to the executive, causing the partial or full cancellation of restricted stock or deferred stock awards and outstanding stock options, adjusting the future compensation of such executive, and dismissing or taking legal action against the executive, in each case as the Board or its Committee determines to be in the best interests of us and our stockholders. The Board has designated the Compensation Committee to implement this policy.

Treatment of Compensation and Benefit Programs at Completion of the Spin-Off of PMI

Generally, the treatment of compensation and benefit programs in connection with the spin-off of PMI was similar to the treatment of such programs in connection with the spin-off of Kraft as described in Note 1 “Background and Basis of Presentation” to our Consolidated Financial Statements in our 2008 Annual Report.

At completion of the spin-off of PMI, we entered into an Employee Matters Agreement with PMI addressing a number of compensation and benefits matters relating to our and PMI’s employees. In general, prior to the spin-off, PMI’s U.S.-based employees participated in our retirement, health and welfare, and other employee benefit plans. Employees in other jurisdictions were covered by plans that PMI maintained either independently or jointly with us. Following the spin-off, PMI’s U.S.-based employees generally participate in similar plans and arrangements that PMI has established and will maintain. Generally, liabilities for benefits under our retirement plans in which PMI employees participated were assumed by PMI, to the extent such benefits were not already liabilities of PMI. Effective as of the date of the PMI spin-off, we and PMI each retain responsibility for our respective employees and compensation plans. In addition, pursuant to the Employee Matters Agreement, we and PMI generally protected employees transferring between us and PMI before the end of 2008 from any adverse economic impact of such transfer on their benefits.

Following the PMI spin-off, the holder of each outstanding option to purchase our stock received the following stock options with an aggregate intrinsic value (the difference between the exercise price of the options and the fair market value of the underlying stock) equal to the intrinsic value of the stock option immediately prior to the PMI spin-off:

•	a new PMI stock option (issued by PMI) to acquire the same number of shares of PMI common stock; and

•	an adjusted Altria stock option (issued by us) for the same number of shares of Altria common stock at a reduced exercise price.

Holders of our restricted or deferred stock awarded prior to January 30, 2008 retained their existing awards and received an equal amount of PMI restricted or deferred stock. The PMI restricted or deferred stock received in the PMI spin-off is subject to the same forfeiture conditions and terms and conditions as the underlying Altria restricted or deferred stock. Recipients of our deferred stock awarded on January 30, 2008, who continued to be employed by us after the spin-off, received additional shares of our deferred stock to preserve the value of their award. Recipients of our deferred stock awarded on January 30, 2008, who were employed by PMI after the PMI spin-off, received substitute shares of PMI deferred stock to preserve the value of their award.

We and PMI cross-reimbursed each other following the PMI spin-off for the “fair value” of options issued to employees of the other party, for the expected value of deferred stock granted to employees of the other party, and for certain other anticipated costs related to equity compensation as well as to retirement plans or certain anticipated payments in lieu of retirement plan coverage. Fair value with regard to stock options was determined using Black-Scholes calculations. PMI also reimbursed Altria for the “fair value” of Kraft options held by PMI employees as a result of Altria’s prior spin-off of Kraft as well as an agreed value for Kraft restricted and deferred stock held by PMI employees as a result of the spin-off of Kraft.

Compensation and Benefit Changes for 2009

Taking into account our compensation objectives described above, our performance metrics and our Compensation Survey Group, the following changes will occur in 2009. The salary range for salary band A is lowered from the 2008 salary range while the salary ranges for bands B and C are unchanged:

	2009 Annual Base Salary Ranges
Salary Band	Minimum	Midpoint	Maximum
A	$910,000	$1,500,000	$2,090,000

The equity award target for salary band B has been reduced approximately 14 percent. All other equity targets have not been modified. Annual incentive and long-term incentive target award ranges have not been modified for 2009. Merit increase eligibility for named executives has been moved to a 24 month schedule from a 12 month schedule for executives with base salary levels at the higher end of their respective base salary range.

Based on the reduction in the stock target for band B, the resulting design mix of pay of compensation and benefits relative to the Compensation Survey Group for salary band B is as follows:

			Long-Term Incentives
	Base Salary	Annual Incentives	Incentive Cash Awards	Equity Awards	Benefits (1)	Perquisites
Salary Band B
Altria	19%	17%	26%	28%	10%	<1%
Compensation Survey Group (2)	19%	21%	19%	32%	8%	1%

(1)	The benefit percentages represent the average annual value of retirement, healthcare, disability and death benefits and are based on the methodology employed by Hewitt Associates in its Total Compensation Measurement Study. The actual value for any given year will vary based on, among other things, each employee’s age and years of covered service. These benefit percentages are not intended to represent the total value of benefits earned over a career and payable upon retirement.

(2)	75th percentile of the Compensation Survey Group as provided by Hewitt Associates.

On January 27, 2009, the Compensation Committee approved the promotion of Mr. Johnson from salary band C to salary band B effective February 1, 2009, recognizing his new role as Executive Vice President of Altria Group, Inc. and President of PM USA.

For reasons of security and personal safety, Mr. Szymanczyk is required to to use company aircraft for all air travel, whether personal or business. Effective in 2009, Mr. Szymanczyk will reimburse the Company for annual personal aircraft usage in excess of $300,000 pursuant to a time sharing agreement between Mr. Szymanczyk and the Company executed on January 28, 2009.

Summary Compensation Table

The following table sets forth information concerning the cash and non-cash compensation of our named executive officers for 2008, 2007 and 2006. The compensation of Messrs. Barrington, Beran, Johnson and Nelson and Ms. Keane is not shown as of December 31, 2007 and December 31, 2006 because they were not named executive officers for those years.

Summary Compensation Table (1)

Non-Equity Incentive Plans
Name and Principal Position	Year	Salary	Stock Awards (2)	Awards Option (2)	Annual Incentive Plan	Long-Term Incentive Plan (3)	Change in Pension Value (4)	All Other Compen- sation (5)	Total Compen- sation
		$	$	$	$	$	$	$	$
Michael E. Szymanczyk, Chairman of the Board and Chief Executive Officer, Altria Group, Inc.	2008 2007 2006	1,200,000 1,190,000 1,152,000	2,915,764 2,439,914 2,404,649	— 976,726 3,672,254	2,800,000 2,150,000 2,000,000	— 2,760,000 7,675,000	4,144,336 2,272,209 3,597,500	963,449 716,367 529,478	12,023,549 12,505,216 21,030,881

Louis C. Camilleri, Former Chairman of the Board and Chief Executive Officer, Altria Group, Inc.	2008 2007 2006	471,154 1,750,000 1,750,000	2,745,682 10,226,119 9,291,095	— — —	— 4,750,000 4,500,000	— 5,031,250 15,000,000	111,563 1,818,775 3,041,262	188,102 469,165 409,987	3,516,501 24,045,309 33,992,344

David R. Beran, Executive Vice President and Chief Financial Officer, Altria Group, Inc.	2008 2007 2006	721,325 — —	1,323,918 — —	— — —	950,000 — —	— — —	2,378,877 — —	165,838 — —	5,539,958 — —

Dinyar S. Devitre, Former Senior Vice President and Chief Financial Officer, Altria Group, Inc.	2008 2007 2006	242,308 858,000 769,615	(2,261,573 1,957,192 1,840,962)	— — —	— 1,200,000 1,050,000	— 2,070,000 5,175,000	2,640,512 1,603,215 2,408,087	7,585,340 262,403 150,312	8,206,587 7,950,810 11,393,976

Martin J. Barrington, Executive Vice President and Chief Compliance and Administrative Officer, Altria Group, Inc.	2008 2007 2006	662,500 — —	788,116 — —	— — —	825,000 — —	— — —	561,371 — —	186,398 — —	3,023,385 — —

Craig A. Johnson, Executive Vice President, Altria Group, Inc. and President, Philip Morris USA Inc.	2008 2007 2006	685,650 — —	1,329,502 — —	— — —	825,000 — —	— — —	1,183,612 — —	158,264 — —	4,182,028 — —

Denise F. Keane, Executive Vice President and General Counsel, Altria Group, Inc.	2008 2007 2006	662,500 — —	790,852 — —	— — —	825,000 — —	— — —	857,018 — —	160,615 — —	3,295,985 — —

John R. Nelson, Executive Vice President and Chief Technology Officer, Altria Group, Inc.	2008 2007 2006	770,000 — —	1,200,268 — —	— — —	735,000 — —	— — —	1,249,429 — —	182,410 — —	4,137,107 — —
(1)	The amounts shown for Mr. Camilleri and Mr. Devitre represent the period January 1 to March 28, 2008. Following the spin-off of PMI on March 28, 2008, Mr. Camilleri assumed the role of Chairman of the Board and Chief Executive Officer of PMI and Mr. Devitre retired. Upon his retirement, Mr. Devitre became a member of our Board of Directors. His compensation for service as a director is reported under “Compensation of Directors” in the “Non-Employee Director Compensation Table” and is not included in the numbers in the Summary Compensation Table above.

(2)

The amounts shown in these columns represent the annual expense associated with all unvested restricted and deferred stock and stock option awards based on the FAS 123R valuation methodology used in the preparation of Altria audited financial statements, with the exception that the valuation shown in the Summary Compensation Table assumes no forfeitures. See our 2008 Annual Report, Note 2 “Summary of Significant Accounting Polices – Stock-based compensation” for a description of this methodology. The number of shares awarded in 2008 together with their grant date values are disclosed in the “Grants of Plan-Based Awards During 2008 Table.” For Mr. Devitre, the amount represents the FAS 123R expense associated with unvested restricted and deferred stock that was reversed on the cancellation of his restricted and deferred stock awards upon his retirement on March 28, 2008.

(3)	There was no non-equity LTIP payout in 2008. A new LTIP plan was approved in 2008 to cover the performance cycle of January 1, 2008 to December 31, 2010. Amounts for 2007 reflect payments made upon termination of the 2007-2009 performance cycle of the LTIP on December 31, 2007 as a result of the spin-off of PMI.

(4)	As explained below, Target Payments were eliminated for 2008 and replaced by unfunded accruals under the Benefit Equalization Plan (“BEP”), except in the case of executives who had previously scheduled dates for termination of employment. (see “Overview” and “Benefit Equalization Plan,” under “Plans Maintained by Altria” for more information). This change from year-to-year cash payments to accruals under a pension plan resulted in a change in the method for determining the present value of benefits. For 2006 and 2007, the amounts in this column reflect the changes during each year in the present value of benefits under defined benefit plans reported in the Pension Benefits tables plus the Target Payments reported in each year’s Pension Benefits table that were made in lieu of accruals under non-qualified defined benefit plans for service during the applicable year. For 2008, since Target Payments generally were no longer payable, the amounts shown in this column simply reflect the change in the present value of benefits under the defined benefit plans listed in the Pension Benefits table. For consistency, the 2008 change is measured by the difference in present values (as determined in the manner described in footnote 2 of the Pension Benefits table) at the end of year 2007 and 2008 pension measurement dates assuming that the plan design in place at the 2008 measurement date, including the post-2004 accruals under the BEP, had also been in place on the 2007 measurement date.

The 2008 change from Target Payments to post-2004 accruals under the BEP was not designed or intended to increase the total value of amounts available to our employees for retirement. (To avoid any duplication, the amounts accumulated from Target Payments made in lieu of supplemental plan pension accruals for 2005 through 2007 will reduce the new BEP pension benefits, but these amounts have not been taken into account in the present value of pension calculations.) Absent applying the consistent approach described above in determining the 2008 increases in pension values, differences in the methods used for determining end of year 2007 and 2008 present values would overstate the increase in the value of benefits attributable to employment during 2008. The year-to-year Target Payments were accounted for as an annual compensation expense, while the BEP present values anticipate the effects of future events. For example, Mr. Beran will attain age 55 in 2009 and will then have more than 30 years of service. Had the Target Payment program previously in place continued, he could have received a large Target Payment in early 2010. This payment would have been in lieu of coverage during 2009 under Altria’s supplemental pension plans, and under the terms of those plans his continued employment until age 55 otherwise would have made him eligible for an early retirement pension that increased from 40% of his normal retirement pension to his full normal retirement pension with no reduction for early commencement. This increase would have been reflected in his Target Payment in lieu of such plan coverage for 2009. In contrast, the accounting used for the BEP anticipates a substantial portion of the unreduced early benefit to which Mr. Beran may become entitled by continuing employment until age 55. For Mr. Beran the increment resulting from replacing Target Payments with unfunded accruals subject to the pension plan accounting used to determine the present values shown for the BEP-Post-2004 in the 2008 Pension Table (including the application of SEC rules requiring calculation of the present values of pension plan benefits assuming retirement at the earliest unreduced retirement age for each executive) is $7,227,983; for Mr. Szymanczyk the increment is $6,277,784; for Mr. Barrington the increment is $1,005,894; for Mr. Johnson the increment is $410,480; for Ms. Keane the increment is $660,408; and for Mr. Nelson the increment is $359,977. The consistent approach applied in determining the “Change in Pension Value” shown in the Summary Compensation Table excludes these increments in order to more accurately reflect the actual 2008 change. The one exception to this methodology for calculating the 2008 change in pension value is Mr. Devitre, who received Target Payments in lieu of accruals under non-qualified defined benefit plans attributable to his partial year of employment during early 2008 and did not become covered under the new BEP plan design. In his case, there was no underlying change, and the amounts shown in this column were determined using the same method employed for 2006 and 2007.

(5)	Details of All Other Compensation for each of the named executives appear on the following page.

All Other Compensation

	Year	Szymanczyk		Camilleri		Beran	Devitre		Barrington	Johnson	Keane	Nelson
Target Payments in lieu of Defined Contribution Plan Participation (a)	2008 2007 2006	$ $	— 153,269 143,787	$ $	— 228,206 234,134	— — —	$ $ $	19,807 97,819 84,096	— — —	— — —	— — —	— — —

Allocation to Defined Contribution Plans (b)	2008 2007 2006	$ $ $	180,000 29,500 29,000	$ $ $	70,673 29,500 29,000	$108,199 — —	$ $ $	34,500 33,750 33,000	$99,375 — —	$102,847 — —	$99,375 — —	$115,500 — —

Reimbursement for Taxes on Assets Held for Retirement (c)	2008 2007 2006	$ $	208,860 164,925 —	$ $ $	98,972 64,374 4,093	$28,600 — —	$ $	128,939 96,486 —	$15,786 — —	$20,443 — —	$31,548 — —	$38,980 — —

Personal Use of Company Aircraft (d)	2008 2007 2006	$ $ $	572,259 359,579 317,964	$ $ $	7,892 94,339 103,521	— — —		— — —	— — —	— — —	— — —	— — —

Car Expenses (e)	2008 2007 2006	$	— — 28,727	$ $ $	5,208 22,825 33,778	$19,789 — —	$ $ $	1,210 24,348 23,216	$16,846 — —	$24,974 — —	$19,692 — —	$17,995 — —

Financial Counseling Services	2008 2007 2006	$	— — 10,000		— — —	$9,250 — —	$ $ $	5,600 10,000 10,000	$10,000 — —	$10,000 — —	$10,000 — —	$9,935 — —

Security (f)	2008 2007 2006	$ $	2,330 9,094 —	$ $ $	5,357 29,921 5,461	— — —		— — —	— — —	— — —	— — —	— — —

Relocation (g)	2008 2007 2006		— — —		— — —	— — —		— — —	$44,391 — —	— — —	— — —	— — —

Payments on Termination (h)	2008 2007 2006		— — —		— — —	— — —		$7,395,284 — —	— — —	— — —	— — —	— — —

TOTALS	2008 2007 2006	$ $ $	963,449 716,367 529,478	$ $ $	188,102 469,165 409,987	$165,838 — —	$ $ $	7,585,340 262,403 150,312	$186,398 — —	$158,264 — —	$160,615 — —	$182,410 — —

(a)	The amounts shown are Target Payment amounts paid in early 2008 and 2007 in lieu of continued participation during 2007 and 2006, respectively, in our supplemental defined contribution plans. For Mr. Devitre, the entry for 2008 is his final Target Payment made for 2008 in early 2009.

(b)	The amounts shown are for Company allocations to tax-qualified and, for 2008, non-qualified supplemental defined contribution plans. Mr. Devitre, however, had no supplemental plan allocations.

(c)

The amounts shown are reimbursements during the year reported for taxes on a portion of prior year earnings on assets held in trusts of or paid to individual officers. These assets and reimbursement payments offset amounts otherwise payable by us or our operating subsidiaries for vested pre-2005 benefits under supplemental retirement plans and are not intended to increase total promised benefits.

(d)	For reasons of security and personal safety, Mr. Szymanczyk is required (and Mr. Camilleri was required) to use company aircraft for all travel. Amounts shown for Mr. Camilleri represent January 1 to March 28, 2008. The amounts shown are the incremental cost of personal use of company aircraft and include the cost of trip-related crew hotels and meals, in-flight food and beverages, landing and ground handling fees, hourly maintenance contract costs, hangar or aircraft parking costs, fuel costs based on the average annual cost of fuel per hour flown, and other smaller variable costs. Fixed costs that would be incurred in any event to operate company aircraft (e.g., aircraft purchase costs, depreciation, maintenance not related to personal trips, and flight crew salaries) are not included. Executives are responsible for their own taxes on the imputed taxable income resulting from personal use of the company aircraft. Effective in 2009, Mr. Szymanczyk will reimburse the Company for annual personal aircraft usage in excess of $300,000 pursuant to a time sharing agreement between Mr. Szymanczyk and the Company executed on January 28, 2009.

(e)	Mr. Szymanczyk does not make personal use of a company driver or automobile. Amounts shown for Mr. Camilleri represent January 1 to March 28, 2008 and include the incremental cost of personal use of a driver that we provided for reasons of security and personal safety. With respect to Mr. Devitre, the amounts shown represent January 1 to March 28, 2008. For Messrs. Beran, Barrington, Johnson and Nelson and Ms. Keane, amounts include the annual cost of providing a leased vehicle and operating expenses, including insurance, maintenance and repairs. Executives are responsible for their own taxes on the imputed taxable income resulting from personal use of company cars and car expenses.

(f)	Includes the costs associated with company-provided home security systems.

(g)	The amount shown is associated with Mr. Barrington’s repatriation from Switzerland in 2007.

(h)	The amount shown is associated with Mr. Devitre’s retirement. See “Retirement of Mr. Devitre” under “Employment Contracts, Termination of Employment and Change of Control Arrangements” for more information.

Grants of Plan-Based Awards during 2008

		Estimated Possible Payouts Under Non-Equity Annual Incentive Plan (1)			Estimated Possible Payouts Under Non-Equity Long-Term Incentive Plan (1)			All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	Grant Date Fair Value of Stock Awards($)
Name and Principal Position	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Michael E. Szymanczyk,	2008	—	1,800,000	10,000,000	—	3,000,000	8,000,000
Chairman of the Board	1/30/2008							94,538	2,200,709
and Chief Executive
Officer, Altria Group, Inc.	4/23/2008							200,000	4,456,000

Louis C. Camilleri,	2008	—	—	—	—	—	—
Former Chairman of the
Board and Chief Executive
Officer, Altria Group, Inc.	1/30/2008							330,280	25,352,293

David R. Beran,	2008	—	661,500	10,000,000	—	1,470,000	8,000,000
Executive Vice President
and Chief Financial
Officer, Altria Group, Inc.	1/30/2008							57,045	1,327,948

Dinyar S. Devitre,	2008	—	—	—	—	—	—
Former Senior Vice
President and Chief
Financial Officer, Altria
Group, Inc.	1/30/2008							—	—

Martin J. Barrington,	2008	—	607,500	10,000,000	—	1,350,000	8,000,000
Executive Vice President
and Chief Compliance and
Administrative Officer,
Altria Group, Inc.	1/30/2008							42,965	1,000,183

Craig A. Johnson,	2008	—	553,200	10,000,000	—	864,375	8,000,000
Executive Vice President,
Altria Group, Inc. and	1/30/2008							47,252	1,099,971
President, Philip Morris
USA Inc.	4/23/2008							67,330	1,500,112

Denise F. Keane,	2008	—	607,500	10,000,000	—	1,350,000	8,000,000
Executive Vice President
and General Counsel,
Altria Group, Inc.	1/30/2008							42,965	1,000,183

John R. Nelson,	2008	—	616,000	10,000,000	—	962,500	8,000,000
Executive Vice President	1/30/2008							42,965	1,000,183
and Chief Technology
Officer, Altria Group, Inc.	4/23/2008							67,330	1,500,112

(1)	The numbers in these columns represent the range of potential awards as of the time of the grant. No values are reported for Mr. Camilleri due to his resignation or for Mr. Devitre due to his retirement. Actual awards paid under the Non-Equity Annual Incentive Plan for 2008 are found in the Annual Incentive Plan column of the Summary Compensation Table.

(2)	All named executive officers except Mr. Devitre received awards of Altria deferred stock on January 30, 2008. Except in the case of Mr. Camilleri, the numbers of Altria shares shown in the table for the January 30, 2008 grants reflect the increased numbers of Altria shares resulting from adjustments to preserve the value of the January 30, 2008 grants in connection with our spin-off of PMI, as described under “Treatment of Compensation and Benefit Programs at Completion of the Spin-Off of PMI” above. For more detail, see footnote 2 of the “Outstanding Equity Awards (Altria) as of December 31, 2008” table which follows. The 330,280 shares of Altria deferred stock shown as granted to Mr. Camilleri on January 30, 2008, however, represent the number of Altria shares before any adjustment, since his January 30, 2008 grant was replaced entirely by PMI deferred stock on the date of the PMI spin-off. The 330,280 shares of Altria deferred stock originally awarded to Mr. Camilleri consisted of two grants: a grant of 130,280 shares with a 3 year vesting period and a special grant of 200,000 shares with a 4 year vesting period in recognition of his leadership role in the successful restructuring of Altria during his tenure as Chairman and CEO of Altria. The details of Mr. Camilleri’s resulting PMI deferred stock were reported in PMI’s proxy statement. The grant date fair market value shown in all cases is for the awards when originally granted and was determined by using the average of the high and the low trading prices of our stock on the grant date. On January 30, 2008, the average of the high and low trading prices of our stock was $76.76. The closing price of our stock on that date was $76.50. The Altria deferred stock awards granted on January 30, 2008 vest on February 11, 2011, except for Mr. Camilleri’s PMI shares resulting from his special grant which will vest on January 30, 2012. Dividend equivalents on deferred stock are payable on a quarterly basis throughout the restriction period.

On April 23, 2008, the Compensation Committee granted Mr. Szymanczyk a special restricted stock award in recognition of assuming his current role as Chairman and CEO of Altria. The Committee also granted Messrs. Johnson and Nelson special restricted stock awards to recognize their contributions to the Company and to encourage retention in their key roles. These awards vest five years after the grant date or April 23, 2013, which is longer than the typical three year vesting period for regular annual grants. On April 23, 2008, the average of the high and low trading prices of our stock was $22.28. The closing price of our stock on that date was $22.30. Dividends on restricted stock are payable on a quarterly basis throughout the restriction period.

In addition, on January 27, 2009, each of our named executives received Altria restricted stock awards, with a value at such date as follows: Mr. Szymanczyk, 250,000 shares, $4,212,500; Mr. Beran, 100,900 shares, $1,700,165; Mr. Barrington, 89,030 shares, $1,500,156; Mr. Johnson, 71,220 shares, $1,200,057; Ms. Keane, 89,030 shares, $1,500,156; and Mr. Nelson, 59,350 shares, $1,000,048.

Outstanding Equity Awards (Altria) as of December 31, 2008

	Option Awards			Stock Awards
Name and Principal Position	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested (#) (1) (2) (3)	Market Value of Shares or Units Of Stock That Have Not Vested ($) (4)
Michael E. Szymanczyk,	39,452	11.178	6/29/2009	4/23/2008	200,000	3,012,000
Chairman of the Board and Chief Executive Officer, Altria Group, Inc.	127,543 68,337 6,757 23,982 42,930 38,373 138,166 54,837 40,844 49,022	14.873 16.905 11.790 10.848 12.429 16.905 16.164 16.164 18.423 19.359	6/29/2009 6/29/2009 1/26/2010 1/26/2010 1/26/2010 1/31/2011 1/31/2011 6/12/2011 6/12/2011 6/12/2011	1/30/2008 1/31/2007 1/25/2006	94,538 33,564 29,650	1,423,742 505,474 446,529

Louis C. Camilleri,	387,500	9.104	6/29/2009	1/31/2007	152,527	2,297,057
Former Chairman of the Board and Chief Executive Officer, Altria Group, Inc.	200,000 229,410 300,000 300,000	4.858 11.161 11.978 14.794	1/26/2010 6/12/2011 2/27/2012 2/27/2012	1/25/2006 1/29/2003	135,000 175,000	2,033,100 2,635,500

David R. Beran,	21,241	12.498	6/29/2009	1/30/2008	57,045	859,098
Executive Vice President and Chief Financial Officer, Altria Group, Inc.	7,434 12,888 41,181 29,871 5,843 28,286	12.498 10.578 10.423 12.498 15.093 15.093	6/29/2009 1/26/2010 1/26/2010 1/31/2011 1/31/2011 6/12/2011	1/31/2007 1/25/2006	20,253 17,860	305,010 268,972

Dinyar S. Devitre, (5)
Former Senior Vice President and Chief Financial Officer, Altria Group, Inc.

Martin J. Barrington,	9,431	10.848	1/26/2010	1/30/2008	42,965	647,053
Executive Vice President and Chief Compliance and Administrative Officer, Altria Group, Inc.	16,477	12.450	1/26/2010	1/31/2007 1/25/2006	11,166 8,900	168,160 134,034

Craig A. Johnson,				4/23/2008	67,330	1,013,990
Executive Vice President, Altria Group, Inc. and President, Philip Morris USA Inc.				1/30/2008 1/31/2007 1/25/2006	47,252 18,228 14,830	711,615 274,514 223,340

Denise F. Keane,	27,466	18.477	6/29/2009	1/30/2008	42,965	647,053
Executive Vice President and General Counsel, Altria Group, Inc.	13,763 8,832 41,700 33,960	11.529 11.399 10.100 11.161	1/26/2010 1/26/2010 1/31/2011 6/12/2011	1/31/2007 1/25/2006	10,686 9,440	160,931 142,166

John R. Nelson,	33,206	11.254	6/29/2009	4/23/2008	67,330	1,013,990
Executive Vice President and Chief Technology Officer, Altria Group, Inc.	11,275 33,542 16,640 17,863 33,042 39,014 2,452 52,821 27,477	12.046 11.653 12.429 12.226 12.370 15.366 15.366 16.311 16.444	6/29/2009 1/26/2010 1/31/2011 1/31/2011 1/31/2011 1/31/2011 6/12/2011 6/12/2011 6/12/2011	1/30/2008 1/31/2007 1/25/2006	42,965 15,256 13,480	647,053 229,755 203,009

(1)	These awards vest according to the following schedule:

Grant Date	Vesting Schedule
4/23/08	100% of award vests on 4/23/13.
1/30/08	100% of award vests on 2/11/11.
1/31/07	100% of award vests on 2/12/10.
1/25/06	100% of award vests on 2/11/09.
1/29/03	100% of award vests on 2/3/11.

(2)	Unlike deferred stock awards granted prior to 2007, deferred stock awards granted on January 31, 2007 to Altria employees were not split into both Altria and Kraft awards. Instead, the number of Altria deferred shares awarded was increased to preserve the intrinsic value of the award as follows: Mr. Camilleri’s award increased from 114,470 shares to 152,527 shares; Mr. Szymanczyk’s award increased from 25,190 shares to 33,564 shares; Mr. Devitre’s award increased from 24,040 shares to 32,032 shares. The deferred stock awards granted on January 30, 2008 to Altria employees were similarly treated. The awards were not split into both Altria and PMI awards. Instead the number of Altria deferred shares awarded was increased to preserve the intrinsic value of the award as follows: Mr. Szymanczyk’s award increased from 28,670 shares to 94,538 shares; Mr. Beran’s award increased from 17,300 shares to 57,045 shares; Mr. Barrington’s award increased from 13,030 shares to 42,965 shares; Mr. Johnson’s award increased from 14,330 shares to 47,252 shares; Ms. Keane’s award increased from 13,030 shares to 42,965 shares; and Mr. Nelson’s award increased from 13,030 shares to 42,965 shares. Mr. Camilleri’s Altria deferred shares awarded were converted to PMI shares and increased to preserve the intrinsic value of the award. See Note 1 “Background and Basis of Presentation” to our Consolidated Financial Statements in our 2008 Annual Report for how options and stock awards have been adjusted to reflect the spin-offs of Kraft and PMI as well as “Treatment of Compensation and Benefit Programs at Completion of the Spin-Off of PMI” above.

(3)	Dividends and dividend equivalents paid in 2008 on outstanding Altria restricted and deferred stock awards for each of our named executive officers were as follows: Mr. Szymanczyk, $470,367; Mr. Camilleri, $487,070; Mr. Beran, $142,898; Mr. Devitre, $110,268; Mr. Barrington, $86,308; Mr. Johnson, $162,680; Ms. Keane, $86,375; and Mr. Nelson, $149,790.

(4)	Based on the closing market price of Altria on December 31, 2008 of $15.06.

(5)	Per the terms of his early retirement, Mr. Devitre’s outstanding restricted and deferred shares were cancelled. See “Employment Contracts, Termination of Employment and Change of Control Arrangements” for more information.

Outstanding Equity Awards (Kraft) as of December 31, 2008

(Altria equity awards granted before 2007 were split into Altria and Kraft equity awards on the 2007 spin-off of Kraft by Altria)

	Option Awards				Stock Awards
Name and Principal Position	Number of Securities Underlying Unexercised Options (#) Exercisable		Option Exercise Price ($)	Option Expiration Date	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested (#) (1) (2)	Market Value of Shares or Units Of Stock That Have Not Vested ($) (3)

Michael E. Szymanczyk,	26,554		26.780	1/31/2011	1/25/2006	20,518	550,908
Chairman of the Board and Chief Executive Officer, Altria Group, Inc.	95,614 37,948 28,264 33,924		25.606 25.606 29.185 30.668	1/31/2011 6/12/2011 6/12/2011 6/12/2011
	32,260	(4)	31.000	6/12/2011

Louis C. Camilleri,	268,158		14.422	6/29/2009	1/25/2006	93,423	2,508,408
Former Chairman of the Board and Chief Executive Officer, Altria Group, Inc.	138,404 158,757 207,606 207,606		7.696 17.681 18.976 23.436	1/26/2010 6/12/2011 2/27/2012 2/27/2012	1/29/2003	121,104	3,251,642

David R. Beran,	19,843		19.800	6/29/2009	1/25/2006	12,359	331,839
Executive Vice President and Chief Financial Officer, Altria Group, Inc.	8,918 28,498 20,671 4,043 19,574		16.757 16.511 19.800 23.910 23.910	1/26/2010 1/26/2010 1/31/2011 1/31/2011 6/12/2011
	5,810	(4)	31.000	6/12/2011

Dinyar S. Devitre, (5)
Former Senior Vice President and Chief Financial Officer, Altria Group, Inc.

Martin J. Barrington,					1/25/2006	6,159	165,369
Executive Vice President and Chief Compliance and Administrative Officer, Altria Group, Inc.

Craig A. Johnson,	6,300	(4)	31.000	6/12/2011	1/25/2006	10,262	275,535
Executive Vice President, Altria Group, Inc. and President, Philip Morris USA Inc.

Denise F. Keane,	28,857		15.999	1/31/2011	1/25/2006	6,532	175,384
Executive Vice President and	23,501		17.681	6/12/2011
General Counsel, Altria Group, Inc.	5,970	(4)	31.000	6/12/2011

John R. Nelson,	26,998		24.343	1/31/2011	1/25/2006	9,328	250,457
Executive Vice President and Chief Technology Officer, Altria Group, Inc.	1,696 36,553 19,014		24.343 25.839 26.050	6/12/2011 6/12/2011 6/12/2011
	17,750	(4)	31.000	6/12/2011

(1)	These awards vest according to the following schedule:

Grant Date	Vesting Schedule
1/25/06	100% of award vests on 2/11/09.
1/29/03	100% of award vests on 2/3/11.

(2)	Dividends or dividend equivalents paid in 2008 on outstanding Kraft restricted or deferred stock awards for each of our named executive officers were as follows: Mr. Szymanczyk, $51,998; Mr. Camilleri, $92,844; Mr. Beran, $17,259; Mr. Devitre, $15,500; Mr. Barrington, $8,765; Mr. Johnson, $14,349; Ms. Keane, $9,160; and Mr. Nelson, $13,276.

(3)	Based on the closing market price of Kraft on December 31, 2008 of $26.85.

(4)	On February 23, 2007, outstanding Kraft stock options issued by Altria to executives who were employed by Altria, but not Kraft, at the time of the grant were converted to cash settled stock appreciation rights. Otherwise, the terms and conditions, grant price and expiration date remain unchanged.

(5)	Per the terms of his early retirement, Mr. Devitre’s outstanding restricted and deferred shares were cancelled. See “Employment Contracts, Termination of Employment and Change of Control Arrangements” for more information.

Outstanding Equity Awards (PMI) as of December 31, 2008

(Altria equity awards granted before 2008 were split into Altria and PMI equity awards on the 2008 spin-off of PMI by Altria)

	Option Awards			Stock Awards
Name and Principal Position	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested (#) (1) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)
Michael E. Szymanczyk,	82,674	34.171	6/29/2009	1/31/2007	33,564	1,460,370
Chairman of the Board and Chief	68,336	38.838	6/29/2009	1/25/2006	29,650	1,290,072
Executive Officer, Altria Group, Inc.	38,372	38.838	1/31/2011
	138,165	37.136	1/31/2011
	54,836	37.136	6/12/2011
	40,843	42.326	6/12/2011
	49,021	44.477	6/12/2011

Louis C. Camilleri, (4)
Former Chairman of the Board
and Chief Executive Officer,
Altria Group, Inc.

David R. Beran,	12,887	24.301	1/26/2010	1/31/2007	20,253	881,208
Executive Vice President and	41,180	23.946	1/26/2010	1/25/2006	17,860	777,089
Chief Financial Officer, Altria	29,870	28.715	1/31/2011
Group, Inc.	5,842	34.676	1/31/2011
	28,285	34.676	6/12/2011

Dinyar S. Devitre, (5)
Former Senior Vice President and Chief
Financial Officer, Altria Group, Inc.

Martin J. Barrington,	9,430	24.924	1/26/2010	1/31/2007	11,166	485,833
Executive Vice President and Chief	16,476	28.602	1/26/2010	1/25/2006	8,900	387,239
Compliance and Administrative
Officer, Altria Group, Inc.

Craig A. Johnson,				1/31/2007	18,228	793,100
Executive Vice President,				1/25/2006	14,830	645,253
Altria Group, Inc. and President,
Philip Morris USA Inc.

Denise F. Keane,	27,464	42.451	6/29/2009	1/31/2007	10,686	464,948
Executive Vice President and General	13,762	26.487	1/26/2010	1/25/2006	9,440	410,734
Counsel, Altria Group, Inc.	8,831	26.189	1/26/2010
	41,699	23.203	1/31/2011
	33,959	25.643	6/12/2011

John R. Nelson,	39,013	35.303	1/31/2011	1/31/2007	15,256	663,789
Executive Vice President and Chief	2,451	35.303	6/12/2011	1/25/2006	13,480	586,515
Technology Officer, Altria Group, Inc.	52,820	37.473	6/12/2011
	27,476	37.779	6/12/2011
(1)	These awards vest according to the following schedule:

Grant Date	Vesting Schedule
1/31/07	100% of award vests on 2/12/10.
1/25/06	100% of award vests on 2/11/09.

(2)	Dividends and dividend equivalents paid in 2008 on outstanding PMI restricted and deferred stock awards for each of our named executive officers were as follows: Mr. Szymanczyk, $63,214; Mr. Beran, $38,113; Mr. Barrington, $20,066; Mr. Johnson, $33,058; Ms. Keane, $20,126; and Mr. Nelson, $28,736.

(3)	Based on the closing market price of PMI on December 31, 2008 of $43.51.

(4)	As of March 28, 2008, as a result of the spin-off of PMI, Mr. Louis C. Camilleri resigned the role of Chairman and Chief Executive Officer of Altria Group, Inc., and assumed that role at PMI. He was not granted any PMI equity awards as an Altria Group, Inc. employee.

(5)	Per the terms of his early retirement, Mr. Devitre’s outstanding restricted and deferred shares were cancelled. See “Employment Contracts, Termination of Employment and Change of Control Arrangements” for more information.

Stock Option Exercises and Stock Vested (Altria) During 2008

	Option Awards		Stock Awards
Name and Principal Position	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Michael E. Szymanczyk, Chairman of the Board and Chief Executive Officer, Altria Group, Inc.	80,671	615,190	96,500	3,953,608

Louis C. Camilleri, Former Chairman of the Board and Chief Executive Officer, Altria Group, Inc.	424,630	4,839,473	186,900	10,721,192

David R. Beran, Executive Vice President and Chief Financial Officer, Altria Group, Inc.	17,834	153,311	19,610	1,478,692

Dinyar S. Devitre, Former Senior Vice President and Chief Financial Officer, Altria Group, Inc.	—	—	29,040	2,189,761

Martin J. Barrington, Executive Vice President and Chief Compliance and Administrative Officer, Altria Group, Inc.	—	—	10,650	803,063

Craig A. Johnson, Executive Vice President, Altria Group, Inc. and President, Philip Morris USA Inc.	—	—	16,380	1,235,134

Denise F. Keane, Executive Vice President and General Counsel, Altria Group, Inc.	10,592	453,665	10,570	797,031

John R. Nelson, Executive Vice President and Chief Technology Officer, Altria Group, Inc.	31,249	309,259	16,140	1,217,037

On February 11, 2009, vesting restrictions lapsed for the following restricted and deferred stock awards granted in 2006 with a value at such date as follows: Mr. Szymanczyk, 29,650 shares, $491,449; Mr. Camilleri, 135,000 shares, $2,237,625; Mr. Beran, 17,860 shares, $296,030; Mr. Barrington, 8,900 shares, $147,518; Mr. Johnson, 14,830 shares, $245,807; Ms. Keane, 9,440 shares, $156,468; and Mr. Nelson, 13,480 shares, $223,431.

Stock Option Exercises and Stock Vested (Kraft) During 2008

	Option Awards		Stock Awards
Name and Principal Position	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Michael E. Szymanczyk, Chairman of the Board and Chief Executive Officer, Altria Group, Inc.	50,980	647,526	66,779	1,966,446

Louis C. Camilleri, Former Chairman of the Board and Chief Executive Officer, Altria Group, Inc.	293,853	4,707,292	129,339	3,810,990

David R. Beran, Executive Vice President and Chief Financial Officer, Altria Group, Inc.	12,341	146,122	13,570	400,111

Dinyar S. Devitre, Former Senior Vice President and Chief Financial Officer, Altria Group, Inc.	—	—	20,096	592,531

Martin J. Barrington, Executive Vice President and Chief Compliance and Administrative Officer, Altria Group, Inc.	17,928	240,734	7,370	217,304

Craig A. Johnson, Executive Vice President, Altria Group, Inc. and President, Philip Morris USA Inc.	—	—	11,335	334,212

Denise F. Keane, Executive Vice President and General Counsel, Altria Group, Inc.	41,970	419,356	7,314	215,653

John R. Nelson, Executive Vice President and Chief Technology Officer, Altria Group, Inc.	122,358	1,690,743	11,169	329,318

On February 11, 2009, vesting restrictions lapsed for the following Kraft restricted and deferred stock awards derived from Altria stock awards granted in 2006: Mr. Szymanczyk, 20,518 shares, $514,386; Mr. Camilleri, 93,423 shares, $2,342,115; Mr. Beran, 12,359 shares, $309,840; Mr. Barrington, 6,159 shares, $154,406; Mr. Johnson, 10,262 shares, $257,268; Ms. Keane, 6,532 shares, $163,757; and Mr. Nelson, 9,328 shares, $233,853.

Stock Option Exercises and Stock Vested (PMI) During 2008

	Option Awards		Stock Awards
Name and Principal Position	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Michael E. Szymanczyk, Chairman of the Board and Chief Executive Officer, Altria Group, Inc.	238,654	4,164,328	61,000	3,068,300

Louis C. Camilleri, Former Chairman of the Board and Chief Executive Officer, Altria Group, Inc.	—	—	—	—

David R. Beran, Executive Vice President and Chief Financial Officer, Altria Group, Inc.	46,506	1,076,164	—	—

Dinyar S. Devitre, Former Senior Vice President and Chief Financial Officer, Altria Group, Inc.	—	—	—	—

Martin J. Barrington, Executive Vice President and Chief Compliance and Administrative Officer, Altria Group, Inc.	—	—	—	—

Craig A. Johnson, Executive Vice President, Altria Group, Inc. and President, Philip Morris USA Inc.	—	—	—	—

Denise F. Keane, Executive Vice President and General Counsel, Altria Group, Inc.	—	—	—	—

John R. Nelson, Executive Vice President and Chief Technology Officer, Altria Group, Inc.	176,810	4,862,619	—	—

On February 11, 2009, vesting restrictions lapsed for the following PMI restricted and deferred stock awards derived from Altria stock awards granted in 2006: Mr. Szymanczyk, 29,650 shares, $1,074,961; Mr. Beran, 17,860 shares, $647,514; Mr. Barrington, 8,900 shares, $322,670; Mr. Johnson, 14,830 shares, $537,662; Ms. Keane, 9,440 shares, $342,247; and Mr. Nelson, 13,480 shares, $488,717.

In addition, in conjunction with the spin-off of PMI, cash payments for any resulting fractional stock options, deferred shares or restricted shares were paid to the executives as follows: Mr. Szymanczyk, $220; Mr. Beran, $199; Mr. Barrington, $68; Mr. Johnson, $12; Ms. Keane, $140; and Mr. Nelson, $245.

See “Treatment of Compensation and Benefit Programs at Completion of the Spin-Off of PMI” for how option and stock awards have been adjusted to reflect the spin-off of PMI.

The Pension Benefits table and the Non-Qualified Deferred Compensation table below generally reflect amounts accumulated as a result of service over the named executive officers’ full careers with us. The increments related to 2008 are reflected in the Change in Pension Value column of the Summary Compensation Table above or, in the case of defined contribution plans, in the “All Other Compensation” footnote.

PENSION BENEFITS

Name and Principal Position	Plan Name	Number of Years of Credited Service (1) (#)	Present Value of Accumulated Benefits (2) (3) ($)	Payments During Last Fiscal Year (4)
Michael E. Szymanczyk, Chairman of the Board and Chief Executive Officer, Altria Group, Inc.	Retirement Plan for Salaried Employees	18.17	779,420	—
	Benefit Equalization Plan - Pre-2005	14.17	5,553,304	—
	Benefit Equalization Plan - Post-2004	28.08	12,700,296	—
	Supplemental Management Employees’ Retirement Plan	20.08	2,602,962	—
	Target Payments	—	—	2,601,492
Louis C. Camilleri, Former Chairman of the Board and Chief Executive Officer, Altria Group, Inc.	Retirement Plan for Salaried Employees	—	—	—
	Benefit Equalization Plan	—	—	—
	Supplemental Management Employees’ Retirement Plan	—	—	—
	Target Payments	—	—	1,754,659
David R. Beran, Executive Vice President and Chief Financial Officer, Altria Group, Inc.	Retirement Plan for Salaried Employees	32.58	1,447,598	—
	Benefit Equalization Plan - Pre-2005	28.58	1,993,456	—
	Benefit Equalization Plan - Post-2004	32.58	9,757,228	—
	Target Payments	—	—	577,398
Dinyar S. Devitre, Former Senior Vice President and Chief Financial Officer, Altria Group, Inc.	Retirement Plan for Salaried Employees	30.25	1,300,582	—
	Benefit Equalization Plan	26.25	—	5,296,854
	Supplemental Management Employees’ Retirement Plan	2.83	—	700,659
	International Management Benefit Program Retirement Plan	1.42	—	531,712
	Target Payments	1.00	1,666,196	1,801,513
Martin J. Barrington,	Retirement Plan for Salaried Employees	15.67	509,084	—
Executive Vice President and	Benefit Equalization Plan - Pre-2005	11.67	1,005,859	—
Chief Compliance and	Benefit Equalization Plan - Post-2004	15.67	1,547,982	—
Administrative Officer, Altria Group, Inc.	Target Payments	—	—	141,621
Craig A. Johnson,	Retirement Plan for Salaried Employees	17.75	628,215	—
Executive Vice President,	Benefit Equalization Plan - Pre-2005	13.75	1,100,075	—
Altria Group, Inc. and	Benefit Equalization Plan - Post-2004	17.75	3,422,921	—
President, Philip Morris USA Inc.	Target Payments	—	—	2,059,328

Denise F. Keane,	Retirement Plan for Salaried Employees	32.00	1,485,803	—
Executive Vice President and	Benefit Equalization Plan - Pre-2005	28.00	2,545,260	—
General Counsel,	Benefit Equalization Plan - Post-2004	32.00	5,129,368	—
Altria Group, Inc.	Target Payments	—	—	3,931,655

John R. Nelson,	Retirement Plan for Salaried Employees	26.42	934,950	—
Executive Vice President and	Benefit Equalization Plan - Pre-2005	22.42	2,581,024	—
Chief Technology Officer,	Benefit Equalization Plan - Post-2004	26.42	4,385,914	—
Altria Group, Inc.	Target Payments	—	—	3,210,090

(1)	At December 31, 2008, each named executive officer’s total years of service with us or our operating subsidiaries were as follows: Mr. Szymanczyk, 20.0 years; Mr. Camilleri, 30.33 years; Mr. Beran, 32.58 years; Mr. Devitre, 34.5 years; Mr. Barrington, 15.67 years; Mr. Johnson, 17.75 years; Ms. Keane, 32.0 years; and Mr. Nelson, 26.42 years. Years shown in this column are only those taken into account for benefit accrual purposes under the named plan. Additional years may count for purposes of vesting or early retirement eligibility. Differences between each named executive’s total service and the credited service shown for each plan result from prior transfers between entities sponsoring the various plans or from individual agreements entered into under the Supplemental Management Employees’ Retirement Plan (“SERP”), described below. The SERP and Benefit Equalization Plan—Post-2004 present value shown for Mr. Szymanczyk includes $7,846,043 attributable to years of service credited in excess of his actual years of service, with another $142,942 of that present value being attributable to the unreduced benefit described in the discussion of his SERP agreement below.

(2)	The amounts shown in this column are based on a single life annuity and otherwise use the same assumptions applied for year-end 2008 financial disclosure under Statement of Financial Accounting Standards No. 87, “Employer’s Accounting for Pensions,” as amended by Statement of Financial Standards No. 158, except that (i) the BEP-Post 2004 amounts for Mr. Szymanczyk, Mr. Beran, Mr. Johnson and Mr. Nelson are based on the lump sum required to purchase an annuity providing the after-tax equivalent of the post-2004 pension component of that plan assuming an annuity interest rate of 4.25%, (ii) the BEP amounts for Mr. Barrington and Ms. Keane are based on a lump sum form of payment assuming an interest rate of 4.25%, and (iii) in accordance with SEC requirements all benefits are assumed to commence at the earliest date on which, assuming continued employment, the individual would be eligible for benefits that are not reduced for early commencement. See Note 16 to our Consolidated Financial Statements in our 2008 Annual Report for a description of the financial accounting assumptions referred to above. For Mr. Devitre, the present value amounts shown for the BEP – Pre-2005 and the SERP include the present values of insignificant benefit amounts to which he is entitled under local plans in India, which offset benefits under those plans. As a result of payments previously made to or for certain employees, including our named executive officers, who were eligible for contributions to individual trusts, our liabilities or those of our operating subsidiaries under the BEP – Pre-2005 or the SERP will be less than shown in the table. Our liability for accrued BEP – Post-2004 pension benefits (which include post-2004 additional benefits under the agreement with Mr. Szymanczyk’s SERP previously entered into in connection with the SERP) will also be less than that reflected in this column because it is also reduced by the portion of the accumulated value, at the employee’s retirement or other termination of employment, of prior Target Payments attributed to supplemental pension benefits. The amounts by which these prior payments reduce our liabilities will fluctuate over time with investment performance and as credits for the amounts previously paid are reduced to reflect payments to cover taxes on earnings on these amounts. For further discussion, see “Overview” under “Plans Maintained by Altria.”

(3)

In addition to the benefits reflected in this column, we generally provide a survivor income benefit allowance (SIB allowance) to the surviving spouse and eligible children of an employee who dies while covered by the Retirement Plan for Salaried Employees. In the case of the death of a married employee who has begun receiving benefits, SIB payments to the surviving spouse are only available with respect to those plans under which payments are being made in the form of a single life annuity. The surviving spouse becomes entitled, four years after the employee’s death, to a SIB allowance equal to the amount the spouse would have received had the employee begun receiving monthly payments under the Retirement Plan (and, to the extent applicable, under the BEP and SERP) in the form of a joint and 50% survivor annuity. The present values of such post-retirement SIB benefits for the named executive officers with spouses who would be eligible, assuming their spouses survived them, based on the same mortality and other assumptions used to derive the present values for pension plan benefits, are: Mr. Szymanczyk, $259,008; Mr. Beran, $145,338; Mr. Devitre, $323,934; Ms. Keane, $21,693; and Mr. Nelson, $162,129. Mr. Barrington and Mr. Johnson are not currently eligible for such SIB benefits. In the case of the pre-retirement death of a married employee prior to age 61, a pre-retirement death benefit in the form of an SIB allowance of 25% of the deceased employee’s base compensation may commence beginning four years after the employee’s death, if the surviving spouse has not remarried. This benefit is reduced by the amount of any pre-retirement survivor allowance payable to the surviving spouse under the Retirement Plan, BEP and SERP and is generally payable in the form of a monthly annuity until the earlier of remarriage or the first day of the month in which the employee would have attained age 65. If the spouse has not remarried and the deceased employee had completed at least five years of service, the SIB allowance beginning after age 65 and payable for the life of the surviving spouse, when combined with the pre-retirement survivor allowance, is equal to the amount the surviving spouse would have received if the employee had continued to work to age 65 at the same base compensation in effect on the date of death, retired and begun receiving payments under the Retirement Plan (and the BEP and the SERP, if applicable) in the form of a joint and 50% survivor annuity.

(4)	The amounts shown in this column on the “Target Payments” line represent Target Payments made in early 2008 in lieu of 2007 defined benefit accruals under the BEP and the SERP. As discussed below, Target Payments to our continuing named executive officers have been discontinued for post-2007 service.

Plans Maintained by Altria

Overview

Pensions for most of our employees are payable from a funded tax-qualified pension plan. To the extent that tax law limitations do not allow paying the full pension under the tax-qualified plan, a circumstance that affects our named executive officers as well as others, the balance is payable under supplemental pension plans. Company contributions to our tax-qualified deferred profit-sharing plan are also limited by tax rules, with any amount above the limits being credited under the supplemental deferred profit-sharing plan.

With respect to these supplemental retirement plan benefits earned for service before 2005, since 1996, a number of our employees (including our named executive officers) have been eligible for payments that were made to individual trusts they established or, in some cases, to employees themselves. The accumulated values of these payments offset pre-2005 vested benefits promised under both the pension and deferred profit sharing portions of the supplemental plans that would otherwise be payable at or after the employee’s retirement. The payments were not intended to increase total promised benefits but rather to provide greater parity among employees with respect to the extent of unfunded benefits and neutralize any perceived recruitment and retention disincentives presented by substantial unfunded retirement benefit arrangements.

In response to changes in applicable tax laws, accruals and allocations under these supplemental plans ceased in years 2005 to 2007 for a number of employees, including all of our named executive officers. They were replaced by annual Target Payments described under the caption “Target Payments” below. The pre-2005 supplemental plan benefits promised to employees remain in place, and additional payments with respect to these benefits were made for periods through 2007.

During 2008, the Compensation Committee of our Board of Directors continued to review Altria’s retirement plans and arrangements. The Committee concluded that, in light of changed circumstances, the complexity and costs involved in continuing to make payments with respect to the pre-2005 supplemental retirement plan benefits and in continuing annual Target Payments appeared to outweigh the benefits. Accordingly, all such payments have been discontinued with respect to periods after

December 31, 2007, except for employees who had previously scheduled dates for termination of employment. Effective January 1, 2008, our continuing named executive officers and other employees affected by this discontinuance again began to receive accruals and allocations under the supplemental plans. It is anticipated that these benefits will remain unfunded and will not be paid until the employee retires or otherwise terminates employment.

The new 2008 structure for supplemental retirement plan benefits was implemented by amending the BEP described below. In order to integrate the prior arrangements without creating duplicative benefits, the amended BEP provides a new pension benefit based on all of an employee’s creditable service and compensation, but only to the extent such benefit exceeds the sum of:

•	pre-2005 supplemental retirement plan benefits;

•	the portion of the accumulated value of prior Target Payments attributed to supplemental pension benefits; and

•	our tax-qualified pension plan benefits.

Similarly, with respect to supplemental deferred profit-sharing plan (“BEP DPS”) benefits, the amended BEP will provide new benefits based on the accumulated value of BEP DPS allocations that would have been made or are made for years after 2004 to the extent they exceed the accumulated value of prior Target Payments allocated to these benefits. All of the new benefits provided through amendment of the BEP are paid in a lump sum following retirement. Distribution of the pre-2005 supplemental plan benefits remains subject to the terms applicable on December 31, 2004.

Retirement Plan for Salaried Employees

The tax-qualified Retirement Plan for Salaried Employees, which we refer to as the “Retirement Plan,” is a non-contributory plan maintained for the benefit of our employees and those of our operating subsidiaries. Subject to tax law limits noted in the discussion of the BEP below, compensation taken into account consists of the amount shown as annual salary and annual incentive in the Summary Compensation Table. However, the compensation taken into account with respect to service in 2006 and later years for employees in salary bands A and B under all of the arrangements described in this discussion of “Plans Maintained by Altria” has been limited to annual salary and the lesser of (A) their actual or (B) their target annual incentive payable, assuming a business unit rating of 100 and a personal rating of “Exceeds.” This change does not apply to individuals who reached age 55 by December 31, 2006. The named executive officers affected are: Messrs. Camilleri, Beran and Barrington and Ms. Keane.

The pension formula generally applicable to calculate benefits for salaried employees provides for lifetime benefits following termination of employment equal to:

•	1.75% of the employee’s highest average annual compensation (annual salary plus annual incentive) during a period of 60 consecutive months during the last 120 months of employment; minus

•	0.30% of such compensation up to the applicable Social Security covered compensation amount; times

•	years of credited service (up to a maximum of 35).

Social Security covered compensation is generally an amount equal to the average of the Social Security taxable wage bases for the 35-year period that ends in the year the participant reaches age 65. This amount is expressed as a single life annuity payable commencing at normal retirement age.

The amount may be reduced as a result of permitted elections of continued payments to beneficiaries in the event of the employee’s death or for commencement of payments before attaining normal retirement age.

Employees who terminate employment before age 55 with vested benefits may elect to commence payment of their accrued pensions after attaining age 55. For such employees, the election to commence payments before age 65 results in a reduction in the annual amount payable at a rate of 6% per year multiplied by the number of full and partial years by which benefit commencement precedes attainment of age 65. For employees who continue in employment until age 55 or older, the reduction for early commencement is 6% for each year by which commencement precedes age 60. Thus, for example, the annual benefit a vested employee could immediately begin receiving at age 55 increases from 40% to 70% of the annuity payable at normal retirement age if the employee continues to work until age 55 before retiring. Mr. Johnson, Mr. Barrington and Mr. Nelson are currently eligible for such early retirement benefits.

If an employee has 30 years of service and is age 55 or older, or is 60 or older with five years of service, the annuity immediately payable on early retirement is 100% of that payable at normal retirement age. The result of becoming eligible for such an early retirement benefit is a substantial increase in the present value of the pension. Mr. Szymanczyk and Ms. Keane are currently eligible for such unreduced early retirement benefits, as was Mr. Devitre upon his retirement.

Benefit Equalization Plan

Tax laws applicable to the funded tax-qualified Retirement Plan limit the five-year average annual compensation that can be taken into account under the tax-qualified plan. As a result of these or certain other tax requirements, only a portion of the benefits calculated under the pension formula described above can be paid to the named executive officers and a number of other employees from the Retirement Plan. To compensate for benefits that would be lost by the application of these tax limits, all of the named executive officers accrued supplemental benefits with respect to accredited service in years before 2005 and years after 2007 under the BEP. Generally, the benefits accrued under the non-qualified BEP equal the difference between the pension benefits determined under the Retirement Plan provisions described above, disregarding the tax law limits, and those that actually can be provided from the Retirement Plan after taking those limits into account.

Supplemental Management Employees’ Retirement Plan

The SERP provides a framework for certain other retirement benefits that cannot be paid under the Retirement Plan because of tax limitations but are not covered by the BEP. The benefits provided under the SERP to any individual employee are determined in accordance with the provisions of an agreement between the individual and us. Messrs. Szymanczyk, Camilleri and Devitre have entered into SERP agreements with us.

Mr. Szymanczyk. During 2002, in order to provide a retention incentive to Mr. Szymanczyk, we entered into a SERP agreement providing an enhancement to the benefits payable to him under the Retirement Plan and the BEP. This enhancement provided that if Mr. Szymanczyk continued employment until age 55, he would be credited with an additional five years of service for all purposes and receive his pension benefit without reduction for early commencement of payments. For employment beyond age 55, he would be credited with two years of service for each year of service until age 60. Mr. Szymanczyk attained age 55 in January 2004. For years 2005 through 2007, he ceased to accrue additional benefits under the BEP and the SERP, and the extra year of service to which he was entitled for each year of service until age 60 and his ability to receive his pension benefit without reduction for early commencement were compensated for as part of the Target Payments he received in lieu of continued accruals under those plans. Additionally, the Compensation Committee has limited retirement benefits for Mr. Szymanczyk beginning in 2008. The present value of Mr. Szymanczyk’s pension, calculated as if he had continued to participate in the BEP and the SERP, cannot exceed $30,000,000. In an effort to simplify our retirement programs, the additional benefits to which Mr. Szymanczyk is entitled as a result of his post-2004 service have been incorporated into the amended BEP discussed in the “Overview” under “Plans Maintained by Altria.”

Mr. Camilleri. Mr. Camilleri was designated a participant in the SERP in 1996. Pursuant to this designation he was provided with a SERP benefit equal to the additional pension benefit he would receive under the Retirement Plan and the BEP if his benefits under those plans were calculated taking into account all of his service with us and our subsidiaries, including his service while covered by our plans in Switzerland (16 years and 5 months) and additional service (5 months) under Kraft pension plans. This SERP benefit is offset by any other employer-provided pension benefits. Mr. Camilleri has waived any entitlement to benefits under the Swiss plan, leaving only his Kraft pension plan benefits as an offset. His SERP agreement also limits the service that can be taken into account in calculating his benefits under the SERP so that such service, when combined with his other years of service with us and our affiliates, cannot exceed 35 years, and ensures that on termination of employment at or after age 55 he will be able to elect between actuarially equivalent benefit forms providing survivor benefits to his former spouse under either 50% or 100% joint and survivor options. Our SERP obligations for Mr. Camilleri were transferred to PMI in connection with our spin-off of PMI.

Mr. Devitre. Similarly, to reflect his service with us and our subsidiaries in India, Mr. Devitre is entitled under the SERP agreements entered into in 1998 and 2004 to an annual SERP benefit equal to 2.833 years of service multiplied by 1.75% of his final average earnings as of his retirement date, but offset by the retirement benefits he became entitled to under a plan in India as a result of that service.

As noted previously, from 1996 through 2008, we or our operating subsidiaries have made funding payments to individual trusts established by a number of employees or directly to the employees themselves. These amounts offset benefits otherwise payable at the employee’s retirement for pre-2005 vested benefits promised under both the pension and deferred profit sharing portions of the BEP and the SERP and have not been intended to increase total promised benefits.

Target Payments

As discussed in the “Overview” under “Plans Maintained by Altria,” in 2008, the Target Payment program was discontinued for employees whose employment with Altria is expected to continue, including all of our named executive officers. Instead, participants again became eligible for active participation in the BEP effective January 1, 2008. Previously, for calendar years 2005 through 2007, arrangements were implemented to ensure compliance with tax legislation that became effective in 2005. Under these arrangements, most employees (including all of the named executive officers) who had previously been eligible for individual payments that offset benefits otherwise payable under the supplemental retirement plans ceased to accrue additional benefits under the BEP or the SERP. Instead, they received current payments calculated to approximate (after paying taxes on the payments) the after-tax value of the additional benefits they would have earned had they remained covered by these plans. These year-to-year “Target Payments” were made annually shortly after the close of each calendar year during which employment continued, subject to the Company’s right to discontinue the payments. Like the payments made for pre-2005 plan benefits, these payments were made for eligible employees (including all of the named executive officers) to individual trusts established by the employees or to the employees themselves. They were not intended to represent an increase from the benefits previously promised to employees. Instead, the annual Target Payments were intended to provide amounts that employees could save for retirement and that had a value approximating the additional supplemental retirement plan accruals they no longer received.

These payments completely replaced coverage under the supplemental retirement plans for the employees who received them for the years 2005 through 2007. The amounts of the payments varied from year to year depending on an employee’s age, salary changes, interest rates, whether the employee would have become eligible for early retirement benefits had he or she continued to be covered by the supplemental retirement plans, and other factors, just as the value of continued plan coverage would have varied from year to year based on such factors.

The Target Payment amounts shown in the column of the Pension Benefits Table headed “Payments During Last Fiscal Year” are the amounts paid in early 2008 in lieu of participation in the pension portion of the BEP and SERP for 2007. These are the same amounts that were reported for executive officers who were our named executive officers in 2007 for Target Payments under the Pension Benefits Table column headed “Present Value of Accumulated Benefits” for 2007 in our April 24, 2008 proxy statement.

International Management Benefit Program Retirement Plan

For some of his service with us outside the United States, Mr. Devitre is entitled to a benefit under the International Management Benefit Program Retirement Plan (“IMBP”), an unfunded arrangement that provides retirement benefits to participants for periods of service not taken into account under the Retirement Plan. The IMBP provides a benefit based on a formula that is essentially the same as that used under the Retirement Plan and takes into account all of a participant’s service with us (up to 40 years). The amount derived from this formula is then reduced by the amount of pensions, foreign social security and similar payments payable to the participant for the same service. Early retirement benefits are payable to participants pursuant to criteria identical to those used under the Retirement Plan. Mr. Devitre was eligible for early retirement under the IMBP.

Non-Qualified Deferred Compensation

Name and Principal Position	Plan Name	Executive Contributions in 2008 ($)	Registrant Contributions in 2008 ($) (1)	Aggregate Earnings in 2008 ($) (2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance as of December 31, 2008 ($) (3)
Michael E. Szymanczyk, Chairman of the Board and Chief Executive Officer, Altria Group, Inc.	Deferred Profit Sharing Benefit Equalization Plan	—	149,500	76,687	—	1,402,286

Louis C. Camilleri, Former Chairman of the Board and Chief Executive Officer, Altria Group, Inc.	Deferred Profit Sharing Benefit Equalization Plan	—	40,173	18,568	—	—

David R. Beran, Executive Vice President and Chief Financial Officer, Altria Group, Inc.	Deferred Profit Sharing Benefit Equalization Plan	—	77,699	29,223	—	497,424

Dinyar S. Devitre, Former Senior Vice President and Chief Financial Officer, Altria Group, Inc.	Deferred Profit Sharing Benefit Equalization Plan	—	—	2,487	212,745	—

Martin J. Barrington, Executive Vice President and Chief Compliance and Administrative Officer, Altria Group, Inc.	Deferred Profit Sharing Benefit Equalization Plan	—	68,875	27,350	—	469,601

Craig A. Johnson, Executive Vice President, Altria Group, Inc. and President, Philip Morris USA Inc.	Deferred Profit Sharing Benefit Equalization Plan	—	72,347	32,528	—	580,983

Denise F. Keane, Executive Vice President and General Counsel, Altria Group, Inc.	Deferred Profit Sharing Benefit Equalization Plan	—	68,875	29,145	—	520,927

John R. Nelson, Executive Vice President and Chief Technology Officer, Altria Group, Inc.	Deferred Profit Sharing Benefit Equalization Plan	—	85,000	41,313	—	721,316
(1)	The amounts in this column consist of company contributions to the non-qualified Deferred Profit Sharing Benefit Equalization Plan earned in 2008, which will be credited to the participant’s account as of February 2009. Amounts retroactively credited for 2005 through 2007 under the 2008 amended BEP (including earnings adjustments on such amounts through December 31, 2007) will be satisfied from Target Payments previously made and reported. See “Overview” under “Plans Maintained by Altria” for further information concerning 2008 supplemental retirement plan changes.

(2)	The amounts in this column consist of amounts credited as earnings for 2008 on account balances attributable to pre-2005 participation under the defined contribution portion of the BEP. These amounts do not constitute above-market earnings and, accordingly, are not included in amounts reported in the Summary Compensation Table above.

(3)	The aggregate balances shown include allocations reported in the Summary Compensation Table for previous years for Mr. Szymanczyk of $763,925. Additional allocations in years when these individuals were not named executive officers included in the Summary Compensation Table were: for Mr. Szymanczyk, $146,353; for Mr. Beran, $335,451; for Mr. Barrington, $327,024; for Mr. Johnson, $385,586; for Ms. Keane, $349,253; and for Mr. Nelson, $491,145. As a result of payments made to trusts established by the named executive officers, as described previously in the discussion of the BEP and SERP, our liabilities or those of our subsidiaries are less than the amounts shown in the table.

Deferred Profit Sharing and Benefit Equalization Plans

The BEP also provides benefits that supplement those that are provided under the tax-qualified Deferred Profit Sharing Plan for Salaried Employees (“DPS Plan”), maintained by us. Under the DPS Plan, we make a contribution on behalf of each participant for each year. The contribution is determined by a formula relating to our profits (but is capped at 15 percent of each DPS participant’s aggregate compensation), which has generally resulted in the contribution for any participant (subject to the tax law limit described below) equaling 15% of the participant’s compensation for the year. For purposes of the DPS Plan, compensation is defined as the amount reported as annual salary in the Summary Compensation Table.

As is the case with the Retirement Plan, applicable tax laws limit the amount of compensation ($230,000 for 2008) that can be taken into account under the DPS Plan for any year and impose other limits on the amounts that can be allocated to individuals. A participant whose salary was more than that amount or who was otherwise affected by tax law limits has a contractual promise from us to be paid an amount generally equal to the additional benefits the participant would have received under the DPS Plan but for the application of the tax law limits. To record that promise, bookkeeping accounts have been maintained under the BEP for each participant. For each year, an amount is credited to the account maintained for the participant equal to the difference between the amount that otherwise would have been contributed to the DPS Plan on the participant’s behalf for the year and the amount that was actually contributed. A further notional allocation is made annually to reflect what the amount credited to the participant’s account under the BEP would have earned if that account were invested in a specified investment fund maintained under the DPS Plan. The DPS fund used as an earnings measure under this portion of the BEP was invested in a variety of high-quality fixed-income instruments with strong credit ratings and, for 2008, produced earnings at a rate of approximately 4.39%. Participants typically receive their benefits upon termination of employment in a lump sum or, if elected in advance, as a deferred lump sum payment or in installments over up to a number of years not to exceed their life expectancy.

As previously described, in prior years we and our operating subsidiaries made funding payments with respect to pre-2005 vested supplemental retirement plan benefits to individual trusts established by our named executive officers and a number of other employees or, in some cases, directly to other employees themselves. These amounts reduce benefits, including BEP DPS Plan benefits, otherwise payable at retirement for such vested benefits. For service from 2005 through 2007, allocations (other than allocations of earnings on amounts previously credited) under this portion of the BEP ceased for most employees who were eligible for these payments, and, in lieu of such allocations, these employees, including the named executive officers, received payments described under the “Target Payments” heading above. See “Overview” under “Plans Maintained by Altria” for further information concerning 2008 changes affecting the DPS Plan portion of the BEP.

Employment Contracts, Termination of Employment and Change of Control Arrangements

Our general practice is not to enter into employment contracts or agreements with our executives. However, based on the acquisition of UST effective January 6, 2009, Altria entered into employment agreements with 27 UST executives effective at the time of that transaction to retain the talent necessary for a successful integration. Prior to the acquisition, these same executives had existing agreements with UST.

We do not have change of control agreements with any of our named executive officers. Under the terms of our stockholder-approved equity and incentive compensation plans that apply to all participants in those plans, however, a change of control of Altria would have the following consequences:

•	any options or stock appreciation rights would become vested and exercisable;

•	the restrictions on outstanding restricted stock or deferred stock would lapse;

•	unless otherwise determined by the Compensation Committee, awards of the types described in the above two bullets would be cashed out at the change in control price;

•	fully earned but unpaid incentive awards would become payable; and

•

annual and long-term incentive awards for performance cycles not yet completed as of the change of control date would become payable based on a proration (the number of full or partial completed months divided by the total number of months in the performance cycle) of the maximum award opportunity for the cycle.

For these purposes, a change in control occurs: (i) upon an acquisition of 20% or more of either our common stock or the voting power of our voting securities, excluding certain acquisitions involving us or our affiliates or where our beneficial owners continue to meet certain ownership thresholds; (ii) when members of our Board as of the effective date of the 2005 Altria Performance Incentive Plan, or thereafter nominated or elected by such members, cease to constitute a majority of our Board; (iii) upon certain reorganizations, mergers, share exchanges and consolidations involving us; or (iv) upon our liquidation or dissolution, or sale of substantially all of our assets, with limited exceptions. The amounts that would have become payable on a change of control of Altria, calculated as if a change of control occurred on December 31, 2008, are as follows:

	Unvested Restricted Stock (1)	Completed 2008 Annual Incentive Cycle (2)	Completed 2008- 2010 Long-Term Incentive Cycle (3)	Total
Szymanczyk	$8,689,095	$7,900,000	$5,600,000	$22,189,095
Beran	$3,423,215	$4,000,000	$2,800,000	$10,223,215
Barrington	$1,987,688	$4,000,000	$2,800,000	$8,787,688
Johnson	$3,937,347	$4,000,000	$2,800,000	$10,737,347
Keane	$2,001,217	$4,000,000	$2,800,000	$8,801,217
Nelson	$3,594,567	$4,000,000	$2,800,000	$10,394,567

(1)	Assumes the change of control price is equal to the closing market price of Altria of $15.06, Kraft of $26.85 and PMI of $43.51 on December 31, 2008.

(2)	Assumes maximum award payable under the Annual Incentive Award program in accordance with the Section 162(m) formula described above.

(3)	Assumes maximum award payable under the Long-Term Incentive Plan in accordance with the Section 162(m) formula described above.

Benefits payable under our retirement plans and the non-qualified deferred compensation plan are discussed above. None of those plans nor any other related agreements provide our executive officers, including our named executive officers, with an additional enhancement, early vesting or other benefit in the event of a change in control or termination of employment, except for certain plan provisions applicable to all plan participants that in the event of a change in control ensure vesting and continuation of profit-sharing contributions for the year of a change in control and the following two years. All named executive officers were already fully vested. Similarly, no special provisions apply to named executive officers with respect to continued medical, life insurance or other insurance coverage following termination of employment whether or not in connection with a change in control.

Involuntary Separation Without Cause

In the event of involuntary separation without cause, our salaried employees, including all of our named executive officers, are eligible to receive severance. The amount of severance paid varies based on a number of factors including the circumstances of the termination and the number of years of service provided to us by the executive. Salaried employees, including our named executive officers, are entitled to severance of up to 12 months of base salary based on years of service with us. Any amounts in excess of that, including cash in lieu of restricted or deferred stock or pro-rated incentive plan payments, are paid contingent upon execution of a non-compete/non-solicitation agreement or general release of claims. Periods for which employees are entitled to regular severance payments and, in some circumstances, additional severance periods agreed to in connection with non-compete/non-solicitation or general release agreements, may be counted toward vesting and eligibility for early retirement under our pension plans and for purposes of our post-retirement medical plans.

Retirement Provision for Mr. Szymanczyk

We entered into an enhanced retirement agreement with Mr. Szymanczyk during 2002, which will remain in force for the duration of Mr. Szymanczyk’s employment with us subject to the limitation decided in January 2008 that is discussed above. The details of this agreement are discussed above in the “Supplemental Management Employees’ Retirement Plan” section under “Plans Maintained by Altria.”

Retirement of Mr. Devitre

In connection with the spin-off of PMI, Mr. Devitre elected to take early retirement. The benefits that he received upon his retirement are the same as those offered to all employees who were retirement-eligible and left or will be leaving us as a result of the PMI spin-off, referred to as the “Enhanced Separation Package.” Most of the terms of the Enhanced Separation Package are similar to the benefits described in “Involuntary Separation Without Cause” described above and, contingent upon agreement to a general release of claims, are as follows:

•	Severance payments of 3 weeks of base salary for each year of service (he received the maximum severance of 12 months of base salary);

•	A payment reflecting the value of retirement benefits that otherwise would have accrued during the severance period;

•	Pro-rated target annual incentive payment for 2008 for his service prior to the spin-off;

•	Pro-rated payment in lieu of outstanding restricted or deferred stock granted prior to 2008;

•

Pension enhancement recognizing an additional 5 years of age and vesting service for the purposes of calculating early retirement benefits under all of our retirement plans, subject to a minimum value of 6 months of base salary (he received the minimum value); and

•	Completion bonus of 1 month of base salary for each year of service paid as a lump sum (he received the maximum completion bonus of 12 months of base salary).

The total value of these amounts is shown in the “Payments on Termination” line of the “All Other Compensation” table.

AUDIT COMMITTEE MATTERS

Audit Committee Report for the Year Ended December 31, 2008

To Our Stockholders:

Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal accounting control. The Audit Committee monitors the Company’s financial reporting processes and systems of internal accounting control, the independence and the performance of the independent auditors, and the performance of the internal auditors.

The Audit Committee has received representations from management that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Audit Committee has discussed with the independent auditors their evaluation of the accounting principles, practices and judgments applied by management, and the Audit Committee has discussed any items required to be communicated to it by the independent auditors in accordance with regulations promulgated by the Securities and Exchange Commission and the Public Company Accounting Oversight Board and standards established by the American Institute of Certified Public Accountants and the Independence Standards Board.

The Audit Committee has received from the independent auditors written disclosures and a letter required by applicable requirements of the Public Company Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with the independent auditors the auditors’ independence from the Company and its management. The Audit Committee has pre-approved all fiscal year 2008 audit and permissible non-audit services provided by the independent auditors and the fees for those services. As part of this process, the Audit Committee has reviewed the audit fees of the independent auditors. It has also reviewed non-audit services and fees to assure compliance with regulations prohibiting the independent auditors from performing specified services that might impair their independence as well as compliance with the Company’s and the Audit Committee’s policies.

The Audit Committee discussed with the Company’s internal auditors and independent auditors the overall scope of and plans for their respective audits. The Audit Committee has met with the internal auditors and the independent auditors, separately and together, with and without management present, to discuss the Company’s financial reporting processes and internal control over financial reporting. The Audit Committee has reviewed significant audit findings prepared by the independent auditors and those prepared by the internal auditors, together with management’s responses.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors the inclusion of the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.

Audit Committee:

George Muñoz, Chair

Elizabeth E. Bailey

Thomas F. Farrell II

Robert E. R. Huntley

Thomas W. Jones

The information contained in the report above shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission or subject to Regulation 14A or 14C or the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent specifically incorporated by reference therein.

Independent Auditors’ Fees

Audit Fees

Aggregate fees, including out-of-pocket expenses, paid to our auditors, PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”), were comprised of the following (in millions):

	2008 Actual	2007 Actual
Audit Fees (1)	$5.1	$21.6
Audit-Related Fees (2)	1.5	2.3
Tax Fees (3)	1.5	8.3
All Other Fees (4)	0.1	0.2

TOTAL	$8.2	$32.4

(1)	Fees and expenses associated with professional services rendered by PricewaterhouseCoopers in connection with (i) the audit of the Company’s consolidated financial statements and internal control over financial reporting, including statutory audits of the financial statements of the Company’s affiliates; (ii) reviews of the Company’s unaudited condensed consolidated interim financial statements; and (iii) reviews of documents filed with the Securities and Exchange Commission. The principal reason for the significant decrease in audit fees in 2008 as compared to 2007 is the Company’s spin-off of PMI, which occurred on March 28, 2008.

(2)	Fees and expenses for professional services rendered by PricewaterhouseCoopers for audit-related services, which include due diligence related to acquisitions and divestitures, employee benefit plan audits, accounting consultations and procedures relating to various other audit and special reports.

(3)	Fees and expenses for professional services rendered by PricewaterhouseCoopers in connection with U.S. and foreign tax compliance assistance, consultation and advice on various foreign tax matters, transfer pricing documentation for compliance purposes and advice relating to customs and duties compliance matters.

(4)	Fees and expenses relating to licensing fees for accounting research and internal audit documentation software and other miscellaneous professional services.

Pre-Approval Policy

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is detailed as to the particular service or category of service and is subject to a specific budget. The Audit Committee requires the independent auditors and management to report on the actual fees charged for each category of service at Audit Committee meetings throughout the year.

During the year, circumstances may arise when it may become necessary to engage the independent auditors for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent auditors. The Audit Committee has delegated pre-approval authority to the Chair of the Audit Committee for those instances when pre-approval is needed prior to a scheduled Audit Committee meeting. The Chair of the Audit Committee must report on such approvals at the next scheduled Audit Committee meeting.

RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS

The Audit Committee has selected PricewaterhouseCoopers as the Company’s independent auditors for the fiscal year ending December 31, 2009 and has directed that management submit the selection of independent auditors to stockholders for ratification at the Annual Meeting. Representatives of PricewaterhouseCoopers are expected to be present at the meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholder ratification of the selection of PricewaterhouseCoopers as the Company’s independent auditors is not required by the Company’s By-Laws or otherwise. However, we are submitting the selection of PricewaterhouseCoopers to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain PricewaterhouseCoopers. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent audit firm at any time during the year if it is determined that such a change would be in the best interests of the Company and its stockholders.

The Board recommends a vote FOR the ratification of the selection of PricewaterhouseCoopers, and proxies received by the Company will be so voted unless stockholders specify a contrary choice in their proxies.

STOCKHOLDER PROPOSALS

PROPOSAL 1 – MAKING FUTURE AND/OR EXPANDED BRANDS NON-ADDICTIVE

The Congregation of the Sisters of Charity of the Incarnate Word, P. O. Box 230969, 6510 Lawndale, Houston, TX 77223, claiming beneficial ownership of common stock with market value of at least $2,000, together with the Congregation of Sisters of St. Agnes, 320 County Road K, Find du Lac, WI 54935, and Catholic Health Initiatives, 1999 Broadway, Suite 4000, Denver, CO 80202, claiming beneficial ownership of 174 shares of common stock, submitted the proposal set forth below.

WHEREAS Altria does not want children to smoke and says smoking is addictive (because of the nicotine in cigarettes). However, previously, Philip Morris tried to stop “publication of research in 1983 that found evidence that nicotine was addictive” (“Philip Morris Censored Data about Addiction,” NYT, 06.07.98).

Because a cigarette’s nicotine is a drug (and people smoke to get the drug), “one cigarette may be all it takes to get hooked” for adolescents. (The Journal of Family Practice, 56.12, Dec. 2007, 1017; Addictive Behaviors, 2008): doi: 10.1016/j.addbeh.2007.12.002.

Most new smokers begin as children. “Nicotine addiction is more powerful in teen-agers than adults.” Unlike adults, children as young as 12 have evidenced “addiction within days of their first cigarette” (The Detroit News , 09.12.00).

New brands and brand extensions developed, marketed and made available by companies like ours are generally geared toward new smokers rather than existing smokers (because once-addicted smokers tend to remain faithful to their original brands).

Tobacco companies regularly manipulate nicotine and other added constituents in cigarettes. Cigarette nicotine levels rose nearly 10% between 1998 and 2004. Consequently, people trying to quit now are more highly addicted to nicotine than two decades ago (Sachs, Chest, 10.28.08).

Noting that menthol cigarettes are most popular among African Americans, a 09.08 American Journal of Public Health article stated: “Tobacco companies manipulate the sensory characteristics of cigarettes, including menthol content, thereby facilitating smoking initiation and nicotine dependence. Menthol brands that have used this strategy have been the most successful in attracting youth and young adult smokers and have grown in popularity.”

Cigarettes can be made non-addictive (Benowitz and Henningfield, New England Journal of Medicine 331:123-125).

Speaking before a House Subcommittee (10.03.07), Mike Szymanczyk, Chairman and CEO of PM USA suggested “manufacturers such as ourselves [could] develop successfully and make available products that reduce smokers’ exposure to harmful compounds compared to conventional cigarettes.” He stated: “we firmly believe that kids should not smoke.”

Despite our “We Card” program and efforts to stop illegal sales of tobacco to children, high numbers of them still obtain cigarettes.

RESOLVED: since it is clear the majority of new smokers are youth and the most easily addicted to cigarettes and because the Company does not want youth to smoke (thus becoming addicted): shareholders request that, by January 1, 2010, the Board of Directors make as company policy the goal of reducing the nicotine content and nicotine enhancers in all new brands and brand extensions to a level so that they will not cause or sustain addiction among adolescents.

Supporting Statement

Altria has supported publicly FDA “regulation of nicotine” and the authority “to remove harmful ingredients.” Its website promotes FDA power “to regulate yields and to reduce or eliminate harmful smoke constituents or harmful components of tobacco products.” This acknowledges the fact that Altria possesses the ability to do so. The shareholders request you support this resolution as the moral minimum necessary to preserve the lives of others, especially the youth, the most vulnerable and manipulable segment of our population.

The Board recommends a vote AGAINST this proposal.

Adopting the policy advocated by the proponent would not be in the interests of the Company and its stockholders as there are more effective means to achieve the stated goal of preventing kids from smoking. Helping to reduce underage tobacco use is embedded in Altria’s mission and, as the owner of Philip Morris USA, the largest tobacco manufacturer in the United States, the Company has taken a leadership role in these efforts.

Philip Morris USA has long supported and developed research-based programs to help reduce youth access to and use of tobacco products while promoting positive youth development. We have provided funding to leading national youth serving organizations to help provide youth with the positive support they need to make healthy choices and resist a broad range of risky behaviors, like using tobacco. It has invested in resources to remind parents to talk to their kids about not smoking or using tobacco products and provide them with tips and tools from experts about how to have a good conversation with their kids about this important issue. Philip Morris USA’s trade programs have provided incentives for retailers to responsibly merchandise tobacco products, including requiring all cigarettes to be merchandised in a non self-service manner. We support the enactment and enforcement of strong youth access prevention laws and are the primary supporter of the Coalition for Responsible Tobacco Retailing’s We Card training program to help retailers prevent illegal sales to underage purchasers. All of these actions are voluntary and not mandated by the Tobacco Settlement Agreements that brought significant change to the tobacco industry in 1998.

Youth smoking rates have declined significantly. According to 2008 Monitoring the Future results, the combined past month smoking rates across 8th, 10th and 12th grades declined to 12.6%.1 Youth smoking among 12th graders has declined 44% from its peak in 1997. Furthermore, rates declined 60% among 10th graders and 68% among 8th graders, from their peaks in 1996. 2008 youth smoking rates were the lowest recorded rates for each grade across the study time period (since 1975 for 12th graders, 1991 for other grades).

In addition, illegal sales to underage purchasers have declined dramatically in the same time period. Retailer violation rate data reported by the states under the Synar regulation indicate a clear downward trend in the National Weighted Average from 40.1% in 1997 to 10.5% in 2007.2 This is the lowest retailer violation rate in Synar’s 11-year history. Moreover, the percent of current smokers among high school students under the age of 18 who reported “Bought in a Store” as the usual source of past 30-day access to cigarettes declined from 38.7% in 1995 to 16.0% in 2007. 3 While we continue to believe there is still more to be done by all stakeholders concerned about this issue, we are

[1]	Johnston, L. D., O’Malley, P. M., Bachman, J. G., & Schulenberg, J. E. (December 11, 2008). “More good news on teen smoking: Rates at or near record lows.” University of Michigan News Service: Ann Arbor, MI. Retrieved 12/12/2008 from http://www.monitoringthefuture.org
[2]	U.S. Department of Health and Human Services. Substance Abuse and Mental Health Administration FFY 2007 Annual Synar Reports: Youth Tobacco Sales. www.samhsa.gov
[3]	Youth Risk Behavior Surveillance System, 2007 Data files retrieved 6/30/2008 from http://www.cdc.gov/HealthyYouth/yrbs/data/index.htm encouraged with the data that demonstrate significant progress toward the goals we share with the proponents – declines in youth smoking and youth access to tobacco products at retail.

Finally, experience has shown that producing and marketing nicotine-free products as recommended in the proposal has not been effective in promoting the changes the proponents seek to achieve. Over the course of several years, Philip Morris USA developed and marketed cigarettes with virtually no nicotine under trademarks such as Next and Benson & Hedges. Philip Morris USA spent hundreds of millions of dollars in attempting to develop and commercialize these de-nicotinized cigarettes but ultimately withdrew them from the market due to poor adult smoker acceptance.

In addition, as referenced in the proposal, the Company supports tough but reasonable federal tobacco regulation, which would provide the appropriate context to establish performance standards for cigarettes based on reasonable criteria, including sound science and technical feasibility.

For these reasons, the Board recommends a vote AGAINST this proposal, and proxies received by the Company will be so voted unless stockholders specify a contrary choice in their proxies.

PROPOSAL 2 – FOOD INSECURITY AND TOBACCO USE

The Sisters of St. Joseph of Carondelet, St. Louis Province, 6400 Minnesota Avenue, St. Louis, MO 63111 claiming beneficial ownership of 100 shares of common stock, together with the Sisters of St. Francis of Philadelphia, 609 Convent Road, Aston, PA 19014, claiming beneficial ownership of common stock with market value of at least $2,000, submitted the proposal set forth below.

WHEREAS our profits as a tobacco company are coming mainly from people who cannot afford the product: those who are poor. In the U.S.A. in 2005, an estimated $82 billion was spent to purchase cigarettes, with the average price of a pack of cigarettes being more than $4. Families with low income, in general, are more likely to experience food insecurity, spend less on food, and spend a larger percentage of available money on tobacco compared with more affluent families (Archives of Pediatrics and Adolescent Medicine 162.11 [November, 2008], 1056).

Such studies also show that, because many such people are not stopping smoking, their own health and that of their housemates are compromised by direct and sidestream tobacco smoke. The primary reason they do not quit is because of their addiction to the nicotine in cigarettes.

Studies show that many such people are buying our cigarettes rather than feeding their children. Food insecurity is strongly associated with household income. Families with at least one smoker spend 2% to 20% of their income on tobacco. Therefore, household smokers can significantly affect financial resources because most smokers in the United States are poor or near poor. Approximately 13 million children in the US live in food-insecure households, experiencing periods during which they skip meals, are hungry, and even have entire days or longer without eating. These children, and those who may not experience food insecurity directly but live in households with adults who do, demonstrate measurably negative effects on their physical health, neuropsychological development, scores on standardized tests of academic achievement, and quality of life.

The study above found that approximately 23% of households with children included at least one adult smoker. 32% of children in low-income households lived with a smoker compared with 15% of those in more affluent households. Black and Hispanic families had higher rates of child food insecurity in both smoking and nonsmoking households compared with white and other families. The highest rates of food insecurity exist among children living in low-income households with smokers (25% vs 17% for those in low-income homes with and without smokers, respectively; P=.01).

Marlboro menthol is the second most popular brand among African American smokers, many of whom come from low-income families. Smoking menthol has been found harder to quit than smoking regular brands.

RESOLVED: that shareholders recommend that the Board of Directors commission an independent study and issue a resulting report on the affect of our company’s marketing on the purchasing practices of poor people and what might be done to mitigate the harm to innocent children, such as food insecurity, of such poor people who smoke, including reducing the nicotine in cigarettes to non-addictive levels. Shareholders ask that such a report include recommendations as to whether our Company should continue marketing its products in census tracts proven to have over 50% poverty. Barring competitive information, this report shall be made available to requesting shareholders within six months of the Company’s annual meeting.

The Board recommends a vote AGAINST this proposal.

The Company does not believe that it is in the interests of the Company or its stockholders to adopt this proposal because Philip Morris USA already has implemented responsible marketing practices and other initiatives that make the utility and execution of the requested study questionable. The Company believes that Philip Morris USA’s current approach is a more appropriate and effective way for it to address the concerns raised in this proposal.

Philip Morris USA markets to adult smokers and does not target its marketing efforts towards those who are poor. Its primary channels for cigarette brand marketing are at retail, where it presents its brands to adult cigarette smokers making their final brand selection at the point of purchase, and direct mail, where it communicates with qualified adult cigarette smokers 21 years of age or older who have asked to receive communications from Philip Morris USA about its cigarette brands. Each direct mail item lists a toll-free number for requests to be taken off the mailing list and to cease being sent materials at any time. Philip Morris USA does not discriminate against or target adult smokers who are poor or retailers who are located in poorer census tracts.

Philip Morris USA also helps connect smokers who have decided to quit to expert quitting information. Providing assistance to those who have decided to quit smoking also contributes towards the goal of this proposal. While it can be difficult to quit smoking, and many smokers who try to quit do not succeed, millions of smokers in the United States and around the world have succeeded. As of 2002, more than half the people who have ever smoked had successfully quit.1 Philip Morris USA offers a free information resource called QuitAssist® to help connect smokers who have decided to quit to a wealth of expert quitting information from public health authorities and others, including a toll-free National Quit Line (1-800-QuitNow).

Finally, tobacco products are the most highly taxed consumer goods product in the country. For example, more than 56% of the price of a pack of cigarettes in the United States goes to the government. In 2008, the sale of tobacco products generated more than $33.7 billion dollars in excise taxes, sales taxes and settlement payments for federal, state and local governments. Philip Morris USA encourages governments to use a portion of these funds to help prevent youth smoking and to support effective cessation programs.

We think it is most appropriate for us to address this issue through Philip Morris USA’s responsible marketing practices and support for cessation programs. We believe further that a portion of the funds already collected by the government should be used to fund cessation programs to help those who wish to quit smoking to do so. We disagree that devoting resources to the study recommended by the

[1]	Husten C, Jackson K, Lee C: Cigarette smoking among adults-United States, 2002 Morbidity and Mortality Weekly Report, May 28, 2004. p.428

proponents would be an effective or financially disciplined way for us to address the issue, or that it would be in the best interests of the Company or its stockholders.

For these reasons, the Board recommends a vote AGAINST this proposal, and proxies received by the Company will be so voted unless stockholders specify a contrary choice in their proxies.

PROPOSAL 3 – ENDORSE HEALTH CARE PRINCIPLES

Trinity Health, 766 Brady Avenue, Apt. 635, Bronx, NY 10462, claiming beneficial ownership of 119,830 shares of common stock, together with The Sisters of Charity of Saint Elizabeth, P. O. Box 476, Convent Station, NJ 07961-0476, claiming beneficial ownership of 200 shares of common stock, and Office of Global Justice & Peace, 13105 Watertown Plank Road, Elm Grove, WI 53122, claiming beneficial ownership of 145 shares of common stock, submitted the proposal set forth below.

WHEREAS: our company’s products are a major, if not the major, contributor to fatal cancers and heart disease;

University of Minnesota Cancer Center researchers report: “users of smokeless tobacco are exposed to higher amounts of tobacco-specific nitrosamines ~ molecules ... known to be carcinogenic - - than smokers.”;

More than 40 elements in tobacco smoke are cancer causing. Smokers are 22 times more likely to develop lung cancer than non-smokers. Studies show length of tobacco use increases the cancer risk: cancer of the nose (2 times greater), tongue, mouth, salivary gland and pharynx (6 to 27 times more), throat (12 times) esophagus (8 -10 times); larynx (10-18 times), stomach (2-3 times), kidney (5 times) bladder (3 times), penis (2-3 times), pancreas (2-5 times) colon-rectum (3 times) and anus (5-6 times);

In 2007, in a “stark departure from past practice, the American Cancer Society” redirected its entire $15 million advertising budget “to the consequences of inadequate health coverage.” John R. Seffrin, the American Cancer Society’s CEO, stated: “I believe, if we don’t fix the health care system, that lack of access will be a bigger cancer killer than tobacco.” He added: “The ultimate control of cancer is as much a public policy issue as it is a medical and scientific issue.”;

A 2003 study estimated that one of every 10 cancer patients were uninsured. Health insurance companies are known to provide substantially lower rates to those who do not smoke or use our tobacco products;

Health care expenses affect every level of U.S. industry. Economists have argued that the U.S. needs a universal health care plan to help its businesses keep up with competitors globally. In addition, shareholder revenues are diminished when company finances must cover health care costs, many stemming from cancer and heart disease arising from tobacco use;

A Kaiser Foundation October 2008 tracking poll found that health care was among the top three issues voters wanted presidential candidates to address;

We believe that adopting principles for health care reform will guide our company in dealing with this significant social policy issue;

RESOLVED: Shareholders urge the Board of Directors to adopt principles for comprehensive health care reform (such as those based upon the following principles of the Institute of Medicine): Health care coverage should be universal, continuous, and affordable to individuals and families. Any health insurance strategy should be affordable and sustainable for society and should enhance health and well-being by promoting access to high-quality care that is effective, efficient, safe, timely, patient-centered, and equitable).

SUPPORTING STATEMENT

As shareholders, we believe publicly held companies must account to all their stakeholders regarding their positions on critical public policy issues, like universal health care, especially tobacco companies, as they contribute so much to the health problems of so many. We ask fellow shareholders to support this resolution.

The Board recommends you vote AGAINST this proposal.

The Company shares the proponents’ desire for comprehensive health care reform, but we do not believe it is in the interests of the Company or its stockholders to adopt the principles set forth in this proposal.

Effective and efficient reform of the nation’s health care system is a highly complex issue which has emerged as a top priority for the new Administration and the 111th Congress. However, details of health care reform proposals have not been provided through the federal legislative process. We believe it would not be appropriate for the Company to endorse principles in the absence of specific details of these reform packages.

Altria and its companies provide generous health care benefits to all employees as an important component of our efforts to meet our employees’ needs and to recruit and retain high quality candidates. Like many other U.S. businesses, the Company would like to see health care reforms that expand coverage to more Americans, and effectively address the rising costs and inefficiencies of the current system. By achieving lower costs and greater efficiency, health care reforms could help contribute to a revitalization of the economy and improve the competitiveness of American businesses.

There will be many stakeholder voices in the debate on health care reform, including individuals, businesses and government officials. As a member of the U.S. Chamber of Commerce, the National Association of Manufacturers and other business trade associations, the Company believes that it is well represented in the health care reform debate. These organizations have designated health care reform as a top legislative priority, and have shown significant leadership on this issue. We know that through these organizations, we will be engaged in the extensive debate – on issues such as coverage, costs, competitiveness, liability, and financing – that will come with efforts to reform the system.

The Company does not believe that adoption of this resolution would substantially advance efforts for comprehensive health care reform, or that it would be in the best interests of the Company or its stockholders.

For these reasons, the Board recommends a vote AGAINST this proposal, and proxies received by the Company will be so voted unless stockholders specify a contrary choice in their proxies.

PROPOSAL 4 – CREATE HUMAN RIGHTS PROTOCOLS FOR THE COMPANY AND ITS SUPPLIERS

Province of St. Joseph of the Capuchin Order, 1015 N. Ninth Street, Milwaukee, WI 53233, claiming beneficial ownership of common stock with market value of at least $2,000, submitted the proposal set forth below.

Whereas, corporations have a responsibility to ensure their total “supply chain” is uncorrupted by practices that deny basic human rights for workers, especially corporations with global sourcing like ours.

Corporations incur a reputational risk when their suppliers deny, undermine or don’t ensure workers’ basic human rights. The right to health is core in various international documents like the Universal Declaration of Human Rights (25), the Covenant on Economic, Social and Cultural Rights (Art. 12) and the ILO Convention (155).

While PMUSA doesn’t directly hire farm workers, it contracts with suppliers who do. When their farm workers are not organized, basic worker rights are easily violated. This abuse is aggravated when they are undocumented, as often happens in the U.S.A.

A key problem of workers harvesting tobacco for PMUSA, here or abroad, is acute nicotine poisoning, Green Tobacco Sickness (GTS). This “hazard” occurs when the skin absorbs nicotine from touching tobacco plants (McKnight, Spiller: Public Health Rep. 2005; 120.6). GTS threatens 33 million+ tobacco farm workers globally (WHO, 1999 World Bank).

Health problems due to transdermal nicotine absorption are frequent among tobacco harvesters. They include severe nausea and vomiting, which can lead to dehydration and heat illness in summer work environments. GTS is particularly hazardous for migrant and Hispanic tobacco farm workers. Not that long ago Mexican farm workers were hospitalized in Kentucky for GTS. “Non-smoking tobacco harvesters show similar cotinine and nicotine levels compared to active smokers in the general population.” (Schmidt, Journal of Public Health, 15:4, 2007).

“Many farm workers believe they will be fired and lose their income if they get sick or work too slowly. Green tobacco sickness is an environmental justice issue, part of the growing concern that poor, minority and medically underserved populations bear a disproportionate share of environmental and occupational health risks” Sara A. Quandt, Ph.D., Science Daily, 02.24.00, Quandt argues that poor enforcement of existing field sanitation and housing regulations increase the health threat of GTS for farm workers.

“Conditions are shamefully bad for most farm workers,” says Virginia Nesmith, of the National Farmworkers Ministry. Even though tobacco companies might not have direct control, she concludes: “they have the power to make a major difference for thousands of workers.”

RESOLVED shareholders request the Altria Board of Directors to commit itself to create procedures to implement the internationally agreed-upon core human rights conventions in the countries in which it operates and to find ways to ensure that its suppliers are enforcing these as well.

Supporting Statement

This resolution’s sponsors believe the Company cannot dismiss the above problem simply by saying its suppliers report they are complying with codes covering farm workers’ basic rights. There must be independent verification – as many other companies have discovered – vis-à-vis all its suppliers. Because farm workers continue to make this Company healthy; this Company has the obligation to ensure their health. Please support this proposal to ensure our profits and dividends are not being realized by exploiting “the least” of our brothers and sisters.

The Board recommends a vote AGAINST this proposal.

The Company has a long-standing tradition of working with tobacco growers and providing them with information and guidance on good agricultural practices. There is also a well-established and comprehensive regulatory regime in the United States, which includes inspections overseen by the Department of Labor. In addition, the Centers for Disease Control (“CDC”) plays an important role in this area, and since 1991 has issued information to tobacco harvesters specific to Green Tobacco Sickness (“GTS”). Nonetheless, we acknowledge the proponents of this proposal, Father Crosby and the Province of St. Joseph of the Capuchin Order, for raising the issue of GTS and their role in working with us to take additional action to address it. However, given our companies’ domestic operations, their collective tobacco procurement activities in the United States, and enhancements to the approach to addressing the issue of GTS described below, we do not believe that it is in our or our stockholders’ interests to create the additional procedures described in the proposal.

Following receipt of this proposal, the Company initiated discussions with the proponents and informed the proponents that our approach to GTS with our domestic growers will be enhanced. Specifically, we are updating PM USA’s Good Agricultural Practices (GAP) handbook – which is distributed to all our domestic growers – to include specific protocols on GTS (the “GTS Protocols”). We intend to require our domestic growers to implement these GTS Protocols as part of our contracts and implement procedures to help us assess their adherence to the GTS Protocols. We will continue working with universities to develop training and information materials regarding GTS, and where appropriate integrate these materials into our GAP program. In addition, we are reviewing other communication opportunities with our growers, including our grower newsletter and Grower Council discussions, to heighten their awareness of GTS. Additionally, we will post information regarding GTS and our efforts to help prevent it on our website and post updates as circumstances require.

At this time, the Company believes that our current programs and approach, including the enhancements described above, directly and responsibly address the concerns regarding GTS raised in this proposal. We will periodically assess our approach to this issue and make modifications as appropriate. Accordingly, additional actions at this time are neither required nor financially disciplined, and in management’s judgment are not in the best interests of the Company or its stockholders.

For these reasons, the Board recommends a vote AGAINST this proposal, and proxies received by the Company will be so voted unless stockholders specify a contrary choice in their proxies.

PROPOSAL 5 – SHAREHOLDER SAY ON EXECUTIVE PAY

Chris Rossi, P.O. Box 249, Boonville, Calif. 95415, claiming beneficial ownership of 1,500 shares of Company stock, submitted the proposal below.

RESOLVED, that shareholders request our board of directors to adopt a policy that provides shareholders the opportunity at each annual shareholder meeting to vote on an advisory resolution, proposed by management, to ratify the compensation of the named executive officers set forth in the proxy statement’s Summary Compensation Table and the accompanying narrative disclosure of material factors provided to understand the Summary Compensation Table (but not the Compensation Discussion and Analysis). The proposal submitted to shareholders should make clear that the vote is non-binding and would not affect any compensation paid or awarded to any named executive officers.

Statement of Chris Rossi

Investors are increasingly concerned about mushrooming executive pay especially when it is insufficiently linked to performance. Shareholders filed close to 100 “Say on Pay” resolutions in 2008. Votes averaged 43% in favor, with ten votes over 50%, demonstrating strong shareholder support.

To date eight companies agreed to an Advisory Vote, including Verizon, MBIA, H&R Block, Blockbuster, and Tech Data. TIAA-CREF, the country’s largest pension fund, has successfully utilized the Advisory Vote twice.

On the other hand Wachovia and Merrill Lynch shareholders did not support 2008 “Say on Pay” ballot proposals. Now these shareholders don’t have much of a say on anything.

“There should be no doubt that executive compensation lies at the root of the current financial crisis,” wrote Paul Hodgson for The Corporate Library (TCL) www.thecorporatelibrary.com. an independent research firm. “There is a direct link between the behaviors that led to this financial collapse and the short-term compensation programs so common in financial services companies that rewarded short-term gains and short-term stock price increases with extremely generous pay levels.”

The merits of this Shareholder Say on Executive Pay proposal should also be considered in the context of the need for improvements in our company’s corporate governance and in individual director performance. In 2008 the following governance and performance issues were identified:

Our CEO, Louis Camilleri, was paid $24 million.

When Mr. Camilleri was paid $42 million in 2006 The Corporate Library www.thecorporatelibrarv.com. an independent investment research firm, said that this executive pay level represented a significant risk for shareholder interests and was unjustified since total shareholder return relative to the S&P 500 was a modest 4%.

The Corporate Library rated our company:

“D” in Corporate Governance.

“Very High Concern” in executive pay.

“High Governance Risk Assessment”

Plus our Lead Director, Robert Huntley, age 77, had 32-years director tenure and also served on our audit, nomination and executive pay committees – Independence concern.

Elizabeth Bailey, with 19-years director tenure, also served on these same three key Board Committees – Independence concern.

We had no shareholder right to:

Cumulative voting.

To call a special meeting.

To act by written consent.

An independent Board Chairman.

The above concerns shows there is need for improvement. I urge our board to respond positively to this proposal.

The Board recommends a vote AGAINST this proposal.

The Company does not believe the advisory vote called for by the proposal will improve the efficiency of the Company’s compensation programs or its disclosures regarding the compensation programs. Instead of encouraging stockholders to take advantage of the Company’s current policies and procedures for communicating with the Board, the proposal advocates a less effective, less financially disciplined mechanism, which fails to express the intent of the vote.

The proposal to allow stockholders a blanket up or down advisory vote on the Company’s compensation procedures and practices is an ineffectual method for stockholders to express concerns or support for these practices and for the Company to meaningfully respond to any concerns. Our philosophy with respect to the various components of executive compensation is set forth in detail on pages 21 through 65 above. A hypothetical outcome that our stockholders are generally “Against” our executive compensation programs would not provide any useful information to the Board regarding our stockholders’ various positions on complex executive compensation matters. The Board would be left to divine which part of the compensation programs shareholders were against and why they were against it. We do not believe this proposal will advance the cause of stockholders who wish to communicate specific views on particular aspects of our executive compensation program.

Stockholders already have an effective means to communicate with the Board, the Presiding Director and the Compensation Committee to express any specific concerns with the Company’s executive compensation philosophy and programs. The “Communications with the Board” section of this proxy statement on page 7, provides the details for how stockholders or other interested parties can provide meaningful feedback to the Compensation Committee. This direct communication process provides better and more useful information to the Committee than a simple tally of affirmative and negative votes could provide. Such a tally would not provide any meaningful information for the Committee to consider as it makes executive compensation decisions.

Adoption of the proposal could put our Company at a competitive disadvantage and negatively impact stockholder value by impeding our ability to recruit and retain critical personnel. Our Company operates in an intensely competitive and challenging recruiting environment, and our success is closely correlated with the recruitment and retention of talented employees and a strong management team. A competitive compensation program is therefore essential to the Company’s long-term performance. Adoption of an advisory vote could lead to a perception among our employees and those for whom we compete that compensation opportunities at our Company may be limited, especially as compared with opportunities at companies that have not adopted this practice, and may impede our ability to recruit and retain critical personnel. We currently are not aware of any competitor of ours that has adopted this practice.

We believe that we have appropriate governance structures in place to proactively and responsibly address specific concerns regarding executive compensation. The Compensation Committee that oversees our executive compensation programs and evaluates the performance of our senior executives is comprised solely of independent directors and has established a compensation philosophy of providing compensation programs that support our ability to attract, develop and retain world-class leaders, producing outstanding business performance and stockholder value. The Committee exercises great care and discipline in making executive compensation decisions. The Committee continually assesses our executive compensation programs and make determinations that take into account the dynamic, global marketplace in which the Company competes for talent.

In support of his proposal, the proponent cites a poor rating the Company has been given by The Corporate Library, one of several corporate governance ratings firms and the only one that gives the Company a low score. The proponent also inaccurately overstates the total compensation our former

Chief Executive Officer Mr. Camilleri, received two years ago, despite the fact that his total compensation, as well as that of our current Chief Executive Officer Mr. Szymanczyk, was disclosed in the Proxy Statement for our 2008 Annual Meeting of Stockholders.

For these reasons, the Board recommends a vote AGAINST this proposal, and proxies received by the Company will be so voted unless stockholders specify a contrary choice in their proxies.

PROPOSAL 6 – DISCLOSURE OF POLITICAL CONTRIBUTIONS

The City of New York, Office of the Comptroller, One Center Street, New York, NY 10007, claiming beneficial ownership of 6,024,823 shares of common stock submitted the proposal set forth below.

Resolved, that the shareholders of Altria Group, Inc.(“Company”) hereby request that the Company provide a report, updated semi-annually, disclosing the Company’s:

1.     Policies and procedures for political contributions and expenditures (both direct and indirect) made with corporate funds.

2.     Monetary and non-monetary political contributions and expenditures not deductible under section 162 (e)(1)(B) of the Internal Revenue Code, including but not limited to contributions to or expenditures on behalf of political candidates, political parties, political committees and other political entities organized and operating under 26 USC Sec. 527 of the Internal Revenue Code and any portion of any dues or similar payments made to any tax exempt organization that is used for an expenditure or contribution if made directly by the corporation would not be deductible under section 162 (e)(1)(B) of the Internal Revenue Code. The report shall include the following:

a.	An accounting of the Company’s funds that are used for political contributions or expenditures as described above;

b.	Identification of the person or persons in the Company who participated in making the decisions to make the political contribution or expenditure; and

c.	The internal guidelines or policies, if any, governing the Company’s political contributions and expenditures.

The report shall be presented to the board of directors’ audit committee or other relevant oversight committee and posted on the company’s website to reduce costs to shareholders.

Stockholder Supporting Statement

As long-term shareholders of Altria, we support transparency and accountability in corporate spending on political activities. These activities include direct and indirect political contributions to candidates, political parties or political organizations; independent expenditures; or electioneering communications on behalf of a federal, state or local candidate.

Disclosure is consistent with public policy, in the best interest of the company and its shareholders, and critical for compliance with recent federal ethics legislation. Absent a system of accountability, company assets can be used for policy objectives that may be inimical to the long-term interests of and may pose risks to the company and its shareholders.

Altria contributed at least $8.87 million in corporate funds since the 2002 election cycle. (CQ’s PoliticalMoneyLine: http://moneyline.cq.com/pml/home.do and National Institute of Money in State Politics: http://www.followthemoney.org/index.phtml.)

However, relying on publicly available data does not provide a complete picture of the Company’s political expenditures. For example, the Company’s payments to trade associations used for political activities are undisclosed and unknown. In many cases, even management does not know how trade associations use their company’s money politically. The proposal asks the Company to disclose all of its political contributions, including payments to trade associations and other tax exempt organizations. This would bring our Company in line with a growing number of leading companies, including Pfizer, Aetna and American Electric Power that support political disclosure and accountability and present this information on their websites.

The Company’s Board and its shareholders need complete disclosure to be able to fully evaluate the political use of corporate assets. Thus, we urge your support for this critical governance reform.

The Board recommends a vote AGAINST this proposal.

Political contributions of our companies are publicly available from a variety of sources, including our own website. Since 2007, the Company has disclosed on its website information regarding political contributions made by each of its operating companies to federal and state candidates. Twice a year, the Company posts on www.altria.com a listing of every candidate who received political contributions within the previous six months from us or our operating companies, including contributions from the companies’ political action committees. The Company’s website also includes links that will allow interested individuals to view the specific federal and state political contribution reports filed by the Company. As a result of the Company’s website postings and publicly available reports that are described below, stockholders and interested parties have access to information on our political contributions through many readily-available public sources.

In addition to the information that we provide on our website, federal, state, and local campaign finance law and the Internal Revenue Code require that all political contributions or donations made by any company or company-sponsored political action committee be disclosed. In the twenty-four states that permit corporate political contributions, such contributions are publicly disclosed by the recipient, the contributor, or both. In addition, many states and the federal government also require disclosure of political contributions on mandatory lobbying reports. The companies in the Altria family comply fully with all disclosure and reporting obligations imposed upon them as a result of their political contributions.

Section 527 of the Internal Revenue Code also imposes public disclosure requirements regarding contributions and donations to political organizations. Any political organization that anticipates receiving contributions of $25,000 or more in a taxable year and does not file disclosure reports with the Federal Election Commission or a state or local election commission must register with the Internal Revenue Service (“IRS”) and file periodic reports disclosing its contributions and expenditures.

In addition to the information posted on the Altria website, interested parties may obtain copies of the disclosure reports from the United States government and from the states. Often, these reports are available via the Internet. Disclosure reports filed with the federal government may be found on the websites of the Federal Election Commission (www.fec.gov), the IRS (www.irs.gov), and the U.S. Congress (www.senate.gov). Disclosure reports filed with state governments may be obtained from the websites of those state governments. The National Conference of State Legislatures (http://www.ncsl.org/programs/ethics/comprehensive_list.htm) provides links to the pertinent state websites.

The Company believes it is important to participate in the political process because of the diverse interests of our businesses and employees. The Company has developed and maintains a comprehensive compliance and integrity program regarding all political activity, including the making of political contributions using corporate or political action committee funds. In addition to formal policies and procedures and regular trainings, the Company has for years dedicated senior internal legal personnel, as well as a national network of outside counsel, to seeing that its companies’ political activities comply fully with the law, including all necessary disclosure reporting. Additionally, every political contribution made by an Altria company undergoes a rigorous internal review and approval process, including approval by senior Government Affairs executives and attorneys, to ensure donations comply with the law and are made in the best interests of our various businesses and our stockholders.

In sum, the Company believes that information regarding the political contributions of its companies is already largely available and that its focus should be on continuing to comply fully with all political compliance laws, including those requiring disclosure of its contribution activities. Given the public and free availability of the required information, we believe that it would not be financially disciplined to prepare and maintain the report requested in the proposal and would not be in the interests of the Company or its stockholders.

For these reasons, the Board recommends a vote AGAINST this proposal, and proxies received by the Company will be so voted unless stockholders specify a contrary choice in their proxies.

RELATED PERSON TRANSACTIONS AND CODE OF CONDUCT

Policies and Procedures

The Board has adopted a policy that requires the Company’s executive officers, directors and nominees for director to promptly notify the Corporate Secretary in writing of any transaction in which (i) the amount exceeds $120,000, (ii) the Company is, was or is proposed to be a participant and (iii) such person or such person’s immediate family members (“Related Persons”) has, had or may have a direct or indirect material interest (a “Related Person Transaction”). Subject to certain exceptions delineated in the policy, Related Person Transactions must be brought to the attention of the Nominating, Corporate Governance and Social Responsibility Committee or any other Committee designated by the Board of Directors that is comprised solely of independent directors for an assessment of whether the transaction or proposed transaction should be permitted to proceed. In deciding whether to approve or ratify the Related Person Transaction, the Committee is required to consider all relevant facts and circumstances, including without limitation the materiality of the Related Person’s direct or indirect interest in the Related Person Transaction, the materiality of the Related Person Transaction to the Company, the impact of the Related Person Transaction on the Related Person, the impact of the Related Person Transaction on the Related Person’s independence (as defined in the Corporate Governance Guidelines and the New York Stock Exchange Listing Standards) and the actual or apparent conflict of interest of the Related Person participating in the Related Person Transaction. If the designated Committee determines that the Related Person has a direct or indirect material interest in any such transaction, the Committee must review and approve, ratify or disapprove the Related Person Transaction. This policy is available on the Company’s website.

In addition to this policy, the Company’s Code of Business Conduct and Ethics for Directors (“Director Code”) and Code of Conduct for Compliance and Integrity (“Code of Conduct”) – both of which are available on the Company’s website – have specific provisions addressing actual and potential conflicts of interest. The Director Code specifies: “Our directors have an obligation to act in the best interest of the Company. All directors should endeavor to avoid situations that present a potential or actual conflict between their interest and the interest of the Company.” The Director Code defines conflict of interest to include any instance in which (i) a person’s private interest interferes in any way, or even appears to interfere, with the interest of the Company, including its subsidiaries and affiliates; (ii) a director or a director’s family member takes an action or has an interest that may make it difficult for that director to perform his or her work objectively and effectively and (iii) a director (or his or her family member) receives improper personal benefits as a result of the director’s position in the Company. Similarly, the Code of Conduct requires all officers and employees of the Company to avoid situations where the officer’s or employee’s “personal, social, financial, political or other activities have the potential to interfere with the employee’s loyalty and objectivity to the Altria company.” (emphasis in original). The Code of Conduct lists specific types of transactions that might create an actual or apparent conflict of interest and provides guidance on how each situation must be handled.

AVAILABILITY OF FORM 10-K AND ANNUAL REPORT TO STOCKHOLDERS

We are required to provide an Annual Report to stockholders who receive this proxy statement. We will also provide copies of the Annual Report to brokers, dealers, banks, voting trustees and their nominees for the benefit of their beneficial owners of record. Additional copies of the Annual Report, along with copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 (not including exhibits and documents incorporated by reference), are available without charge to stockholders upon written request to the Company’s Corporate Secretary at 6601 West Broad Street, Richmond, Virginia 23230. You may review the Company’s filings with the Securities and Exchange Commission by visiting our website at www.altria.com.

OTHER MATTERS

Management knows of no other business that will be presented to the meeting for a vote. If other matters properly come before the meeting, the persons named as proxies will vote on them in accordance with their best judgment.

The cost of this solicitation of proxies will be paid by the Company. In addition to the use of the mail, some of the officers and regular employees of the Company may solicit proxies by telephone and will request brokerage houses, banks and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of common stock held of record by such persons. The Company will reimburse such persons for expenses incurred in forwarding such soliciting material.

2010 ANNUAL MEETING

Stockholders wishing to suggest candidates to the Nominating, Corporate Governance and Social Responsibility Committee for consideration as directors must submit a written notice to the Corporate Secretary of the Company. The Company’s By-Laws set forth the procedures a stockholder must follow to nominate directors or to bring other business before stockholder meetings. For a stockholder to nominate a candidate for director at the 2010 Annual Meeting, presently anticipated to be held on May 20, 2010, notice of the nomination must be received by the Company between November 10 and December 10, 2009. The notice must describe various matters regarding the nominee, including name, address, occupation and shares held. The Nominating, Corporate Governance and Social Responsibility Committee will consider any nominee properly presented by a stockholder and will make a recommendation to the Board. After full consideration by the Board, the stockholder presenting the nomination will be notified of the Board’s conclusion. For a stockholder to bring other matters before the 2010 Annual Meeting and to include a matter in the Company’s proxy statement and proxy for that meeting, notice must be received by the Company within the time limits described above. The notice must include a description of the proposed business, the reasons therefor and other specified matters. In each case, the notice must be timely given to the Corporate Secretary of the Company, whose address is 6601 West Broad Street, Richmond, Virginia 23230. Any stockholder desiring a copy of the Company’s By-Laws (which are posted on our website www.altria.com) will be furnished one without charge upon written request to the Corporate Secretary.

Sean X. McKessy

Corporate Secretary

April 9, 2009

ALTRIA GROUP, INC.

NOTICE OF

ANNUAL MEETING OF STOCKHOLDERS

TUESDAY, MAY 19, 2009

AND PROXY STATEMENT

MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6	000004

000000000.000000 ext             000000000.000000 ext

000000000.000000 ext             000000000.000000 ext

000000000.000000 ext             000000000.000000 ext

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Proxies submitted by Internet or telephone must be received by 11:59 p.m., EDT, on May 18, 2009.

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Vote by Internet
• Go to the following web site: www.investorvote.com/altria • Enter the information requested on your computer screen and follow the simple instructions.

Vote by telephone

  •   Call toll free 1-800-652-VOTE (8683) within the U.S. or Canada any time by using a touch tone telephone. There is NO CHARGE to you for the call.

  •   Outside the U.S. or Canada, call collect 1-781-575-2300.

  •   Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE AFTER COMPLETING, SIGNING AND DATING. ▼

This proxy when properly executed will be voted as specified. If no specification is made, this proxy will be voted FOR the election of directors, FOR the ratification of the selection of independent auditors and AGAINST each of the stockholder proposals.

+
The Board of Directors recommends a vote FOR:	The Board of Directors recommends a vote AGAINST:

1. Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain

01 - Elizabeth E. Bailey	☐	☐	☐	02 - Gerald L. Baliles	☐	☐	☐	3. Stockholder Proposal 1 - Making Future and/or Expanded Brands Non-Addictive	☐	☐	☐

03 - Dinyar S. Devitre	☐	☐	☐	04 - Thomas F. Farrell II	☐	☐	☐	4. Stockholder Proposal 2 - Food Insecurity and Tobacco Use	☐	☐	☐

05 - Robert E. R. Huntley	☐	☐	☐	06 - Thomas W. Jones	☐	☐	☐	5. Stockholder Proposal 3 - Endorse Health Care Principles	☐	☐	☐

07 - George Muñoz	☐	☐	☐	08 - Nabil Y. Sakkab	☐	☐	☐	6. Stockholder Proposal 4 - Create Human Rights Protocols for the Company and Its Suppliers	☐	☐	☐

09 - Michael E. Szymanczyk	☐	☐	☐					7. Stockholder Proposal 5 - Shareholder Say on Executive Pay	☐	☐	☐

				For Against Abstain				8. Stockholder Proposal 6 - Disclosure of Political Contributions	☐	☐	☐
2. Ratification of the Selection of Independent Auditors.				☐ ☐ ☐

Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign this proxy exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, administrator, trustee or guardian, please give full title as such. The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

ALTRIA GROUP, INC.

2009 ANNUAL MEETING OF

STOCKHOLDERS

Tuesday, May 19, 2009

9:00 A.M.

The Greater Richmond Convention Center

403 North 3rd Street

Richmond, VA 23219

In order to attend the Meeting you must submit a written request for an admission ticket. To request an admission ticket, please follow the instructions set forth in the accompanying proxy statement in response to question 4.

It is important that your shares are represented at this Meeting, whether or not you attend the Meeting in person. To make sure your shares are represented, we urge you to vote your shares over the Internet OR by telephone in accordance with the instructions provided on the reverse side OR complete and mail this proxy card.

Sign Up Today For Electronic Delivery

If you prefer to receive your future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet, sign up today at www.computershare.com/altria/ecomms.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE AFTER COMPLETING, SIGNING AND DATING. ▼

Altria Group, Inc.

Proxy Solicited on Behalf of the Board of Directors

Annual Meeting May 19, 2009

Michael E. Szymanczyk and Denise F. Keane, and each of them, are appointed attorneys, with power of substitution, to vote, as indicated on the matters set forth on the reverse hereof and in their discretion upon such other business as may properly come before the meeting, all shares of Common Stock held by the undersigned in Altria Group, Inc. (the “Company”) at the Annual Meeting of Stockholders to be held at the Greater Richmond Convention Center, May 19, 2009, at 9:00 a.m., and at all adjournments thereof.

This card also serves to instruct the administrator of the Company’s Direct Stock Purchase and Dividend Reinvestment Plan and the trustee of each defined contribution plan sponsored by the Company or any of its subsidiaries how to vote shares held for a participant in any such plan. Unless your proxy for your defined contribution plan shares is received by May 15, 2009, the trustee of such defined contribution plan will vote your plan shares in the same proportion as those plan shares for which instructions have been received.

If you have voted by Internet or telephone, please DO NOT mail back this proxy card.

THANK YOU FOR VOTING